UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 28, 2025

ELECTRONIC ARTS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-17948	94-2838567
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California	94065-1175
(Address of Principal Executive Offices)	(Zip Code)

(650) 628-1500
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	EA	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On September 28, 2025, Electronic Arts Inc. (“Electronic Arts” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Oak-Eagle AcquireCo, Inc., a Delaware corporation (“Parent”), and Oak-Eagle MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) pursuant to which the Company is to be acquired by an investor consortium comprised of The Public Investment Fund (“PIF”), private investment funds affiliated with Silver Lake Group, L.L.C. (“Silver Lake”) and private investment funds affiliated with Affinity Partners (“Affinity,” and, together with PIF and Silver Lake, the “Consortium”).

Merger

On the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

Merger Consideration

At the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock of the Company, par value $0.01 per share (the “Company Common Stock”) (other than (i) shares of Company Common Stock that, immediately prior to the Effective Time, are owned by the Company and not held on behalf of third parties, (ii) shares of Company Common Stock that are owned by Parent or Merger Sub, in each case immediately prior to the Effective Time and (iii) shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by stockholders who have properly demanded appraisal of such shares of Company Common Stock pursuant to Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive $210 per share in cash, without interest (the “Merger Consideration”).

The Merger Agreement provides that, at the Effective Time, (i) each outstanding vested stock option will be converted into the right to receive, for each share of Company Common Stock subject to such option, the excess, if any, of the Merger Consideration over the per share exercise price; (ii) each outstanding compensatory restricted stock unit (“RSU”) that is vested or held by a non-employee director of the Company shall be converted into the right to receive, for each share of Company Common Stock subject to such RSU, the Merger Consideration, and (iii) each outstanding unvested stock option and each outstanding unvested RSU will be converted into a corresponding restricted cash award based on the Merger Consideration, subject to the same terms and conditions as applied to such awards immediately prior to the Effective Time (other than the performance conditions), with any performance goals with an incomplete performance period or for which performance has not been certified as of immediately prior to the Effective Time deemed to be earned at the greater of target and the actual performance measured through the latest practicable date prior to the Effective Time.

Board Recommendation

The board of directors of the Company (the “Board”) has, by unanimous vote of the directors voting, approved the Merger Agreement and the transactions contemplated thereby and, subject to certain exceptions set forth in the Merger Agreement, resolved to recommend that the Company’s stockholders approve the adoption of the Merger Agreement.  The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement at a stockholder meeting that will be held on a date, and at a time and place, to be announced.

Delisting

If the Merger is consummated, the Company Common Stock will be delisted from the NASDAQ Stock Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Conditions to the Merger

The completion of the Merger is subject to the satisfaction or waiver of certain customary conditions, including (a) the adoption of the Merger Agreement by holders of a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote thereon, (b) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain other specified regulatory approvals, including other applicable U.S. and foreign antitrust approvals, approval by the Committee on Foreign Investment in the United States (CFIUS), and approval under foreign investment reviews, and (c) the absence of any law or order by specified governmental authorities enjoining or otherwise prohibiting consummation of the Merger.  The obligation of each party to consummate the Merger is also conditioned upon the accuracy of the other party’s representations and warranties (subject, in certain cases, to certain materiality exceptions) and the compliance in all material respects by the other party of its obligations under the Merger Agreement.  The consummation of the Merger is not subject to any financing condition.

Termination Fees

The Merger Agreement contains certain termination fees payable by Parent or the Company in certain circumstances.

The Company will be required to pay a termination fee to Parent equal to $1 billion if:

•	the Merger Agreement is terminated by Parent as a result of a change of recommendation by the Board,

•
the Merger Agreement is terminated by the Company in order to enter into a Superior Proposal (provided that the termination fee payable by the Company will be reduced to $540 million if the Superior Proposal is made within the 45-day period following the date of the Merger Agreement and the termination occurs within the 75-day period following the date of the Merger Agreement), or

•
the Merger Agreement is terminated by either party as a result of the Company’s stockholders failure to approve the Merger, and prior to the Company’s stockholder meeting, an acquisition proposal was made publicly or announced and the Company enters into an agreement for, or consummates, an alternative acquisition transaction within 12 months of such termination.

Parent will be required to pay a termination fee to the Company equal to $1 billion if:

•
the Merger Agreement is terminated by either party (1) as a result of reaching the outside date (which is September 28, 2026, but is subject to extension in certain circumstances), and, at the time of such termination, the closing conditions relating to the receipt of required regulatory approvals have not been satisfied and the other closing conditions are satisfied or capable of being satisfied or (2) as a result of an illegality relating to a regulatory law prohibiting the closing from occurring, or

•	the Merger Agreement is terminated by the Company as a result of Parent’s willful and material breach or its failure to close when required to close.

Financing

Parent has obtained equity and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement. PIF, certain private investment funds affiliated with Silver Lake and certain private investment funds affiliated with Affinity have severally committed to capitalize Parent at the closing of the Merger with equity financing for the transaction, subject to the conditions set forth in certain equity commitment letters.

In addition, PIF, private investment funds affiliated with Silver Lake and private investment funds affiliated with Affinity have guaranteed their respective portion of certain payments, including payment of the termination fee payable by Parent under certain circumstances pursuant to the Merger Agreement, as well as certain indemnification and reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and the limited guarantees provided.

Pursuant to a debt commitment letter, certain financing sources have committed to Parent to provide it with $20 billion of debt financing to fund in part, the transactions contemplated by the Merger Agreement. The obligations of the lenders to provide debt financing under the debt commitment letter are subject to the satisfaction (or waiver) of certain closing conditions described in the debt commitment letter.

Pursuant to the Merger Agreement, the Company is required to use reasonable best efforts to provide Parent with customary cooperation in connection with the debt financing.

Other Terms of the Merger Agreement

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to use commercially reasonable efforts to conduct its business in the ordinary course during the period between the date of the Merger Agreement and the closing of the Merger.  The parties have agreed to use reasonable best efforts to take all actions necessary, proper or advisable under applicable laws to consummate the Merger, including cooperating to obtain the regulatory approvals necessary to complete the Merger.

The Company will be subject to certain restrictions on its ability to solicit alternative acquisition proposals from third parties, engage in discussions with third parties regarding alternative acquisition proposals and change its recommendation that stockholders vote in favor of the Merger. In the event the Company receives an unsolicited acquisition proposal from a third party that the Board determines in good faith constitutes or is reasonably likely to result in a Superior Proposal, the Company may engage in discussions with a third party that has made such a proposal.

Voting, Support and Rollover Agreement; Voting and Support Agreements

Concurrently with the execution of the Merger Agreement, PIF entered into a voting, support and rollover agreement with the Company and Parent, dated as of the date of the Merger Agreement (the “Support and Rollover Agreement”), pursuant to which, among other things, PIF has agreed (a) to support and vote for the transactions contemplated by the Merger Agreement and (b) to contribute the shares of Company Common Stock owned by PIF to Parent, in exchange for equity of a newly formed holding entity of Parent.  The Support and Rollover Agreement terminates upon the earlier to occur of (i) the Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms.

In addition, certain directors and officers of the Company (the “Supporting Stockholders”) entered voting and support agreements, dated as of the date of the Merger Agreement (the “Voting Agreements”), pursuant to which, among other things, each such Supporting Stockholder has agreed to support and vote for the transactions contemplated by the Merger Agreement. The Voting Agreements terminate upon the earlier to occur of (i) the Effective Time, (ii) the valid termination of the Merger Agreement in accordance with its terms and (iii) a change of recommendation by the Board.

The foregoing description of the Merger Agreement, the Support and Rollover Agreement and the Voting Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, the Support and Rollover Agreement and the Voting Agreements, copies of which are filed as Exhibits 2.1, 10.1 and 10.2 hereto respectively and are incorporated herein by reference. The Merger Agreement, the Support and Rollover Agreement, the Voting Agreements and the above descriptions have been included to provide investors with information regarding their terms.  They are not intended to provide any other factual information about the Company, Parent, Merger Sub, PIF, the Supporting Stockholders or their respective affiliates.  The representations, warranties and covenants contained in the Merger Agreement, the Support and Rollover Agreement and the Voting Agreements were made only for the purposes of the applicable agreement, as of the specific dates therein, were solely for the benefit of the parties to such agreements, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to such agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of representations and warranties may change after the date of such agreements, which subsequent information may or may not be reflected in the Company’s public disclosures.  The Merger Agreement, the Support and Rollover Agreement and the Voting Agreements should not be read alone, but should instead be read in conjunction with the other information regarding the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission (the “SEC”).

Item 7.01	Regulation FD Disclosure.

On September 29, 2025, the Company issued a press release announcing its entry into the Merger Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Cautionary Statement Regarding Forward-Looking Statements

Some statements set forth in this communication contain forward-looking statements that are subject to change.  Statements including words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “plan,” “predict,” “seek,” “goal,” “will,” “may,” “likely,” “should,” “could” (and the negative of any of these terms), “future” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters may identify forward-looking statements.  These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the transaction. These forward-looking statements are based on various assumptions, whether or not identified in this communication, are not guarantees of future performance and reflect management’s current expectations.  Our actual performance could differ materially from those discussed in the forward-looking statements.  Some of the factors which could cause the Company’s results to differ materially from its expectations include the following: the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement entered into in connection with the proposed transaction; the possibility that the Company’s stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of the Company’s business resulting from the transaction, including disruption of management time from ongoing business operations due to the proposed transaction; risks relating to certain restrictions during the pendency of the proposed transaction that may impact the ability of the Company to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company Common Stock, including if the proposed transaction is not consummated; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally; and the risks and uncertainties that will be described in the proxy statement available from sources indicated below. Further information on factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements is described in Part I, Item 1A of Electronic Arts’ latest Annual Report on Form 10-K under the heading “Risk Factors”, as well as in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents we have filed with the SEC.  These filings are available on the investor relations section of the Company’s website at https://ir.ea.com or on the SEC’s website at https://www.sec.gov.  The forward-looking statements made in this communication are current only as of the date hereof.  Electronic Arts assumes no obligation to revise or update any forward-looking statement, except as required by law.

Additional Information and Where to Find It

In connection with the proposed transaction between the Consortium and the Company, the Company will file with the SEC a preliminary Proxy Statement of the Company (the “Proxy Statement”). The Company plans to mail to its stockholders a definitive Proxy Statement in connection with the proposed transaction. THE COMPANY URGES YOU TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE CONSORTIUM, THE PROPOSED TRANSACTION AND RELATED MATTERS. You will be able to obtain a free copy of the Proxy Statement and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at https://www.sec.gov. You also will be able to obtain a free copy of the Proxy Statement and other documents (when available) filed by the Company with the SEC by accessing the investor relations section of the Company’s website at https://ir.ea.com or by contacting the Company’s investor relations department at ir@ea.com or calling (650) 628-0406.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Merger.

Information regarding the directors and executive officers of the Company is set forth (i) in the Company’s definitive proxy statement for its 2025 Annual Meeting of Stockholders, including under the headings “Proposal 1: Election of Directors,” “Compensation Discussion and Analysis,” “Executive Compensation Tables,” “Security Ownership of Certain Beneficial Owners and Management” and “Related Persons Transactions,” which was filed with the SEC on June 24, 2025 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000712515/000130817925000556/ea014143-def14a.htm, and (ii) to the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in the Company’s definitive proxy statement for its 2025 Annual Meeting of Stockholders, such changes have been or will be reflected on Initial Statement of Beneficial Ownership of Securities on Form 3, Statement of Changes in Beneficial Ownership on Form 4, or Annual Statement of Changes in Beneficial Ownership on Form 5 filed with the SEC, which are available at https://www.sec.gov/edgar/browse/?CIK=712515&owner=only.

Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of these documents through the website maintained by the SEC at https://www.sec.gov.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, by and among Electronic Arts Inc., Oak-Eagle AcquireCo, Inc. and Oak-Eagle MergerCo, Inc., dated as of September 28, 2025. †
10.1	Voting, Support and Rollover Agreement, by and among Electronic Arts Inc., Oak-Eagle AcquireCo, Inc. and the Public Investment Fund, dated as of September 28, 2025.
10.2	Form of Voting and Support Agreement, by and between Electronic Arts Inc. and certain stockholders of Electronic Arts Inc., dated as of September 28, 2025.
99.1	Press Release, dated September 29, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

† Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2025	ELECTRONIC ARTS, INC.

	By:	/s/ Jacob J. Schatz
		Name:	Jacob J. Schatz
		Title:	Executive Vice President, Global Affairs and
Chief Legal Officer

Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

OAK-EAGLE ACQUIRECO, INC.,

OAK-EAGLE MERGERCO, INC.

and

ELECTRONIC ARTS INC.

Dated as of September 28, 2025

i

6.16.	Financing Cooperation	58
6.17.	Tender Offer	63

ARTICLE VII Conditions		63

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	63
7.2.	Conditions to Obligations of Parent and Merger Sub	63
7.3.	Conditions to Obligation of the Company	64

ARTICLE VIII Termination		65

8.1.	Termination	65
8.2.	Effect of Termination and Abandonment	67

ARTICLE IX Miscellaneous and General		71

9.1.	Survival Following Consummation of the Merger	71
9.2.	Modification or Amendment	71
9.3.	Waiver	71
9.4.	Counterparts	71
9.5.	Governing Law and Venue; Waiver of Jury Trial; Specific Performance	72
9.6.	Notices	73
9.7.	Entire Agreement	76
9.8.	No Third-Party Beneficiaries	76
9.9.	Obligations of Parent and of the Company	77
9.10.	Definitions	77
9.11.	Severability	77
9.12.	Interpretation; Construction	77
9.13.	Successors and Assigns	78
9.14.	Debt Financing Provisions	79
9.15.	Non-Recourse	80

Annex A	Defined Terms	A-1

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation	Exhibit A-1

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 28, 2025, is by and among OAK-EAGLE ACQUIRECO, INC., a Delaware corporation (“Parent”), OAK-EAGLE MERGERCO, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and ELECTRONIC ARTS INC., a Delaware corporation (the “Company”).  Parent, the Company and Merger Sub are referred to herein as the “Parties” and each, a “Party.”

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Delaware General Corporation Law, as may be amended from time to time (the “DGCL”);

WHEREAS, the board of directors of Parent has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, approved and declared advisable this Agreement and the Merger and any other transactions contemplated hereby and (ii) resolved to recommend adoption of this Agreement to the sole stockholder of Merger Sub;

WHEREAS, the board of directors of the Company (the “Company Board”) has, by unanimous vote of the directors voting, (i) determined that the terms of this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein, (iv) resolved to recommend that the stockholders of the Company vote to adopt this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement and (v) directed that this Agreement be submitted to the Company’s stockholders for their adoption;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent and Merger Sub have delivered to the Company concurrently with the execution of this Agreement (i) a limited guarantee (the “PIF Guarantee”) from The Public Investment Fund (the “PIF”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, PIF is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; (ii) a limited guarantee (the “Silver Lake Guarantee”) from Silver Lake Partners VII DE (AIV), L.P. (“Silver Lake”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, Silver Lake is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement; (iii) a limited guarantee (the “Affinity Guarantee” and together with the PIF Guarantee and the Silver Lake Guarantee, the “Guarantees”) from Affinity Partners Fund I LP, Affinity Partners Parallel Fund I LP, Affinity Partners Fund I Co-Invest Delta LP, Affinity Partners Fund I Co-Invest Delta II LP, Affinity Partners Fund I Co-Invest Sigma LP and Affinity Partners Fund I Co-Invest Sigma II LP (collectively, “Affinity” and together with PIF and Silver Lake, the “Guarantors”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, Affinity is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement and (iii) the Equity Commitment Letters;

WHEREAS, substantially concurrently with the execution and delivery of this Agreement, (i) certain directors and officers of the Company have entered into a Voting and Support Agreement (the “D&O Voting Agreements”), pursuant to which, among other things, such Persons are agreeing to vote the Shares owned by them in favor of certain matters as set forth in the Voting Agreement and (ii) PIF has entered into a Voting, Support and Rollover Agreement (the “PIF Voting and Rollover Agreement” and, together with the D&O Voting Agreements, the “Voting Agreements”), pursuant to which, among other things, PIF is agreeing to vote the Shares owned by it in favor of certain matters set forth in the PIF Voting and Rollover Agreement and to transfer, contribute and deliver the Shares owned by it to a newly formed holding entity that will wholly own (directly or indirectly) Parent in connection with the Closing, subject to the terms and conditions set forth therein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.         The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease.  The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in ARTICLE II.  The Merger shall have the effects specified in the DGCL.

1.2.        Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 (or at the request of either Party, by means of a virtual Closing through electronic exchange of documents and signatures), on or about 9:00 a.m. (New York time) on the third (3rd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement; provided that if the Marketing Period has not ended on or prior to the time of such satisfaction or waiver of such conditions, the Closing will instead occur on the earlier of (a) a date during the Marketing Period specified by Parent to the Company upon at least three (3) Business Days’ prior written notice to the Company and (b) the third (3rd) Business Day following the last day of the Marketing Period (subject, in each such case, to the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions)).  The date on which the Closing actually occurs is referred to as the “Closing Date.”

1.3.        Effective Time.  At the Closing, the Company will cause a Certificate of Merger (the “Certificate of Merger”) to be executed and acknowledged and filed with the Secretary of State of the State of Delaware as provided in the relevant provisions of the DGCL.  The Merger shall become effective at the time (the “Effective Time”) when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger.

ARTICLE II

Certificate of Incorporation and Bylaws
of the Surviving Corporation

2.1.        Certificate of Incorporation of the Surviving Corporation.  At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Exhibit A to this Agreement, and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or as provided by applicable Law and consistent with the obligations set forth in Section 6.11. The form of the amended and restated certificate of incorporation is “facts ascertainable” as that term is used in Section 251(b) of the DGCL.

2.2.        Bylaws of the Surviving Corporation.  Subject to the requirements of Section 6.11, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended as provided therein, by the Charter or as provided by applicable Law and consistent with the obligations set forth in Section 6.11.  The form of the amended and restated bylaws is “facts ascertainable” as that term is used in Section 251(b) of the DGCL.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1.        Directors of the Surviving Corporation.  The Parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

3.2.        Officers of the Surviving Corporation.  The Parties shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Share Certificates

4.1.        Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)          Merger Consideration.  Each share of common stock, par value $0.01 per share, of the Company (the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive $210.00 per Share in cash, without interest (the “Merger Consideration”).  At the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 4.1(a) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Shares (each, a “Share Certificate”) or otherwise if the Company then has Shares which are not certificated, the applicable number of uncertificated Shares represented by book-entry (the “Book-Entry Shares”) (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest.

(b)          Cancellation of Certain Shares.  Any Shares that are owned by the Company and not held on behalf of third parties, any Shares owned by Merger Sub and any Dissenting Shares, in each case, that are issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder of such Shares, cease to be outstanding, be cancelled without payment of any consideration therefor and cease to exist, subject to any rights the holder thereof may have under Section 4.2(g).

(c)          Shares Held by Parent.  Each Share issued and outstanding immediately prior to the Effective Time that is owned by Parent shall, by virtue of the Merger and without any action on the part of the holder of such Shares, be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)          Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder of such share, be converted into 1 share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2.        Exchange of Share Certificates.

(a)          Appointment of Paying Agent.  Prior to the Effective Time, Parent and Merger Sub shall appoint a bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) and shall enter into an agreement in form and substance reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.

(b)          Deposit of Merger Consideration.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in U.S. Dollars sufficient to pay the aggregate Merger Consideration (other than in respect of Excluded Shares) under Section 4.1(a) (such cash being hereinafter referred to as the “Payment Fund”).  The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement.  Pending its disbursement in accordance with this Section 4.2, the Payment Fund shall be invested by the Paying Agent as reasonably directed by Parent.  Any such investment, if made, shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government.  Parent shall promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith.  No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein.

(c)          Procedures for Surrender.

(i)          As promptly as practicable after the Effective Time (and in any event not later than the third (3rd) Business Day following the Closing Date), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) (A) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or transfer of the Book-Entry Shares not held, directly or indirectly, through The Depository Trust Company (“DTC”) to the Paying Agent, such materials to be in customary form and have such customary provisions as Parent and the Company mutually reasonably agree (the “Letter of Transmittal”), and (B) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares to the Paying Agent in exchange for payment of the aggregate Merger Consideration to which such holders are entitled pursuant to the terms of this Agreement.

(ii)          With respect to Book-Entry Shares held, directly or indirectly, through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to this ARTICLE IV.

(iii)        Upon surrender to the Paying Agent of Shares that (A) are Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)), together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, (B) are Book-Entry Shares not held through DTC, by book receipt of an “agent’s message” in customary form by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), in each case of the foregoing clauses (A) and (B) of this Section 4.2(c)(iii), pursuant to such materials and instructions as contemplated by Section 4.2(c)(i), and (C) are Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed to by the Company, Parent, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries pursuant to Section 4.2(c)(ii), the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to deliver to each such holder, as promptly as reasonably practicable after the Effective Time, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) of cash that such holder has the right to receive pursuant to Section 4.1(a).

(iv)         No interest will be paid or accrued on any amount payable upon surrender of any Shares.

(v)          In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Share Certificates may be issued to such transferee if the Share Certificates formerly representing such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Share Certificates surrendered have been paid or are not applicable.

(vi)         Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Share Certificate or an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE IV.

(d)          Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Share Certificate or acceptable evidence of a Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled to receive as a result of the Merger pursuant to this ARTICLE IV.

(e)          Termination of Payment Fund.  Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Share Certificates or Book-Entry Shares by the one (1) year anniversary of the Effective Time shall be delivered to Parent or the Surviving Corporation, as determined by Parent.  Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this ARTICLE IV shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares, without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)          Lost, Stolen or Destroyed Share Certificates.  In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond reasonably sufficient to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the number of Shares (other than Excluded Shares) represented by such lost, stolen or destroyed Share Certificate multiplied by the Merger Consideration.

(g)          Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws, waives or otherwise loses such Person’s rights to receive payment under Section 262 of the DGCL.  If any such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws, waives or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon.  The Company shall give Parent written notice of any written demands for appraisal of Shares promptly after receipt by the Company, as well as copies of any instruments, notices or demands received by the Company pursuant to Section 262 of the DGCL and shall give Parent the reasonable opportunity to participate in, and consider in good faith the views of Parent in connection with,  all negotiations and proceedings with respect to such demands for appraisal pursuant to the DGCL in respect of such Dissenting Shares. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.  Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment, or offer or agree to make any payment, with respect to any demands for appraisal, offer to settle or settle any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL or approve any withdrawal of any such demands (or otherwise agree to do any of the foregoing).  For purposes of this Section 4.2(g), “participate” means that Parent  will be kept apprised of the proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except as set forth above.

(h)          Withholding Rights.  Notwithstanding any provision of this Agreement to the contrary, each of Parent, the Company, Merger Sub, the Surviving Corporation, the Paying Agent and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from the amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, or any other applicable provision of federal, state, local or foreign Tax Law.  To the extent that amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

4.3.         Treatment of Company Equity Awards and Company ESPP.

(a)          Treatment of Company Options.  Except as otherwise mutually agreed in writing by the Parties:

(i)          At the Effective Time, each outstanding compensatory option to purchase Shares granted by the Company (each a “Company Option”) that is unexpired, unexercised and vested in accordance with the existing terms of such Company Option, taking into account any acceleration of vesting of any such Company Option that is held by a non-employee director of the Company Board that occurs upon the Effective Time (each, a “Vested Company Option”), shall be cancelled and converted into the right to receive, without interest and less applicable withholding Taxes, an amount in cash equal to the product of (x) the total number of Shares subject to such Vested Company Option immediately prior to the Effective Time multiplied by (y) the excess of the amount of the Merger Consideration over the applicable exercise price per Share of such Vested Company Option. Any Company Option that has an exercise price per Share subject to such Vested Company Option that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration.

(ii)          At the Effective Time, each outstanding Company Option that is unexpired, unexercised and not a Vested Company Option in accordance with the existing terms of such Company Option (each, an “Unvested Company Option”) shall be cancelled and converted into a restricted cash award representing the right to receive, without interest and less applicable withholding Taxes, an amount in cash equal to (x) the total number of Shares subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (y) the excess of the amount of the Merger Consideration over the applicable exercise price per Share of such Unvested Company Option (the “Option Restricted Cash Award”), subject to the same terms and conditions (including as to vesting and termination protection) as applied to the corresponding Unvested Company Options as of immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes. Any payments made in respect of each Option Restricted Cash Award will be paid through the Surviving Corporation’s or its Affiliate’s payroll promptly, and in any event within thirty (30) days, following the date on which the Option Restricted Cash Award (or portion thereof) vests. Any Unvested Company Option that has an exercise price per Share subject to such Company Option that is greater than or equal to the Merger Consideration shall be cancelled at the Effective Time for no consideration.

(iii)        From and after the Effective Time, the Company Options shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such Company Options shall cease to have any rights with respect thereto, except the right to receive, as applicable, the Merger Consideration or Option Restricted Cash Award, in each case, without interest and less applicable withholding Taxes and in accordance with this Section 4.3(a).

(b)          Treatment of Company RSU Awards.  Except as otherwise mutually agreed in writing by the Parties:

(i)          At the Effective Time, each then outstanding compensatory restricted stock unit award granted by the Company and corresponding to Shares (a “Company RSU Award”) that is vested but not yet settled in accordance with the existing terms of such Company RSU Award or any Company RSU Award (whether vested or unvested) that is held by a non-employee director of the Company Board (each, a “Vested Company RSU Award”), shall be cancelled and converted into the right to receive, without interest and less applicable withholding Taxes, the Merger Consideration in respect of each Share subject to such Company RSU Award as of immediately prior to the Effective Time.

(ii)          At the Effective Time, and subject to Section 4.3(b) of the Company Disclosure Letter, each then outstanding Company RSU Award that is not a Vested Company RSU Award (each, an “Unvested Company RSU Award”), shall be cancelled and converted into a restricted cash award representing the right to receive, without interest and less applicable withholding Taxes, an amount in cash equal to the Merger Consideration in respect of each Share subject to such Unvested Company RSU Award as of immediately prior to the Effective Time (a “RSU Restricted Cash Award”), with the number of Shares subject to each Unvested Company RSU Award that is subject to performance vesting goals with an incomplete performance period or for which performance has not been certified as of immediately prior to the Effective Time determined at the greater of (A) the target level of performance and (B) the actual level of performance measured through the latest practicable date prior to the Effective Time as determined by the Compensation Committee of the Company Board prior to the Effective Time.  Each RSU Restricted Cash Award will vest and become payable at the same time as the Unvested Company RSU Awards for which such RSU Restricted Cash Awards were exchanged would have vested and been paid pursuant to its terms and will be subject to the same terms and conditions (including as to vesting and termination protection, but excluding, for the avoidance of doubt, any performance conditions) as applied to the corresponding Unvested Company RSU Award as of immediately prior to the Effective Time, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes. Any payments in respect of each RSU Restricted Cash Award will be paid through the Surviving Corporation’s or its Affiliate’s payroll promptly, and in any event within thirty (30) days, following the date on which the RSU Restricted Cash Award (or portion thereof) vests.

(iii)        From and after the Effective Time, the Company RSU Awards shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each applicable holder of such Company RSU Awards shall cease to have any rights with respect thereto, except the right to receive, as applicable, the Merger Consideration or RSU Restricted Cash Awards, in each case, without interest and less applicable withholding Taxes and in accordance with this Section 4.3(b).

(c)          Company ESPP.  As soon as practicable following the date hereof, the Company shall take all actions necessary or required under the Company ESPP or applicable Law to ensure that (i) except for the offering period under the Company ESPP in effect as of the date hereof, no new Purchase Period or Offer Period (each as defined under the Company ESPP) under the Company ESPP will be authorized or commenced after the date hereof; (ii) no new participants will commence participation in the Company ESPP after the date hereof; (iii) no Company ESPP participant will be permitted to increase such participant’s payroll deduction election or contribution rate in effect as of the date hereof or to make separate non-payroll contributions on or following the date hereof, except as may be required by applicable Law; (iv) each purchase right under the Company ESPP outstanding as of the date hereof shall be exercised as of no later than five Business Days prior to the date on which the Effective Time occurs (the “Final Exercise Date”); (v) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase Shares in accordance with the Company ESPP as of the Final Exercise Date; and (vi) the Company ESPP will terminate effective no later than the second trading day before the Effective Time.

(d)          Corporate Actions.  At or prior to the Effective Time, the Company Board (or an appropriate committee thereof) shall adopt any resolutions and take any other actions that are necessary to effectuate the treatment of the Company Options and Company RSU Awards (collective, the “Company Equity Awards”) and the Company ESPP pursuant to this Section 4.3. The Surviving Corporation shall pay through its payroll systems the amounts due pursuant to Sections 4.3(a) and 4.3(b), which amounts that become payable upon the Effective Time and correspond to the Merger Consideration, without interest and less any applicable withholding Taxes, shall be paid as promptly as practicable following the Effective Time (but no later than the first full payroll date after the Effective Time) (or such later time as would not result in the imposition of a penalty under Section 409A of the Code).

4.4.        Adjustments to Prevent Dilution.  Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with ARTICLE VIII, the number of Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of Shares and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 4.4 shall be construed to permit the Company or any Subsidiary of the Company to take any action otherwise prohibited by the terms of this Agreement.

ARTICLE V

Representations and Warranties

5.1.        Representations and Warranties of the Company.  Except as set forth in the Company Reports filed by the Company with the SEC since March 31, 2023 (the “Applicable Date”) and publicly available at least one (1) Business Day prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor or “forward-looking statements” section or any similar section to the extent they are forward-looking in nature) or in the disclosure schedule delivered to Parent and Merger Sub by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)          Organization, Good Standing and Qualification.

(i)           The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or a similar concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company has made available to Parent true and accurate copies of the certificate of incorporation and bylaws of the Company, as in effect as of the date hereof.

(ii)          The Company has made available to Parent prior to the date hereof true, correct and complete copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each of the Company’s “significant subsidiaries,” as defined in Rule 1-02(w) of Regulation S-X, each as currently in effect as of the date hereof.

(b)          Capital Structure.

(i)          As of September 26, 2025 (the “Measurement Date”), the authorized capital stock of the Company consists of:  (A) 1,000,000,000 Shares, of which 249,343,882 Shares were issued and outstanding and (B) 10,000,000 shares of preferred stock, par value $0.01 per share, of which none were issued and outstanding.  As of the Measurement Date, (1) 3,427 Shares were subject to outstanding Company Options, (2) 116,767 Shares were subject to Company RSU Awards originally subject to performance-based vesting and for which the performance conditions were measured and certified prior to the Measurement Date, (3) 1,248,249 Shares and 2,496,498 Shares were subject to Company RSU Awards subject to performance-based vesting, assuming achievement of the applicable performance conditions at the target level and maximum level, respectively, (4) 8,027,404 Shares were subject to Company RSU Awards solely subject to time-based vesting, (5) 6,707,637 Shares reserved for future issuance under the Company’s Equity Plans and (6) 1,703,920 Shares reserved for future issuance under the Company ESPP.  Except as set forth in this Section 5.1(b)(i), set forth on Section 5.1(b)(i) of the Company Disclosure Schedule and for the equity interests that may be granted or issued by the Company following the date of this Agreement not in contravention of Section 6.1(b) and Section 6.1(b) of the Company Disclosure Schedule, the Company has no other equity interests authorized, issued and/or outstanding and from the Measurement Date through the date of this Agreement the Company has not issued any equity interests, other than in connection with the exercise, settlement or vesting of Company Equity Awards in accordance with the terms thereof.

(ii)          All of the outstanding Shares are duly authorized and validly issued in accordance with the Company’s organizational documents, as applicable, and are, or will be when issued, fully paid and nonassessable and have not been, or will not be when issued, issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.  All of the issued and outstanding equity interests in each of the Company’s Subsidiaries are authorized and validly issued in accordance with the respective organizational documents of such Subsidiaries and are fully paid (to the extent required under such Subsidiaries’ organizational documents) and nonassessable and have not been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.  As of the date of this Agreement, the Company owns, directly or indirectly, all of the outstanding equity interests in each of its Subsidiaries free and clear of all Liens other than (A) transfer restrictions imposed by applicable securities Laws and (B) any transfer restrictions contained in the organizational documents of the Company and its Subsidiaries.  No outstanding Company Equity Awards were granted with, or are eligible to receive, dividend equivalent rights.

(iii)        Except as set forth in the organizational documents of the Company and except as otherwise provided in Section 5.1(b)(i), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, grant or sell, or giving any Person a right to subscribe for, any equity interests, securities or obligations convertible or exchangeable into or exercisable for, any equity interests of the Company or any of its Subsidiaries (collectively, “Equity-Linked Securities”), and no securities, agreements or obligations evidencing such rights are issued or outstanding.

(iv)         Neither the Company nor any of its Subsidiaries has any outstanding debt securities, bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Company on any matter.

(v)          The Company is not a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement relating to any voting or equity interests in the Company.

(vi)         Section 5.1(b)(vi) of the Company Disclosure Schedule sets forth as of the date of this Agreement (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, together with the jurisdiction of incorporation or formation of each such Subsidiary, as well as the ownership interest and number and type of capital stock or other securities owned by any Person other than the Company and its Subsidiaries in each such Subsidiary, and (B) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, together with the jurisdiction of incorporation or formation of each such Person. None of the Company’s Subsidiaries own any Shares.  Neither the Company nor any of its Subsidiaries has any obligation to make any investment in or capital contribution to any Person other than a wholly owned Subsidiary of the Company.

(c)          Corporate Authority; Approval and Fairness.

(i)           The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and any other transactions contemplated by this Agreement, subject only to the Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)          The Company Board has, by unanimous vote of the directors voting, (A) determined that the terms of this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (B) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (C) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger and any other transactions contemplated hereby upon the terms and subject to the conditions contained herein, (D) resolved to recommend that the stockholders of the Company vote to adopt this Agreement, in each case on the terms and subject to the conditions set forth in this Agreement (the “Company Recommendation”) and (E) directed that this Agreement be submitted to the Company’s stockholders for their adoption.  The Company Stockholder Approval is the only vote of the holders of any Shares or other securities of the Company necessary to approve this Agreement and to consummate the Merger.

(d)          Governmental Filings; No Violations.

(i)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any (A) federal, state, local, municipal, foreign, supranational or other government or governmental entity; (B) governmental or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); (C) self-regulatory organization (including Nasdaq); or (D) arbitral tribunal (each, a “Governmental Authority”) other than (1) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (2) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (3) compliance with any applicable requirements of any other Regulatory Laws (including CFIUS and the consents, clearances and approvals set forth on Section 7.1(d) of the Company Disclosure Schedule), (4) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws,  (5) compliance with any applicable rules of Nasdaq and (6) where failure to obtain such authorization or take any such action (x) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the transactions contemplated hereby by the Outside Date.

(ii)          The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (B) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in a violation or breach of any applicable Law or (C) assuming compliance with the matters referred to in Section 5.1(d)(i), require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation or acceleration of any right or obligation (including any change of control or other similar payment) or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (excluding any Benefit Plans) (each, a “Contract”) binding upon the Company or any of its Subsidiaries or any Company Permit necessary to conduct the business of the Company, except in the case of clauses (B) and (C) above, for any such violation, breach, conflict, default, termination, acceleration, cancellation or loss that (x) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the transactions contemplated hereby by the Outside Date.

(e)          Company Reports; Financial Statements; Internal Controls.

(i)           The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports, schedules and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, certifications, reports, schedules and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”).  Each of the Company Reports, at the time of its filing or being furnished (and, if amended, as of the date of such amendment), complied in all material respects or, if not yet filed or furnished, will comply in all material respects with, the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports.  As of their respective dates (and, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not false or misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters with respect to Company Reports received by the Company from the SEC staff.  None of the Company’s Subsidiaries is required to file any forms, reports, registrations, statements, schedules or other documents with the SEC.

(ii)          The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC.  The Company has disclosed, based on its most recent evaluation of internal controls over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness or fraud so disclosed, if any, has been disclosed to Parent in Section 5.1(e) of the Company Disclosure Schedule.  Except as disclosed in Section 5.1(e) of the Company Disclosure Schedule, the Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) that complies with the applicable requirements of the Exchange Act and is reasonably designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(iii)         The consolidated financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) (the “Company Financial Statements”)  (A) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto and (B) fairly present, or, in the case of consolidated financial statements included in or incorporated by reference into Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated  financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and their consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in conformity with U.S. GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto.

(f)          Liabilities.  There are no obligations or liabilities of the Company or any of its Subsidiaries (whether accrued, contingent or otherwise) that would be  required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries other than (i) obligations or liabilities to the extent disclosed, reflected or reserved against in the consolidated balance sheet of the Company for the quarterly period ended  June 30, 2025 (including any notes thereto); (ii) obligations or liabilities arising in connection with the transactions contemplated by this Agreement; (iii) obligations or liabilities incurred in the ordinary course of business since June 30, 2025; (iv) executory obligations arising from any Contract entered into in the ordinary course of business (none of which results from or was caused by a breach of any such Contract); or (v) obligations or liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)          Absence of Certain Changes.

(i)           Since June 30, 2025, the Company and its Subsidiaries have, except in connection with the Company’s sale process, this Agreement and the transactions contemplated hereby, conducted their businesses in all material respects in the ordinary course of business.

(ii)          From March 31, 2025 until the date of this Agreement, there has not been any change, effect, occurrence, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii)        Since June 30, 2025, neither the Company nor any of its Subsidiaries has taken, or agreed, committed, arranged, authorized or entered into any other binding arrangement to take, any action that, if taken on or after the date of this Agreement, would (without Parent’s prior written consent) have constituted a breach of any of the covenants set forth in Section 6.1(b)(ii), Section 6.1(b)(x) or Section 6.1(b)(xii).

(h)          Litigation.  As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened (in writing) civil, criminal or administrative actions, suits, claims, hearings, audits, complaints, arbitrations, investigations or proceedings (each, an “Action”) before any Governmental Authority to which the Company or any of its Subsidiaries is a party or any Action by any Governmental Authority against or involving the Company or its Subsidiaries, in each case that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  As of the date of this Agreement, none of the Company or any Subsidiary is subject to any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority (an “Order”) or corporate integrity agreement or deferred prosecution agreement regarding non-compliance with any Law, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)          Employee Benefits.

(i)           Section 5.1(i)(i) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of all material Benefit Plans that are maintained primarily for the benefit of employees of the Company and its Subsidiaries who provide services in the United States (each, a “U.S. Benefit Plan”); provided that such list shall be updated within thirty (30) Business Days following the date hereof to include any material Benefit Plan that is maintained primarily for the benefit of the employees of the Company and its Subsidiaries who provide services in jurisdictions other than the United States (each, a “Non-U.S. Benefit Plan”).  For purposes of this Agreement, “Benefit Plans” means all benefit or compensation plans, contracts, policies or arrangements covering current or former employees of the Company or any of its Subsidiaries or current or former directors of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any current or contingent liability or obligation, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all other employment, consulting (to the extent related to a natural person), retirement, termination or change in control agreements, supplemental retirement, profit sharing, deferred compensation, severance, separation pay, retention, stock option, stock purchase, stock appreciation rights, stock or stock-based incentive, bonus, commission, phantom equity, tax gross-up, insurance, medical, welfare, fringe and all other plans, contracts, policies, agreements, programs or arrangements providing for benefits, compensation or remuneration of any kind, other than any “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”), or any plan or program maintained by a Governmental Authority to which the Company or any of its Subsidiaries contributes or is required to contribute pursuant to applicable Law.  No later than thirty (30) Business Days following the date hereof, the Company shall have provided or made available to Parent, to the extent requested and applicable, true and complete copies of (1) with respect to each material U.S. Benefit Plan, (A) the plan document (or, if such Benefit Plan is not in writing, a written description of the material terms thereof) and all material amendments thereto, (B) any related trust agreements, insurance contracts or other funding arrangements, (C) the most recent audited financial statements and actuarial or other valuation report prepared with respect thereto, if any, and (D) the most recent annual reports on Form 5500 required to be filed with the Department of Labor; and (2)  with respect to each material Non-U.S. Benefit Plan, the plan document (or, if such Benefit Plan is not in writing, a written description of the material terms thereof) and all material amendments thereto.

(ii)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Benefit Plans are, and have been, established, maintained, funded and operated in accordance with their terms and in compliance with ERISA, the Code and other applicable Laws.  Each Benefit Plan subject to ERISA that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) or has applied to the IRS for such favorable determination or opinion letter within the applicable remedial amendment period under Section 401(b) of the Code, and, to the Knowledge of the Company, there are no circumstances reasonably expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(iii)         Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened Actions before any Governmental Authority on behalf of or against any Benefit Plan, other than routine claims for benefits.

(iv)         Neither the Company nor any of its Subsidiaries has participated in or contributed to, or been obligated to contribute to, any Multiemployer Plan or any plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, in each case in the last six (6) years, and neither the Company nor any of its Subsidiaries otherwise has any current or contingent liability or obligation under or with respect to any such plan.  No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(v)          Neither the execution of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Merger or any other transactions contemplated hereby would, whether alone or in combination with another event, except as required by Law, or expressly provided in this Agreement (A) entitle any current or former officers, directors, individual service providers or employees of the Company or any of its Subsidiaries to severance pay or other payment or benefits or any increase in compensation or benefits (including upon any termination of employment after the date of this Agreement), (B) accelerate the time of payment or vesting or result in any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to any of the Benefit Plans,  (C) result in payments or benefits (whether in cash or property or the vesting of property) under any agreement or arrangement with the Company or any of its Subsidiaries that, individually or in combination with any other payment or benefit, could constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code, or (D) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Benefit Plan.

(vi)         Neither the Company nor any of its Subsidiaries maintains any obligations to gross-up or reimburse or otherwise make whole any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(vii)        Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(j)          Compliance with Laws; Company Permits.

(i)           Compliance with Laws.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) since March 31, 2024, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with applicable federal, state, local, or foreign laws, statutes, codes, treaties and ordinances, and any rules, regulations, judgments, Orders, writs, injunctions, or decrees, of any Governmental Authority (collectively, “Laws”), (B) since March 31, 2024, the Company has not received any written notice or written communication from any Governmental Authority that it is under investigation by any Governmental Authority for potential non-compliance with any Law and (C) since March 31, 2024, the Company and its Subsidiaries are and have been in compliance with all Industry Standards applicable to it, its products and its properties or other assets or its business or operation.

(ii)          Permits.  Other than with respect to Company Permits issued pursuant to or required under Environmental Laws, and except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries hold all licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders (including all product certifications) issued or granted by any Governmental Authority (the “Company Permits”) necessary for the Company and its Subsidiaries to use, own, and operate their businesses as currently conducted, and such Company Permits are in full force and effect.

(k)          Material Contracts.

(i)           Except for Contracts (including all amendments and modifications thereto) filed as exhibits to the Company Reports at least one (1) Business Day prior to the date of this Agreement or as set forth in Section 5.1(k)(i) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract (a Contract described by clauses (A) through (K) of this Section 5.1(k)(i), including Contracts and all amendments and modifications thereto filed or required to be filed as exhibits to the Company Reports, being hereinafter referred to as a “Material Contract”):

(A)          that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(B)          that (1) contains any material exclusivity or material noncompete provisions to which the Company or any of its Subsidiaries is subject that would, after the Effective Time, materially restrict the ability of the Company or any of its Subsidiaries or any parent entity of the Company to compete in any material line of business or geographic area that is material to the Company, (2) contains a put, call, material right of first refusal, right of first offer or similar right or obligation or any other obligation pursuant to which the Company or any of its Subsidiaries or any parent entity of the Company could be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock or other interests or businesses, or (3) contains a material “most favored nation” provision, in the cases of each of clauses (1) through (3), other than any such Contract that (x) is not material to the Company and its Subsidiaries, taken as a whole or (y) may be canceled without liability to the Company or its Subsidiaries upon notice of thirty (30) days or less;

(C)          that provides for a joint venture,  material partnership or similar arrangement (in each case, other than with respect to wholly owned Subsidiaries of the Company);

(D)          that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing Indebtedness for borrowed money of any Person in excess of $200 million except for (x) any Contract solely among or between the Company and any of its Subsidiaries and (y) any surety or performance bond, letter of credit or similar Contract entered into in the ordinary course of business;

(E)          that includes an “earnout” or other similar contingent payment obligation of the Company and its Subsidiaries, in each case, that could be material to the Company and its Subsidiaries, taken as a whole;

(F)          that is a Real Property Lease requiring aggregate payments in excess of $100 million over the life of such Real Property Lease;

(G)          that requires minimum aggregate payments to or from the Company and its Subsidiaries of more than $150 million over the life of such Contract;

(H)          that relates to any settlement of any Action (1) pursuant to which the Company or any of its Subsidiaries is required to pay an amount in excess of $50 million after the date hereof, (2) pursuant to which the Company or any of its Subsidiaries is subject to material non-monetary obligations or (3) that resolves any material Action related to Intellectual Property, such as covenant not to sue, co-existence or settlement agreements, pursuant to which the Company or any of its Subsidiaries is subject to a material ongoing license or other material obligation restricting its use or enforcement of Intellectual Property material to the business of the Company and its Subsidiaries;

(I)          that relates to the acquisition or disposition of any corporation, partnership or other business organization or the assets thereof (whether by merger, sale of stock, sale of assets or otherwise) in each case (1) with a fair market value or purchase price in excess of $50 million entered into since March 31, 2024 or (2) pursuant to which the Company or any of its Subsidiaries is subject to material continuing obligations that would reasonably be expected to result in aggregate payments in excess of $100 million;

(J)          that licenses or otherwise provides a right to use any Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, to or from the Company or any of its Subsidiaries (other than (1) non-exclusive licenses of commercially available or “off-the-shelf” software, (2) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (3) open-source, public-source or freeware licenses, (4) licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business or in connection with the provision or sale of any products or services of the Company or any of its Subsidiaries, in each case consistent with past practice or (5) licenses of Intellectual Property granted by the Company or any of its Subsidiaries for distribution of any products or services of the Company or any of its Subsidiaries that would not be prohibited by Section 6.1(b)(xii) if entered into after the date hereof); or

(K)          that is with an Affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K of the Exchange Act.

(ii)          The Company has made available to Parent prior to the date of this Agreement accurate and complete copies of all written Material Contracts (and summaries of all non-written Material Contracts) required to be identified in Section 5.1(k)(i) of the Company Disclosure Schedule, including all amendments thereto, as in effect as of the date of this Agreement.

(iii)         As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company or any of its Subsidiaries party thereto, enforceable against the Company or any of its Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception (and subject to the termination or expiration of any such Material Contract after the date of this Agreement in accordance with its terms).  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, as of the date of this Agreement, no other party thereto, is (or with or without notice or lapse of time would be) in default or breach in any material respect under the terms of any such Material Contract and no event has occurred (with respect to defaults or breaches by any other party thereto, to the Knowledge of the Company, as of the date of this Agreement) that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) constitute such a violation or breach, (B) give any Person the right to cancel, terminate or modify in a manner adverse to the Company any Material Contract or (C) accelerate any payment owed by the Company and its Subsidiaries to a third party.

(l)          Real Property.

(i)           Leased Real Property.  Set forth on Section 5.1(l)(i) of the Company Disclosure Schedule is a true, correct and complete list of all material Real Property Leases as of the date of this Agreement.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company or its applicable Subsidiary has a valid leasehold, subleasehold or other occupancy interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens; (B) there exists no default or event of default under any of the Real Property Leases (or any event that with notice or lapse of time or both would become a default) on the part of the Company or any of its Subsidiaries (as applicable) or, to the Knowledge of the Company, as of the date of this Agreement, any other party; and (C) the Company or its applicable Subsidiary has not subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof, or (ii) collaterally assigned or granted any other security interest in any Real Property Lease or interest therein.

(ii)          Owned Real Property.  Set forth on Section 5.1(l)(ii) of the Company Disclosure Schedule is a true, correct and complete list of all material Owned Real Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, the Company or a Subsidiary of the Company owns such Owned Real Property in fee (or the equivalent interest in the applicable jurisdiction), subject only to Permitted Liens.  The Company and its Subsidiaries have not leased, or granted the right to use or occupy, any portion of such Owned Real Property to any Person and do not have any obligation to purchase any material real property.

(iii)         Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned Real Property are in good condition and repair (ordinary wear and tear excepted).

(m)          Takeover Statutes.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub made in Section 5.2(f), no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to this Agreement, the Voting Agreements, the Merger or any other transactions contemplated by this Agreement and the Voting Agreements.  There is no shareholder rights plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound.

(n)          Privacy; Security; IT Systems.

(i)           Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to the processing of any Personal Information in the custody, possession, or control of the Company and its Subsidiaries, the Company and its Subsidiaries are, and have been since March 31, 2024, in compliance with all Privacy and Security Requirements.  The Company and its Subsidiaries have implemented commercially reasonable technical, physical and logical security measures designed to prevent Security Incidents and maintain the confidentiality, integrity and availability of IT Systems and the Confidential Data or Personal Information thereon.

(ii)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since March 31, 2024, (A)  neither the Company nor any of its Subsidiaries has experienced a Security Incident that has compromised the confidentiality, integrity, or availability of the IT Systems and the Personal Information or Confidential Data thereon, (B) neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice of any claims, actions, investigations, inquiries or alleged violations of the Privacy and Security Requirements, Security Incidents, or any unauthorized intrusions or breaches of the IT Systems and the Personal Information or Confidential Data thereon, and (C) neither the Company nor any of its Subsidiaries has notified, nor been required by any Privacy and Security Requirements to notify, any Person or entity of any violations of Privacy and Security Requirements, Security Incidents, or any unauthorized intrusions or breaches of the IT Systems and the Personal Information or Confidential Data thereon.

(iii)         Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) the IT Systems are adequate and sufficient for, and operate as required in connection with, the operation of the business of the Company and its Subsidiaries as currently conducted; (B) since March 31, 2024, there have been no failures of the IT Systems that have not since been remediated; and (C) the Company and its Subsidiaries have in place commercially reasonable backup and disaster recovery plans and procedures.

(o)          Taxes.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i)           The Company and each of its Subsidiaries (A) have timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are correct and complete; and (B) have duly and timely paid or have duly and timely withheld and remitted all Taxes (whether or not shown as due on any Tax Return) that are required to be so paid or withheld and remitted by them;

(ii)          There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Permitted Liens;

(iii)         As of the date of this Agreement (A) there are not any pending or threatened in writing audits, examinations, investigations, or other proceedings in respect of Taxes of the Company or any of its Subsidiaries and (B) no deficiency of Taxes has been asserted in writing as a result of any audit or examination by a Governmental Authority that has not been paid, withdrawn, settled or is being contested in good faith by appropriate proceedings;

(iv)         The Company has not, nor have any of its Subsidiaries, been either a “distributing corporation” or a “controlled corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to qualify for tax-free treatment under Section 355(a) of the Code;

(v)          Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(vi)         Neither the Company nor any of its Subsidiaries (i) is a party to or is bound by any Tax Sharing Agreement, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns (other than a group the common parent of which is or was the Company or any of its Subsidiaries), or (iii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law) or as a transferee or successor; and

(vii)        Within the last three (3) years, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that the Company or such Subsidiary, as applicable, is or may be subject to Tax of such type by that jurisdiction, which has not been satisfied, withdrawn or otherwise resolved.

Notwithstanding any other provisions of this Agreement to the contrary, the representations and warranties made in this Section 5.1(o) and, to the extent relating to Taxes, in Section 5.1(i) are the sole and exclusive representations and warranties in this Agreement with respect to Tax matters.

(p)          Labor Matters.

(i)           Section 5.1(p)(i) of the Company Disclosure Schedule sets forth a list of each material collective bargaining agreement or other agreement to which the Company or any of its Subsidiaries is party or bound with respect to any labor union, works council or similar representative or potential representative of employees in effect as of the date of this Agreement (each, a “Labor Agreement”).  To the Knowledge of the Company, as of the date of this Agreement there are no material labor union or works council organizing activities with respect to employees of the Company or any of its Subsidiaries.  As of the date of this Agreement there are no strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(ii)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are, and since March 31, 2024 have been, in compliance with all applicable Laws respecting labor and employment, including all Laws relating to fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, workers’ compensation, occupational safety and health, wages and hours, shifts organization, immigration (including the completion of Forms I-9 for all U.S. employees), harassment, discrimination, retaliation, whistleblowing, studio closures and layoffs (including WARN) and overtime.

(iii)        Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each individual who is providing or within the past three (3) years has provided services to the Company or any of its Subsidiaries and is or was classified and treated as an exempt employee, independent contractor, consultant, leased employee or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes.

(q)            Intellectual Property.

(i)           Section 5.1(q) of the Company Disclosure Schedule sets forth a list of material Registered Intellectual Property.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all Registered Intellectual Property is exclusively owned by the Company or a Subsidiary thereof, free and clear of all Liens other than Permitted Liens, (B) the Company and its Subsidiaries have valid rights to all Intellectual Property used in or necessary for the operation of the business of the Company or its Subsidiaries as is presently conducted, and (C) all Registered Intellectual Property is subsisting and, to the Knowledge of the Company, not invalid or unenforceable.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, since March 31, 2024, (1) no third Person has brought an Action against the Company or any of its Subsidiaries challenging the ownership, use, registration, validity or enforceability of any material Intellectual Property owned by the Company or any of its Subsidiaries and (2) no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding Order restricting the use thereof by the Company or any of its Subsidiaries.

(ii)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries and the operation of their businesses have not since March 31, 2024 infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, the Intellectual Property of any third Person, nor received from any third Person any written notice alleging the same.  Since March 31, 2024, to the Knowledge of the Company, no third party has infringed, misappropriated or violated any Owned Intellectual Property except as would not reasonably be expected to be material to the Company and its Subsidiaries.

(iii)         Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain the confidentiality of all trade secrets and confidential information of the Company and its Subsidiaries or received from third Persons under an obligation of confidentiality and (B) to the Knowledge of the Company, since March 31, 2024 there has been no unauthorized disclosure thereof to any third Person.

(iv)         Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Person that has authored, developed or otherwise created any Intellectual Property for or on behalf of the Company or its Subsidiaries has executed valid and enforceable written agreements pursuant to which such Person assigns to the Company or its applicable Subsidiary exclusive ownership of such Intellectual Property, or such rights have otherwise vested with the Company or its Subsidiaries by operation of Law.

(v)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is under any obligation to license (or grant any other rights in) any Owned Intellectual Property to any Governmental Authority or any educational or research institution because it has received funding or other resources or assistance from any such Persons to develop such Company Intellectual Property and (B) each of the Company and its Subsidiaries are not and have not been a member of, participant in or contributor to (or bound by) any standards-setting organization or patent pool that requires the Company or any of its Subsidiaries to license, release, covenant not to assert or make available any Owned Intellectual Property to any other Person.

(vi)         Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company has not delivered, licensed or made available any Owned Source Code (except to service providers solely for the purposes providing services to the Company and its Subsidiaries in the ordinary course of business subject to binding confidentiality obligations), and (B) software proprietary to the Company and its Subsidiaries that incorporates open source software is not distributed or made available to third parties in a manner that requires the Company or its Subsidiaries to make the Owned Source Code available to third parties, be licensed to third parties for the purpose of making derivative works or be redistributable to third parties at no charge.

(vii)       Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries (A) have obtained all licenses and consents, provided all notices and disclosures, and taken all other steps required by applicable Laws in order to collect and use all AI Inputs in the conduct of their business as currently conducted, (B) use all AI Technologies in compliance with all applicable license terms, consents, agreements and applicable Laws, and (C) have not been subject to any Actions regarding the Company’s or its Subsidiaries’ development or deployment of any AI Technologies.

(r)          Insurance.  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, each of the insurance policies with third-party insurers relating to the business, assets and operations of the Company and its Subsidiaries (each, an “Insurance Policy”) is in full force and effect and all premiums due with respect to such material insurance policies have been paid.  Since March 31, 2024, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other communication regarding any:  (a) cancellation or invalidation of or material increase in any premiums associated with any material insurance policy or (b) refusal of any coverage or rejection of any material claim under any material insurance policy, except for such cancellation, invalidation, material increase, refusal or rejection that would not have, individually or in the aggregate, a Material Adverse Effect.

(s)          Fairness Opinion.  The Company Board has received the opinion of Goldman Sachs & Co. LLC substantially to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be received by the holders of Shares is fair, from a financial point of view, to such holders.  The Company shall, promptly following the execution and delivery of this Agreement by all Parties, deliver a copy of such opinion to Parent solely for information purposes, it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.

(t)          Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in a Proxy Statement (as defined herein) and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting (as defined herein) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading (except that no representation or warranty is made by the Company with respect to such portions thereof that relate expressly to Parent or Merger Sub or any of their Affiliates or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein).

(u)          Brokers and Finders.  Except for Goldman Sachs & Co. LLC, whose fees are as set forth on Section 5.1(u) of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.

(v)          Related Party Transactions.  Since March 31, 2024, there have not been any Contracts or transactions or series of related Contracts or transactions, nor are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company Reports filed as of the date of this Agreement.

(w)         International Trade and Anti-Corruption Laws.

(i)           Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors, nor to the Knowledge of the Company, any other employee of the Company or agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, (A) is currently, or has been since March 31, 2020: (1) a Sanctioned Person; (2) engaging in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country; (3) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (4) otherwise in violation of Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”); or (B) has at any time since March 31, 2020 (1) made or accepted any unlawful payment of anything of value or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws; or (2) otherwise been in violation of any Anti-Corruption Laws.

(ii)          Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Applicable Date, neither the Company nor any of its Subsidiaries has received from any Governmental Authority any written or, to the Knowledge of the Company, oral notice, investigation or inquiry of, or made any disclosure to any Governmental Authority relating to, any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

(x)          No Other Representations or Warranties.  Except for the representations and warranties contained in Section 5.2, in the certificate delivered pursuant to Section 7.3(c) and the representations and warranties of the Equity Investors under the Equity Commitment Letters and of the Guarantors under the Guarantees, the Company agrees and acknowledges that neither Parent, Merger Sub nor any Person on behalf of Parent makes any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or with respect to any other information provided or made available to the Company in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and Parent shall not have any liability to the Company resulting from Parent’s reliance on any such information.

5.2.        Representations and Warranties of Parent and Merger Sub.  Except as set forth in the disclosure schedule delivered to the Company by Parent immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent that the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a)          Organization, Good Standing and Qualification.  (i) Parent is a corporation duly incorporated and in good standing under the Laws of the State of Delaware, (ii) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (iii) each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iv) each of Parent and Merger Sub is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business require such qualification, in the case of each of clauses (iii) and (iv), except as does not and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub, as applicable, to consummate the Merger or any other transactions contemplated by this Agreement by the Outside Date.

(b)          Corporate Authority; Approval.

(i)           No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Merger or any other transactions contemplated by this Agreement.  Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and any other transactions contemplated by this Agreement, subject only to the adoption of this Agreement by the sole stockholder of Merger Sub, which such approval shall occur before or immediately following the execution of this Agreement.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii)          The board of directors of Parent has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby.

(iii)         The board of directors of Merger Sub has unanimously (A) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, approved and declared advisable this Agreement and the Merger and any other transactions contemplated hereby and (B) resolved to recommend adoption of this Agreement to the sole stockholder of Merger Sub.

(c)          Governmental Filings; No Violations.

(i)           The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (B) compliance with any applicable requirements of the HSR Act, (C) compliance with any applicable requirements of any other Regulatory Laws (including CFIUS and the consents, clearances and approvals set forth on Section 7.1(d) of the Company Disclosure Schedule), (D) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, and (E) where the failure to take such actions or obtain such authorization would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement

(ii)          The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated in this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in any violation or breach of any provision of the organizational documents of Parent, Merger Sub or any of their respective Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in a violation or breach of any applicable Law or (C) assuming compliance with the matters referred to in Section 5.2(c)(i), require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, acceleration of any right or obligation or the loss of any benefit to which Parent, Merger Sub or any of their respective Subsidiaries are entitled, under any Contract binding upon Parent, Merger Sub or any of their respective Subsidiaries, or to which any of their respective properties, rights or other assets are subject, or any licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders (including all product certifications) issued or granted by any Governmental Authority necessary to conduct the business of Parent, Merger Sub or any of their Subsidiaries as currently conducted, except in the case of clauses (B) and (C) above, any such violation, breach or conflict that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.

(d)          Litigation.  As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened Actions against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.

(e)          Guarantees.  Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, complete and correct copy of each executed Guarantee.  Each Guarantee is valid, binding and enforceable in accordance with its terms, and is in full force and effect, and the Guarantor party thereto is not in default or breach under the terms and conditions of such Guarantee and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of such Guarantor under the terms and conditions of such Guarantee. Each Guarantor has, and at all times will have, access to sufficient capital to satisfy in full the full amount of the guaranteed obligations under the applicable Guarantee.

(f)          Financing.

(i)           Parent has delivered to the Company a true and complete copy of the fully executed Debt Commitment Letter (together with all exhibits and schedules thereto) from the Debt Financing Sources party thereto, pursuant to which, on the terms and subject to the conditions set forth therein, such Debt Financing Sources have committed to provide the amounts set forth therein to Parent for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”).

(ii)          Parent has delivered to the Company a true and complete copy of each fully executed Equity Commitment Letter from the Equity Investors, pursuant to which, on the terms and subject to the conditions set forth therein, the Equity Investors have agreed to invest in Parent the amounts set forth therein (the “Equity Financing”).  Each Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and is entitled to enforce in accordance with its terms, such Equity Commitment Letter in connection with the Company’s exercise of its rights under Section 9.5(b) (subject to Section 9.5(c)).

(iii)         Except as expressly set forth in the Debt Commitment Letter (with respect to the Debt Financing) and the applicable Equity Commitment Letter (with respect to the Equity Financing), there are no conditions precedent relating to the obligations of the Debt Financing Sources or the Equity Investors to provide the full amount of the Debt Financing or the Equity Financing, respectively, contemplated by the applicable Commitment Letter, or any contingencies that would permit the Debt Financing Sources or the Equity Investors to reduce the aggregate amount of the Financing to an amount that is less than the Financing Amounts, including any condition or other contingency relating to the amount or availability of the applicable Financing pursuant to any “flex” provision.  As of the date of this Agreement, Parent does not have any reason to believe that (i) it or Merger Sub will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date or (ii) the full amount of the Financing to be provided under the Commitment Letters would not be available to Parent and Merger Sub on or prior to the Closing Date.  There are no side letters, understandings or other agreements, contracts or arrangements of any kind (other than the Commitment Letters themselves) relating to the Commitment Letters or the Financing that could reasonably be expected to adversely affect the conditionality, amount, availability, enforceability or termination of any Financing or commitments in respect thereof.

(iv)         Assuming that the conditions set forth in Sections 7.1 and 7.2 have been satisfied and that the Financing is funded in accordance with the Commitment Letters (including with respect to the Debt Financing, after giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount)), the Financing provided pursuant to the Commitment Letters will be sufficient to provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s payment obligations on the Closing Date under this Agreement, including the payment of the Merger Consideration on the Closing Date, for any fees and expenses of or payable by Parent or Merger Sub or Parent’s other Affiliates, and for any repayment or refinancing of any outstanding Indebtedness of the Company and/or its Subsidiaries contemplated by, or required in connection with the transactions described in, this Agreement or the Commitment Letters (such amounts, collectively, the “Financing Amounts”).

(v)          The obligations set forth in the Debt Commitment Letter constitute the legal, valid, binding and enforceable obligations of Parent, and, to the Knowledge of Parent, the Debt Financing Sources party thereto, enforceable against such Debt Financing Sources in accordance with their terms, subject to the Bankruptcy and Equity Exception, and the Debt Commitment Letter is in full force and effect.  As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition by Parent, Merger Sub or, to the Knowledge of Parent, any other party thereto under the terms and conditions of the Debt Commitment Letter or would otherwise reasonably be expected to result in any portion of the Debt Financing contemplated thereby to be unavailable.  As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied by Parent on a timely basis.  Parent has paid, or caused to be paid, in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement, and will pay, or cause to be paid, in full any such amounts due to be paid by it on or before the Closing Date. Parent and Merger Sub acknowledge and agree that their respective obligations under this Agreement are not in any way contingent or otherwise subject to (i) the consummation of any financing arrangements or obtaining any financing (including the Debt Financing) or (ii) the availability of any financing (including the Debt Financing) to Parent, Merger Sub or any of their respective Affiliates.  As of the date of this Agreement, the Debt Commitment Letter has not, in any respect, been amended, restated, amended and restated, supplemented, withdrawn or otherwise modified and none of the commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and, no such amendment, restatement, amendment and restatement, supplementation, withdrawal, termination, reduction, rescission or other modification is contemplated other than any amendments, supplements or other modifications to the Debt Commitment Letter as expressly contemplated thereby as in effect as of the date hereof solely to add or replace in part lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof but only to the extent doing so would not constitute a Prohibited Modification.  As of the date of this Agreement, Parent has no Knowledge of (A) any fact, occurrence, circumstance or condition that would reasonably be expected to cause the Debt Commitment Letter to terminate or be withdrawn, repudiated or rescinded or to be or become ineffective or the commitments thereunder to be reduced or (B) any fact, occurrence, circumstance or condition that would reasonably be expected to prevent any Debt Financing Source from funding the Debt Financing under the Debt Commitment Letter or cause any other potential impediment to the funding of any of the commitments of the Debt Financing Sources under the Debt Commitment Letter at or prior to the Closing.

(vi)         The obligations set forth in each Equity Commitment Letter constitute the legal, valid, binding and enforceable obligations of Parent and the applicable Equity Investors, enforceable against such Equity Investors in accordance with their terms, subject to the Bankruptcy and Equity Exception, and each Equity Commitment Letter is in full force and effect.  As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition by Parent or, to the Knowledge of Parent, any other party thereto under the terms and conditions of the Equity Commitment Letters or would otherwise reasonably be expected to result in any portion of the Equity Financing contemplated thereby to be unavailable if the conditions to the funding of the Equity Financing are satisfied.  Parent has paid, or caused to be paid, in full any and all fees required to be paid pursuant to the terms of the Equity Commitment Letters on or before the date of this Agreement, and will pay, or cause to be paid, in full any such amounts due to be paid by it on or before the Closing Date. Parent acknowledges and agrees that its obligations under this Agreement are not in any way contingent or otherwise subject to (i) the consummation of any financing arrangements or obtaining any financing (including the Equity Financing) or (ii) the availability of any financing (including the Equity Financing) to Parent or any of its Affiliates.  As of the date of this Agreement, the Equity Commitment Letters have not, in any respect, been amended, restated, amended and restated, supplemented, withdrawn or otherwise modified and none of the commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and no such amendment, restatement, amendment and restatement, supplementation, withdrawal, termination, reduction, recission or other modification is contemplated.  As of the date of this Agreement, Parent has no Knowledge of (A) any fact, occurrence, circumstance or condition that would reasonably be expected to cause any Equity Commitment Letter to terminate or be withdrawn, modified, repudiated or rescinded or to be or become ineffective or the commitments thereunder to be reduced or (B) any fact, occurrence, circumstance or condition that would reasonably be expected to prevent the Equity Investors from funding the Equity Financing under the Equity Commitment Letters or cause any other potential impediment to the funding of any of the payment obligations of the Equity Investors under the Equity Commitment Letters at or prior to the Closing.

(vii)       Notwithstanding anything to the contrary contained herein, each of Parent and Merger Sub expressly acknowledges, agrees and represents that its obligations to consummate the transactions under this Agreement are not conditioned or contingent on its or its Affiliates’ (i) receipt or availability of any funds (including any Financing) or (ii) ability to obtain any financing (including the Financing).

(g)          Ownership of Merger Sub; No Prior Activities.  The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub, and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub.  Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, business activities, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and any other transactions contemplated by this Agreement.

(h)          Solvency.  Parent and Merger Sub are not entering into this Agreement with the actual intent to hinder, delay or defraud either their present or future creditors, the Company or any of their respective Affiliates.  Assuming (i) the representations and warranties set forth in Section 5.1 are true and correct in all material respects and (ii) that the Company and its Subsidiaries, taken as a whole, are Solvent immediately prior to the Closing, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith), Parent and each of its Subsidiaries will be Solvent.

(i)           Brokers and Finders.  Except for any Person whose fees and expenses will be paid by Parent, neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company would be responsible in connection with the Merger or any other transactions contemplated by this Agreement.

(j)           Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in a Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading (except that no representation or warranty is made by Parent or Merger Sub with respect to such portions thereof that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).

(k)          No Other Representations or Warranties.  Except for the representations and warranties contained in Section 5.1 or in the certificate delivered pursuant to Section 7.2(d), Parent and Merger Sub agree and acknowledge that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and the Company shall not have any liability to Parent or Merger Sub resulting from Parent’s or Merger Sub’s reliance on any such information.  Each of Parent and Merger Sub specifically disclaims that it is relying on or has relied on any representations or warranties, other than those representations and warranties contained in Section 5.1, that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE VI

Covenants

6.1.        Interim Operations.

(a)          Except (i) as required or expressly contemplated by this Agreement, (ii) as required by applicable Law, (iii) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (iv) as set forth on Section 6.1(a) of the Company Disclosure Schedule, or (v) to the extent necessary to comply with the express obligations set forth in any Material Contract in effect on the date of this Agreement, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, the Company will, and will cause its Subsidiaries to, use its and their commercially reasonable efforts to conduct their businesses in the ordinary course of business and, to the extent consistent therewith, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to  preserve their business organizations intact and to maintain existing significant business relationships; provided that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 6.1(b).

(b)          Except as required or expressly contemplated by this Agreement, (v) as required by applicable Law, (w) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), (x) as set forth on Section 6.1(b) of the Company Disclosure Schedule, or (y) to the extent necessary to comply with the express obligations set forth in any Material Contract in effect on the date of this Agreement, from the date of this Agreement until earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, the Company will not, and will cause its Subsidiaries not to:

(i)           (x) amend or adopt any change in the certificate of incorporation or bylaws of the Company or (y) amend or adopt any change in the comparable organizational document of any of the Company’s Subsidiaries that, in the case of this clause (y), would be adverse to Parent, the Company or such Subsidiary or prevent or materially delay the consummation of the Merger;

(ii)          (A) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transaction between or among any of its wholly owned Subsidiaries that would not impose, individually or in the aggregate, any changes or restrictions on its assets, operations or business or on the assets, operations and business of the Company and its Subsidiaries that would be adverse to Parent, or (B) restructure, reorganize or completely or partially liquidate or dissolve or otherwise enter into any agreement or arrangement imposing material changes or restrictions on the assets, operations or business of the Company or any of its Subsidiaries except for any such transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries or that does not incur, increase or accelerate any material liability to any Person;

(iii)        issue, grant, sell, pledge, dispose of or encumber, or authorize the issuance, grant, sale, pledge, disposition or encumbrance of, any Shares of the Company or any of its Subsidiaries, or any securities convertible or exchangeable into or exercisable for such Shares (including Equity-Linked Securities), in each case, other than (A) in any such transaction solely among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries,  (B) any issuance, sale, grant or transfer of Shares (x) pursuant to the exercise or settlement of Company Equity Awards outstanding as of the date of this Agreement in accordance with their terms in effect on the date hereof or (y) pursuant to the Company ESPP under its terms in effect as of the date of this Agreement and in accordance with Section 4.3(c) and (C) incurrence of any Permitted Liens;

(iv)         make any loans, advances or capital contributions to any Person (other than (A) to the Company or any of its wholly owned Subsidiaries, and (B) extensions of credit terms to customers, partners or employees in each case in the ordinary course of business consistent with past practice);

(v)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of its Shares or Equity-Linked Securities except for (A) dividends or other distributions paid by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company or (B) a regular quarterly dividend on the Shares not in excess of $0.19 per Share per calendar quarter;

(vi)         reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its Shares, equity interests or securities convertible or exchangeable into or exercisable for any of its Shares (including Equity-Linked Securities) (except for (A) any such transaction by a wholly owned Subsidiary of the Company which does not result in such Subsidiary no longer being wholly owned by the Company and (B) acquisitions of Shares in satisfaction of withholding obligations in respect of Company Equity Awards or payment of the exercise price in respect of Company Options, in each case, outstanding as of the date of this Agreement pursuant to its terms or granted thereafter not in violation, of this Agreement);

(vii)       create, incur, assume or guarantee or become liable for any Indebtedness except for (A) revolver borrowings or letters of credit under the Company Credit Agreement (as in effect as of the date hereof or as thereafter amended, restated, modified, supplemented or refinanced not in contravention of this Agreement), (B) letters of credit, banker’s acceptances or similar items or guarantees or credit support provided by the Company or any of its Subsidiaries in the ordinary course of business, and (C) any Indebtedness solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries and any guarantees by the Company or any of its wholly owned Subsidiaries of obligations of the Company or any of its wholly owned Subsidiaries;

(viii)      incur or commit to any capital expenditure or expenditures in an aggregate amount in excess of $20 million, other than (A) in accordance with the Company’s capital expenditure budget set forth on Section 6.1(b)(viii) of the Company Disclosure Schedule or (B) pursuant to existing Contracts made available to Parent;

(ix)         other than (A) in the ordinary course of business, (B) to the extent reasonably necessary or advisable to effectuate any matter to the extent such matter is permitted by any other clause of this Section 6.1(b) or (C) in connection with any Tax Sharing Agreement (which shall be solely governed by clause (xvii)), (I) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement or (II) amend in any material respect or terminate, any Material Contract in a manner adverse to the Company and its Subsidiaries (other than expirations of any such Material Contract in accordance with its terms) or otherwise waive, release or assign in a manner adverse to the Company and its Subsidiaries any material rights, material claims or material benefits of the Company or any of its Subsidiaries under any Material Contract;

(x)          make any changes with respect to financial accounting policies or procedures (other than immaterial changes in the ordinary course of business), except as required by Law or by U.S. GAAP or statutory or regulatory accounting rules or interpretations with respect thereto by any Governmental Authority or quasi-Governmental Authority with jurisdiction over the Company or its Subsidiaries;

(xi)         except in the case of claims, notices, audits, investigations, assessments or other proceedings with respect to Taxes (which shall be governed by clause (xvii)), settle or offer to settle any Action (i) for an amount in excess of $10 million individually or $25 million in the aggregate, other than any settlement or compromise where the amount paid or to be paid by the Company or any of its Subsidiaries is fully covered and paid by insurance coverage maintained by the Company or any of its Subsidiaries or (ii) that would materially restrict the operations of the business of (including as a result of any material injunctive or equitable relief on) the Company and its Subsidiaries after the Effective Time;

(xii)        sell, lease, exclusively license, exclusively sublicense, grant a Lien on (other than Permitted Liens) or otherwise dispose of any material assets or property of the Company or its Subsidiaries except (A) pursuant to existing contracts or commitments made available to Parent, (B) transactions solely among the Company and its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, (C) for the distribution of products or services of the Company and its Subsidiaries in the ordinary course of business, (D) solely with respect to exclusive licenses or sublicenses or the lapse, expiration or abandonment of Intellectual Property, in the ordinary course of business or (E) otherwise in the ordinary course of business consistent with past practice and in no event in an amount exceeding $10 million in the aggregate;

(xiii)       except as required under the terms of any Benefit Plans as in effect on the date of this Agreement:  (A) increase the amount or accelerate the vesting, payment or funding of the compensation or other benefits payable or provided to the Company’s or any of its Subsidiaries’ current or former officers, directors, individual service providers or employees; (B) grant or enter into any cash or equity or equity-based incentive, bonus, employment, change of control, severance or retention or similar compensation or benefits to any current or former officer, director, individual service provider or employee of the Company or any of its Subsidiaries; (C) establish, adopt, enter into or materially amend any Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement, or arrangement that would be a Benefit Plan if in effect on the date of this Agreement, other than in connection with annual renewals or replacements of Benefit Plans that provide broad-based health and welfare benefits; or (D) hire or terminate (other than for cause) the employment of any employee of the Company or any of its Subsidiaries at the Executive Vice President level or above;

(xiv)       other than in the ordinary course of business, enter into any material Labor Agreement;

(xv)        affirmatively waive any restrictive covenant obligation of any current or former employee of the Company or any of its Subsidiaries at the Executive Vice President level or above;

(xvi)       acquire any capital stock or other equity interests in any Person, or any business line or all or  a material portion of the assets constituting any business, corporation, partnership, association, joint venture, or other entity or other business organization in any transaction that involves consideration valued in excess of $25 million in the aggregate, including by merger, consolidation, purchase of stock or assets or otherwise, except for (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries or (B) acquisitions of assets or inventory in the ordinary course of business;

(xvii)     (A) other than in a manner consistent with past practice, make (outside the ordinary course of business), change or revoke any material Tax election, (B) change any annual Tax accounting period or material method of Tax accounting, (C) file any material amendment with respect to any material Tax Return (other than amendments that would not reasonably be expected to result in a material increase to the Tax liability of the Company, the Subsidiaries of the Company or Parent or its Affiliates), (D) settle or compromise any Tax claim, notice, audit, investigation, assessment or other proceeding for an amount of Tax in excess of $10 million individually and $25 million in the aggregate, (E) surrender any right to claim a material Tax refund, (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), (G) other than in a manner consistent with past practice, agree to an extension or waiver of the statute of limitations with respect to the assessment or collection of a material amount of Taxes (taking into account any extension of time within which to file) without notifying Parent reasonably promptly after entering into any such agreement or (H) enter into or amend any material Tax Sharing Agreement (it being agreed and understood that none of clauses (i) through (xvi) nor clauses (xviii) through (xix) of this Section 6.1(b) shall apply to any action to the extent such action would be taken into account solely for Tax purposes and not for corporate or other applicable Law purposes, other than clause (xix) insofar as it relates to this clause (xvii));

(xviii)     license, escrow, or otherwise grant any rights to, any material Owned Source Code or disclose any material trade secrets owned or processed by the Company or any of its Subsidiaries except in the ordinary course of business; or

(xix)       agree, authorize or commit to do any of the foregoing.

(c)          Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2.        Acquisition Proposals; Change of Recommendation.

(a)          No Solicitation or Negotiation.  Subject to the terms of this Section 6.2, the Company agrees that, from the date of this Agreement until the earlier of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and will instruct each of its and their respective other Representatives to cease and cause to be terminated any discussions or negotiations with any Person or Group that would be prohibited by this Section 6.2(a) and will cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or Group or its or their Representatives; and shall terminate all access granted to any such Person or Group and its or their Representatives to any physical or electronic data room (or any other diligence access).  The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the employees (including any officers) and directors of it or its Subsidiaries shall, and that it shall instruct and cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

(i)           initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii)          engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any nonpublic information or data to any Person or Group relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 6.2 prohibit such discussions);

(iii)         approve, endorse or recommend any Acquisition Proposal or  submit an Acquisition Proposal;

(iv)         enter into any Contract or understanding relating to an Acquisition Proposal or that would reasonably be expected to require the Company to abandon, terminate or fail to consummate the Merger; or

(v)          resolve or agree to do any of the foregoing.

(b)          Notwithstanding anything in this Section 6.2 to the contrary, but subject to the provisions of Section 6.2(f), prior to the receipt of the Company Stockholder Approval, in response to a bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.2, the Company may, or may authorize its Representatives to, (A) provide information in response to a request therefor by a Person or Group who has made a bona fide written Acquisition Proposal if the Company receives from such Person or Group so requesting such information an Acceptable Confidentiality Agreement; provided that such Acceptable Confidentiality Agreement need not prohibit the making, or amending an Acquisition Proposal; and provided, further, that the Company shall promptly make available (and, if applicable, provide copies of) any such information to Parent to the extent not previously made available; and (B) engage or participate in any discussions or negotiations with any Person or Group who has made such a bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, the Company Board determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.  Anything in this Agreement to the contrary notwithstanding, the Company, directly or indirectly through one or more of its Representatives, may, prior to the receipt of the Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide nonpublic information to) any Person or Group that has made an Acquisition Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Company Board to make an informed determination under this Section 6.2.

(c)          No Change of Recommendation or Alternative Acquisition Agreement.  Except as permitted by Section 6.2, the Company Board shall not:

(i)          withhold, withdraw, qualify or modify (in a manner adverse to Parent) (or publicly propose or resolve to withhold, withdraw, qualify or modify (in a manner adverse to Parent)) the Company Recommendation;

(ii)          authorize, adopt, approve or recommend, or publicly propose to authorize, adopt, approve, recommend or declare advisable, any Acquisition Proposal;

(iii)         fail to include the Company Recommendation in the Proxy Statement;

(iv)         with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act fail, within ten (10) Business Days of such offer, to recommend against acceptance of such offer after a request by Parent to do so (provided, that the Company shall not be required to reaffirm more than once per Acquisition Proposal (unless the terms of such Acquisition Proposal (including the price) change in any material respect and such change is publicly announced or disclosed)); or

(v)          except as expressly permitted by, and after compliance with, this Section 6.2, approve or recommend, or declare advisable or propose to enter into, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar binding agreement with respect to any Acquisition Proposal  (other than an Acceptable Confidentiality Agreement permitted by Section 6.2(b) relating to any Acquisition Proposal) (an “Alternative Acquisition Agreement,” and any of the actions set forth in the foregoing clauses (i) through (v), a “Change of Recommendation”).

(d)          Superior Proposal Termination; Changes of Recommendation.

(i)          Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Company Stockholder Approval, in response to a bona fide written Acquisition Proposal, that did not arise from a breach of the obligations set forth in this Section 6.2, either the Company Board may effect a Change of Recommendation or cause the Company to terminate this Agreement pursuant to Section 8.1(h), if prior to taking either such action (A) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal is a Superior Proposal and (B) the Company shall have given five (5) Business Days’ prior written notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the Person or Group making such proposal and copies of any written proposals or documents delivered to the Company or its Representatives) and that the Company intends to take such action, (C) after giving such notice and prior to effecting such Change of Recommendation, the Company shall (and shall cause its officers and employees and shall direct its financial advisors and outside legal counsel to) be reasonably available to participate in good faith negotiations with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement and the Commitment Letters such that the Acquisition Proposal would cease to constitute a Superior Proposal, and (D) at the end of  the five (5) Business Day period, prior to taking action to effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(h) the Company Board determines (taking into account any adjustment to the terms and conditions of this Agreement or the Commitment Letters and/or the Guarantees committed to by Parent in writing in response to such Acquisition Proposal, if any, and any other information offered by Parent in response to such notice) in good faith, after consultation with its financial advisor and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal; provided that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(d)(i) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.2(d)(i) shall be reduced to three (3) Business Days; and

(ii)          Anything in this Agreement to the contrary notwithstanding, prior to the receipt of the Company Stockholder Approval, in response to an Intervening Event (as defined herein) that occurs or arises after the date of this Agreement, the Company Board may effect a Change of Recommendation if, prior to taking such action, (A) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law, (B) the Company shall have given five (5) Business Days’ prior written notice to Parent that the Company has determined that an Intervening Event has occurred or arisen (which notice will reasonably describe such Intervening Event) and that the Company intends to effect a Change of Recommendation, (C) after giving such notice and prior to effecting such Change of Recommendation, the Company  negotiates (and causes its officers, employees, financial advisors and outside legal counsel to negotiate) in good faith with Parent (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement and the Commitment Letters and/or the Guarantees as would permit the Company Board not to effect a Change of Recommendation in response thereto; and (D) at the end of the five (5) Business Day period, prior to taking action to effect a Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms of this Agreement and the Commitment Letters and/or the Guarantees proposed by Parent in writing and any other information offered by Parent in response to such notice, and determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to effect a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with the fiduciary obligations owed by the Company Board to the Company’s stockholders under applicable Law; provided that in the event of any material changes regarding any Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(d) with respect to such new written notice, except that the advance written notice obligation set forth in Section 6.2(d)(i) shall be reduced to three (3) Business Days.  “Intervening Event” means any change, effect, event, occurrence, state of facts or development that was not known or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, however, that in no event shall (i) the receipt, existence or terms of an actual or possible Acquisition Proposal, (ii) any change, in and of itself, in the price or trading volume of the Shares (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), or (iii) the fact that the Company exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), constitute or be deemed to contribute to an Intervening Event.

(e)          Certain Permitted Disclosure.  Anything in this Agreement to the contrary notwithstanding, the Company, directly or indirectly through one or more of its Representatives, may, to the extent applicable, disclose to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or any similar statement in response to any publicly disclosed Acquisition Proposal; provided, however, that  nothing in this paragraph (f) shall be construed to permit the Company to effect any Change of Recommendation other than in accordance with Section 6.2(d).

(f)          Notice.  The Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify Parent in writing if any proposals, indications of interest or offers with respect to an Acquisition Proposal are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice,  the material terms and conditions of any proposal, offer or indication of interest (including the identity of the Person or Group making such proposal, indication of interest or offer and, if applicable, copies of any written request, proposal or offer, including proposed agreements and any other documents or written communications, but excluding, for the avoidance of doubt, drafts of agreements that do not constitute or form a part of the Acquisition Proposal or request) and thereafter the Company shall keep Parent informed, on a prompt basis (and, in any event, within forty-eight (48) hours), of the status and terms of any such proposal, inquiry, indication of interest or offer (including any amendments thereto) and the status of any such discussions or negotiations.

6.3.         Proxy Statement Filing; Information Supplied.

(a)          The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, and in no event later than forty-five (45) days after the date hereof, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”).  The Company and Parent shall reasonably cooperate and use their respective reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof, including responding as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement.  The Company will use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq.  The Company may not file the Proxy Statement, or any amendment thereto, with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give reasonable consideration to all comments made thereon by Parent or their counsel.

(b)          The Company shall promptly notify Parent, and Parent shall promptly notify the Company, as applicable, of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all correspondence between such Party and/or any of its Representatives and the SEC with respect to the Proxy Statement.  Parent shall provide the Company, its outside legal counsel and its other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC.  The Company and Parent shall use their respective reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, and the Company shall cause the definitive Proxy Statement to be mailed to the stockholders of the Company as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement or, if the SEC staff does not inform the Company that it intends to review the preliminary Proxy Statement on or before the tenth (10th) calendar day following the filing of the preliminary Proxy Statement, as promptly as reasonably practicable following such tenth (10th) calendar day.

(c)          The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.  The Company, Parent and Merger Sub shall ensure that none of the information supplied by it for inclusion in the Proxy Statement will at the date of mailing to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement, and prior to the Closing, Parent and Merger Sub assume no responsibility with respect to information supplied in writing by or on behalf of Parent, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.  If at any time prior to the Company Stockholders Meeting, any information relating to the Company or Parent, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) the Company shall promptly prepare (with the assistance of Parent as provided for in this Section 6.3) an amendment or supplement to the Proxy Statement and (ii) the Company shall cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders.

(d)          The Company shall provide Parent with a reasonable opportunity to review drafts of the Proxy Statement and any other documents related to the Company Stockholders Meeting and will consider in good faith any comments provided by Parent in connection with such review.  Except as required by applicable Law or by the SEC, no amendment or supplement to the Proxy Statement will be made by the Company without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or their counsel.

6.4.         Company Stockholders Meeting.

(a)          The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of the Company’s stockholders (the “Company Stockholders Meeting”) as promptly as reasonably practicable after clearance by the SEC staff of the Proxy Statement, to consider and vote upon the adoption of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn such meeting, except to the extent advised by counsel to be necessary to comply with Law or pursuant to the following sentence.  Notwithstanding anything to the contrary in this Agreement, (i) the Company may (and, if requested by Parent, on no more than one (1) occasion, the Company shall) adjourn, recess, or postpone the Company Stockholders Meeting for a reasonable period to solicit additional proxies, if the Company reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary either to conduct the business of the Company Stockholders Meeting or to obtain the Company Stockholder Approval and (ii) the Company may adjourn, recess, or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company or to give the Company stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company stockholders by issuing a press release, filing materials with the SEC or otherwise, in each case in accordance with the terms of this Agreement, within a reasonable amount of time in advance of the Company Stockholders Meeting; provided that, in the case of each of the foregoing clauses (i) and (ii), unless agreed in writing by the Company and Parent, any single such adjournment, recess or postponement shall be for a period of no more than ten (10) Business Days each and in no event later than the earlier of (A) two (2) months from the originally scheduled date and (B) four (4) Business Days prior to the Outside Date.  Subject to Section 6.2(d), the Company Board shall include the Company Recommendation in the Proxy Statement and shall use reasonable best efforts to obtain the Company Stockholder Approval.

(b)          Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares beneficially owned by Parent or Merger Sub or with respect to which any of them has the power to cause to be voted (or to provide a consent), in accordance with the Company Board’s recommendation, from time to time, with respect to all matters related to this Agreement, including the Merger and any other transactions contemplated hereby, at the Company Stockholders Meeting or any other meeting of stockholders of the Company, at which such matters shall be submitted for consideration and at all adjournments, recesses or postponements thereof.

(c)          The Company shall use reasonable best efforts to (i) conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and (ii) establish a record date for the Company Stockholders Meeting in accordance with applicable Law and the rules of Nasdaq as promptly as reasonably practicable following the filing of the Proxy Statement.

6.5.         Efforts; Cooperation; Regulatory Matters.

(a)          Subject to the terms of this Agreement, each of the Company, Parent and Merger Sub shall, and the Company shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to obtain any required clearance or approval from any Governmental Authority, to cause the conditions precedent set forth in ARTICLE VII to be satisfied, and to consummate and make effective the Merger and any other transactions contemplated by this Agreement as promptly as reasonably practicable and in any event prior to the Outside Date, including (i) preparing and filing all documentation necessary or advisable to effect all actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from any Governmental Authority as may be necessary or advisable in connection with the HSR Act, CFIUS Approval and Regulatory Laws of the Required Jurisdictions; (ii) obtaining from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent or the Company, or any of the Company’s Affiliates, in connection with the HSR Act, CFIUS Approval and Regulatory Laws of the Required Jurisdictions; (iii) avoiding or defending against, as applicable, any Actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or challenging, hindering, impeding, interfering with or delaying the consummation of the Merger and the other transactions contemplated by this Agreement in connection with the HSR Act, CFIUS Approval and Regulatory Laws of the Required Jurisdictions, including seeking to have any stay, temporary restraining order or injunction entered by any court or other Governmental Authority in connection with the foregoing vacated or reversed; (iv) as promptly as reasonably practicable, and in any event within twenty-five (25) Business Days after the date of this Agreement, making or causing to be made all necessary filings under the HSR Act; (v) (A) as promptly as reasonably practicable, and in any event within ten (10) Business Days after the date of this Agreement, making or causing to be made a filing of a draft joint voluntary notice pursuant to the DPA (the “CFIUS Notice”), (B) as promptly as reasonably practicable, and in any event within ten (10) Business Days, after receiving any feedback from CFIUS regarding the draft joint voluntary notice, making or causing to be made a filing of a final CFIUS Notice in accordance with the DPA; and (C) as promptly as reasonably practicable, and in any event within the timeframe required by CFIUS (including any extensions that may be granted by CFIUS) providing or causing to be provided any certification, additional information, documents or other materials in respect of such CFIUS Notice or the transactions contemplated by this Agreement that may be requested by CFIUS in connection with its review or investigation process related to the CFIUS Approval; (vi) as promptly as reasonably practicable, and in any event within thirty (30) Business Days after the date of this Agreement, submitting, either in draft or in final form, all other notifications, filings and registrations required or advisable under the Regulatory Laws of the Required Jurisdictions; (vii) as promptly as reasonably practicable, making any other required or advisable registrations, declarations, submissions and filings with respect to the Merger or any other transactions contemplated by this Agreement required under the Exchange Act or any other applicable federal or state securities Laws; and (viii) supplying as promptly as reasonably practicable any additional information and documentary material that may be requested by any applicable Governmental Authority with respect to any of the foregoing notifications, filings, or registrations; provided, however, that (A) none of Parent, Merger Sub or any of their respective Affiliates shall be required to take or agree to take any such action that would obligate any of them to (x) provide access, information or documentation to CFIUS which is not reasonably related to its compliance with any agreement imposed by CFIUS in connection with the transactions contemplated by this Agreement or (y) waive, abandon or alter any of its rights or obligations (other than with respect to the Company and its Subsidiaries or the transactions contemplated by this Agreement) and (B) none of Parent, Merger Sub or the Company or any of their respective Affiliates shall be required to agree to any remedy with any Governmental Authority in connection with the HSR Act, CFIUS Approval or any Regulatory Laws of the Required Jurisdictions that is not conditioned upon the consummation of the Closing.

(b)          Without limiting the generality of anything contained in this Section 6.5, each Party shall:  (i) give the other Parties prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement; (ii) keep the other Parties informed as to the status of any such request or proceeding; (iii) give the other Parties notice and an opportunity to participate in and comment on any substantive or material communication made to the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”), CFIUS or any other Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement; and (iv) promptly notify the other Parties and provide a copy (or, if oral, a description) of any substantive or material communication from the FTC, the DOJ, CFIUS or any other Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement.  Subject to applicable Laws relating to the exchange of information, Parent and the Company shall jointly develop, and each Party shall cooperate with the other and consider in good faith the views of the other in connection with, all communications and strategy (both substantive and procedural, including relating to timing and any voluntary extensions thereof) relating to the obtaining of approvals or clearances from any third party and/or any Governmental Authority in connection with the Merger or any other transactions contemplated by this Agreement (including the Proxy Statement); provided, however, that Parent shall make the ultimate determination with respect to the strategy to be pursued for obtaining and lead the effort to obtain from each Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement.  In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, each Party will permit the other Parties, or their authorized Representatives, to be present at each meeting, conference, videoconference, or telephone call and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with any such meeting, conference, video conference, videoconference or telephone call.  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.  The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be); provided that materials provided pursuant to this Section 6.5 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.

(c)          Subject to applicable Laws and as required by any Governmental Authority, the Company, on the one hand, and Parent, on the other hand, each shall keep the other reasonably apprised of the status of matters relating to completion of the Merger and the other transactions contemplated hereby, including promptly furnishing the other with copies of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement or (ii) upon receiving any communication from any Governmental Authority or third party whose consent or approval is required for consummation of the Merger or the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval will be materially delayed.

(d)          Nothing in this Section 6.5 or any other provision of this Agreement shall require the Guarantors or Equity Investors to cause any of their Affiliates (other than Parent or, effective following the Closing, the Company, and any of their respective Subsidiaries) to take or agree to take, or refrain from taking, any action contemplated by this Section 6.5 with respect to the assets, properties, business or operations of any Affiliates of the Guarantors or Equity Investors (other than Parent or, effective following the Closing, the Company, and any of their respective Subsidiaries), including any affiliated management company of any of the Guarantors or Equity Investors or investment funds or investment vehicles affiliated with, or managed or advised by, any Equity Investor or any such affiliated management company thereof, or any portfolio company (as such term is commonly understood in the private equity industry) or direct or indirect investment of any Equity Investor, any affiliated management company thereof or any of their respective investment funds or investment vehicles, or any interest therein; provided, that solely with respect to Parent’s obligations pursuant to clauses (i), (iv), (v), (vi), (vii) and (viii) of this Section 6.5(a) with respect to preparing and making notifications, filings and registrations and supplying information and documentation, Parent shall cause its Affiliates and the Equity Investors to comply with the obligations set forth in this Section 6.5 as if they were Parent, as applicable, and any failure by any of them to comply with such obligations shall be deemed for all purposes of this Agreement to be a failure by Parent to comply with such obligations, as applicable.

(e)          For purposes of this Agreement, “Regulatory Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the DPA, the DOJ DSP Rule and all other federal, state, local, national, foreign or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition, trade regulation or foreign investment Laws that are designed or intended to prohibit, restrict or regulate (i) actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (ii) transactions involving foreign investments including any Laws that provide for review of national security matters, or entities that are deemed to have received foreign subsidies.

(f)          Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, the Company nor any of their respective Subsidiaries will be required to agree to (and the Company and its Subsidiaries shall not, without Parent’s prior written consent, agree to) the payment of a consent fee or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty) or any other contractual concessions, in each case, in connection with obtaining contractual consents that may be triggered under any Contract of the Company or any of its Subsidiaries or Affiliates as a result of the Merger.

6.6.        Information; Access and Reports.

(a)          The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself,  its Affiliates, directors, officers and stockholders  and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, consent, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Authority in connection with the Merger and any other transactions contemplated by this Agreement.

(b)          Subject to applicable Law, upon reasonable advance notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours and consistent with applicable Law (including, for the avoidance of doubt, applicable Laws relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Information), from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with ARTICLE VIII, to the Company and its Subsidiaries’ employees, properties, contracts and licenses and other books and records and such other information that Parent may reasonably request, in each case, solely in furtherance of consummating the Merger and the transactions contemplated hereby or for reasonable integration planning (other than any such matters that relate to the negotiation and execution of this Agreement (including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto) or any Acquisition Proposal or Superior Proposal); provided that the Company shall not be required to afford such access or furnish such information if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries and no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure; (ii) to disclose any privileged information of the Company or any of its Subsidiaries; or (iii) to disclose personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the Company’s good faith opinion the disclosure of which would reasonably be expected to subject the Company or any of its Subsidiaries to risk of liability; provided, that in the event the Company does not disclose certain information pursuant to the foregoing clauses (i), (ii) and (iii), the Company shall use commercially reasonable efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided.  All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company.  Each of those certain mutual non-disclosure agreements set forth on Section 6.6(b) of the Company Disclosure Schedules (collectively, the “Confidentiality Agreements”), shall apply with respect to information furnished by the Company, its Subsidiaries and their respective Representatives hereunder; provided that (x) Parent and Merger Sub will be permitted to disclose such information to any current or prospective financing sources, including Debt Financing Sources or prospective Debt Financing Sources and other financial institutions and investors that are or may become parties to the Debt Financing, to any underwriters, initial purchasers or placement agents in connection with the Debt Financing or to any limited partners, co-investors or other investors with respect to the Equity Financing (and, in each case, to their respective counsel and auditors), in each case, so long as such Persons agree to be bound by confidentiality provisions no less restrictive than those in the Confidentiality Agreements as if parties thereto and (y) subject to Section 6.15(c), the Company agrees that the “standstill” provisions contained in the Confidentiality Agreements are hereby waived for purposes of permitting Parent, the parties to the Confidentiality Agreements and their respective Affiliates to enter into arrangements with investors in connection with the Equity Financing.

(c)          To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

6.7.         Stock Exchange Delisting.  The Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, including making all necessary filings, reasonably necessary, proper or advisable under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq, and the deregistration by the Surviving Corporation of the Shares under the Exchange Act as promptly as practicable after the Effective Time and the suspension of the Company’s duty to file reports under sections 13 and 15(d) of the Exchange Act as promptly as practicable after the Effective Time.

6.8.         Publicity.  The initial press release regarding the Merger shall be a joint press release of Parent and the Company, the text and form of which has been agreed to by each of Parent and the Company.  Thereafter, neither the Company nor Parent, nor any of their respective Affiliates, shall issue any press release or make any other public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement or the Merger or any other transactions contemplated by this Agreement without consulting with each other and providing meaningful opportunity for review and giving due consideration to reasonable comment by the other Party, except (a) as such press release or other public announcement may be required by applicable Law, stock exchange rule or listing agreement, in which case the Party required to issue the release or make the announcement shall use commercially reasonable efforts to provide the other Party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good-faith consideration to any such comments proposed by the other Party, (b) in connection with a Change of Recommendation, actual or potential Acquisition Proposal or dispute regarding the transactions contemplated hereby, (c) any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement, or (d) internal announcements to employees that are not made public.  Notwithstanding anything to the contrary in this Section 6.8, each of the Parties may make public statements (including in response to questions from the press, analysts, investors and at industry conferences) so long as any such statements are consistent with previous public statements made by Parent or the Company in compliance with this Section 6.8.  Notwithstanding the foregoing, Parent, Merger Sub, the Equity Investors and their respective Affiliates may, without any such consultation or consent, make disclosures and communications in the ordinary course of business consistent with past practice regarding this Agreement and the transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and (b) on such Person’s website in the ordinary course of business so long as such statements are consistent with previous press releases, public disclosures and other public statements made in accordance with this Section 6.8.

6.9.         Employee Benefits.

(a)          Parent agrees that each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time who continues to be so employed with the Company or its Subsidiaries immediately following the Effective Time (each such employee, a “Continuing Employee”) shall, during the period commencing on the Closing Date and ending on the earlier of the first (1st) anniversary of the Closing Date and the Continuing Employee's termination of employment, be provided with (i) a base salary or base wage rate no less than that in effect for such Continuing Employee immediately prior to the Effective Time, (ii) annual target cash bonus opportunities that are no less favorable than those in effect for such Continuing Employee immediately prior to the Effective Time, and (iii) employee benefits (including vacation/leave, health, welfare, and defined contribution retirement benefits, but excluding any defined benefit pension, retiree health or welfare, equity or equity-based, nonqualified deferred compensation, phantom equity, long-term incentive, employee stock purchase plan, transaction or change in control benefits, or ability to invest in employer securities via any qualified retirement plan (collectively, the “Excluded Benefits” )) that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Effective Time.  Additionally, Parent agrees that each Continuing Employee who experiences a severance-qualifying termination of employment within twelve (12) months following the Closing Date (or such longer period as specified in Section 6.9(a) of the Company Disclosure Schedule required under the Benefit Plan specified in Section 6.9(a) of the Company Disclosure Schedule) that would entitle such terminated Continuing Employee to severance benefits under the terms in effect as of immediately prior to the Effective Time of the applicable Benefit Plans set forth on Section 6.9(a) of the Company Disclosure Schedules (the “Applicable Severance Plans”) will be provided with severance payments and benefits no less favorable than those that would have been provided to such Continuing Employee upon such a qualifying termination, taking into account the service crediting provisions set forth in Section 6.9(b) and all service from and after the Effective Time and not taking into account any reductions of compensation from and after the Effective Time.

(b)          Parent shall cause its applicable Subsidiary to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the corresponding Benefit Plan that is a group health plan in which such Continuing Employee participated immediately before the Effective Time, (ii) for the plan year in which the Effective Time occurs, use reasonable best efforts to cause the amount of eligible expenses incurred and paid by each Continuing Employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Benefit Plans to be credited for purposes of satisfying the corresponding deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Parent and its Affiliates and (iii) cause any of its (or its Affiliates’) employee benefit plans (including disability pay continuation plans) in which the Continuing Employees are entitled to participate to take into account for purposes of eligibility to participate, vesting (other than vesting of future equity awards) and benefit accrual thereunder (except to the extent it would result in a duplication of benefits for the same period of service or in respect of benefit accrual under any defined benefit plan), service by such Continuing Employees to the Company or any of its Affiliates or predecessors prior to the Effective Time as if such service were with Parent, to the same extent and for the same purpose that such service was recognized under a comparable Benefit Plan.

(c)          Parent hereby agrees that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its Subsidiaries under the terms of the Benefit Plans.

(d)          Notwithstanding any other provisions of this Section 6.9, to the extent that a Continuing Employee is employed in a jurisdiction outside of the United States, where applicable Law requires specific treatment of such Continuing Employee’s compensation, service credit or employee benefit entitlements, or such Continuing Employee's terms and conditions of employment are governed by a Labor Agreement, following the Effective Time, such Continuing Employees’ terms and conditions of employment shall continue to be so governed, provided, that, subject to Section 6.9(e), to the extent existing compensation, service credit, employee benefit entitlements, or other terms and conditions of employment provided to Continuing Employees as of immediately prior to the Effective Time are more favorable than those required under applicable Law or any Labor Agreement, such more favorable terms will continue to apply to the extent required by this Section 6.9 or applicable Law.

(e)          Notwithstanding the foregoing, nothing contained in this Agreement will (i) be treated as an establishment or amendment of any particular Benefit Plan or other benefit or compensation plan, program, policy, agreement or arrangement, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan, in each case, in accordance with their terms, (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee or (iv) create any third-party beneficiary rights for the benefit of any employee, officer, director or individual service provider of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to this Section 6.9 or any compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit or compensation plan, program, policy, agreement or arrangement that Parent, the Surviving Corporation or any of their Affiliates may maintain.

6.10.      Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Merger and any other transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except as otherwise expressly set forth herein and except that (i) expenses incurred in connection with the filing fee for any notifications, filings and registrations required or advisable under the HSR Act or any other Regulatory Laws shall be borne by Parent and (ii) expenses incurred in connection with the filing fee for the Proxy Statement and printing and mailing the Proxy Statement shall be borne by the Company.

6.11.      Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law and the Company’s articles of incorporation or bylaws in effect as of the date of this Agreement (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Company’s articles of incorporation or bylaws in effect as of the date of this Agreement, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries and each such individual who was serving at the request of the Company or its Subsidiaries as a director, officer, employee, member, trustee or fiduciary of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to (x) their service as such or (y) services performed by such Indemnified Parties at the request of the Company or its Subsidiaries, in each case at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including (i) the Merger and any other transactions contemplated by this Agreement and (ii) actions to enforce this Section 6.11 or any other indemnification or advancement right of any Indemnified Party.

(b)          Parent and Merger Sub agree that all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the Indemnified Parties or any of their predecessors and the heirs, executors, trustees, fiduciaries and administrators of such Indemnified Parties, as provided in the Company’s or each of its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any indemnification agreement, in each case as in effect as of the date hereof and made available to Parent, shall survive the Merger and the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms.  After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor such obligations to the maximum extent that the Company or applicable Subsidiary would have been permitted to fulfill and honor them by applicable Law.  In addition, for six (6) years following the Effective Time, Parent shall and shall cause the Surviving Corporation to cause the certificates of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificates of incorporation and bylaws of the Company, in each case as in effect as of the date hereof, and such provisions shall not be amended, repealed or otherwise modified for six (6) years following the Effective Time in any respect, except as required by applicable Law.

(c)          Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement (or, if no such policies are available from insurance carriers with such credit rating, from insurance carriers with the next-highest credit rating then capable of providing such policies) with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this Section 6.11(c) an annual premium amount in excess of three hundred percent (300%) of the last annual premiums paid by the Company prior to the date of this Agreement for such applicable insurance policies (the “Insurance Premium Cap”) (or to pay an aggregate amount exceeding three hundred percent (300%) of such last annual premium to purchase the “tail” insurance policies contemplated for the first sentence of this paragraph); and provided, further, that if the applicable annual premiums of such insurance coverage (or amount in respect of such “tail” insurance policies, as applicable) exceeds the Insurance Premium Cap, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.  The Company shall provide copies of proposed renewal policies to Parent prior to placement and shall reasonably consult with Parent with respect thereto.

(d)          The provisions of this Section 6.11 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Party, and nothing in this Agreement shall affect, and the rights of each Indemnified Party under this Section 6.11 shall be in addition to, any indemnification rights that any such Indemnified Party may have under the certificates of incorporation or bylaws of the Company or any of its Subsidiaries or any Contract or applicable Law.  Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.

(e)          In the event that Parent or the Surviving Corporation (or any of their respective successors or assigns) shall (i) consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers at least fifty percent (50%) of its properties and assets to any other Person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.11; provided that, in the case of clause (ii), the transferee of such assets shall assume only its pro rata portion of the indemnification and payment obligations set forth in this Section 6.11 (in accordance with the proportion of the properties and assets of Parent or the Surviving Corporation acquired by such transferee), and Parent and the Surviving Corporation shall remain liable and responsible for any portion of such indemnification and payment obligations not assumed by such transferee.

6.12.       Stockholder Litigation.  The Company shall promptly notify Parent of any stockholder litigation against it or any of its Representatives arising out of or relating to this Agreement, the Merger or any other transactions contemplated by this Agreement (whether directly or on behalf of the Company and its Subsidiaries or otherwise) (“Transaction Litigation”) and shall keep Parent reasonably informed regarding any such Transaction Litigation.  Until the termination of this Agreement in accordance with ARTICLE VIII, the Company shall provide Parent (a) an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any Transaction Litigation, and the Company shall give reasonable and good-faith consideration to any comments proposed by Parent and (b) give Parent the opportunity to otherwise participate in (but not to control) the defense and/or settlement of any such Transaction Litigation (in each case at Parent’s expense) and shall consider in good faith Parent’s advice with respect to such Transaction Litigation.  In no event shall the Company enter into or agree to any settlement with respect to such Transaction Litigation without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned.

6.13.       Financing.

(a)          Each of Parent and Merger Sub acknowledges and agrees that the Company and its Affiliates have no responsibility for any financing Parent or Merger Sub may raise in connection with the transactions contemplated by this Agreement.  Each of Parent and Merger Sub shall use reasonable best efforts to take (and shall cause its Affiliates to use reasonable best efforts to take) all actions, and do, or cause to be done, all things necessary, proper or advisable for Parent to obtain the proceeds of the Financing on the terms and subject only to the conditions described in the applicable Commitment Letter on a timely basis, on or prior to the date on which the Merger is required to be consummated pursuant to the terms hereof, including by (i) maintaining in effect the Commitment Letters, (ii) negotiating and entering into definitive agreements with respect to the Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in any related fee letter), and (iii) satisfying, on a timely basis, all conditions in the Commitment Letters and the Definitive Agreements that are within its control.  Each of Parent and Merger Sub shall use its reasonable best efforts to comply with its respective obligations, and enforce its rights, under each Commitment Letter in a timely and diligent manner.  Without limiting the generality of the foregoing, in the event that all conditions contained in the applicable Commitment Letter or the applicable Definitive Agreement (other than the consummation of the Merger and those conditions that by their nature are to be satisfied or waived at the Closing and those conditions the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement) have been satisfied, Parent shall cause the Debt Financing Sources and/or the Equity Investors, as applicable, to fund the Financing.

(b)          Each of Parent and Merger Sub shall not, without the prior written consent of the Company:  (A) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, any of the Equity Commitment Letters or (B) permit, consent to or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision or remedy under, any provision or remedy under, the Debt Commitment Letter or any of the Definitive Agreements, in the case of clause (B) if such amendment, modification or waiver (I) imposes new or additional conditions or other contingencies or adversely modifies any existing conditions, including by expanding, amending or modifying any of the conditions or other contingencies, in each case, to the consummation or receipt of all or any portion of the Financing, (II) reduces the net proceeds of the Debt Financing contemplated in the Debt Commitment Letter (including by changing the amount of fees to be paid or the original issue discount) together with the net proceeds of the Equity Financing contemplated in the Equity Commitment Letters below the Financing Amounts, (III) would reasonably be expected to adversely affect the ability of Parent or Merger Sub to enforce its rights against other parties to the Debt Commitment Letter or the Definitive Agreements as so amended, modified or waived, relative to the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date of this Agreement, (IV) would otherwise reasonably be expected to make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing on the date on which the Merger is required to be consummated pursuant to the terms hereof less likely to occur, or (V) would otherwise reasonably be expected to prevent, impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement (each of clauses (I) through (V), a “Prohibited Modification”); or (C) terminate any of the Commitment Letters (except the Debt Commitment Letter, solely if all of the cash proceeds of the Debt Financing are funded into escrow, such escrow arrangement does not constitute or effect any Prohibited Modification and the conditions to release such proceeds therefrom are no more onerous than the conditions to the funding of the Debt Financing set forth in the Debt Commitment Letter as of the date hereof) or any Definitive Agreement; provided, however, for the avoidance of doubt, Parent and Merger Sub may amend, replace, supplement and/or modify the Debt Commitment Letter to effectuate any “market flex” terms contained in the fee letter relating to the Debt Financing or as expressly contemplated thereby as of the date hereof solely to add or replace in part lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Debt Commitment Letter as of the date hereof but only to the extent doing so would not have the effects described in clauses (B)(I) – (V) above or as otherwise expressly permitted under this Agreement in connection with an Alternate Debt Financing (and, for the avoidance of doubt, none of the foregoing matters in this proviso shall constitute a Prohibited Modification).  Each of Parent and Merger Sub shall promptly deliver to the Company copies of any such amendment, modification or waiver.  Any reference in this Agreement to “Equity Financing” shall include the financing contemplated by the Equity Commitment Letters as amended or modified in express compliance with this Section 6.13(b), and “Equity Commitment Letter” shall include such document as amended or modified in express compliance with this Section 6.13(b).  Any reference in this Agreement to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended or modified in express compliance with this Section 6.13(b), and “Debt Commitment Letter” shall include such document as amended or modified in express compliance with this Section 6.13(b).

(c)          In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company of such unavailability and the reason therefor and (ii) use reasonable best efforts to arrange and as promptly as practicable following the occurrence of such event obtain alternative debt financing (in an amount sufficient, when taken together with the available portion of the Financing, to consummate the transactions contemplated by this Agreement and to pay the Financing Amounts) from alternative sources on terms and conditions no less favorable, in the aggregate, to Parent or Merger Sub than those contained in the Debt Commitment Letter (provided that no New Debt Commitment Letter shall contain any terms or conditions that would have been prohibited pursuant to Section 6.13(b) if the same had been effected through an amendment or modification of the Debt Commitment Letter (except with the prior written consent of the Company)) (the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (together with any related fee letter, the “New Debt Commitment Letter”), which shall replace the existing Debt Commitment Letter, a true and complete copy of which shall be provided by Parent or Merger Sub, as applicable, to the Company promptly and in any event within 24 hours after Parent or Merger Sub, as applicable, obtains it (it being understood and agreed that any fee letter so provided to the Company in connection with any New Debt Commitment Letter may be redacted in the same manner as set forth in the definition of “Debt Commitment Letter” as in effect on the date hereof); provided that, notwithstanding the foregoing, Parent and Merger Sub shall not be required to obtain Alternate Debt Financing that would require Parent or Merger Sub to pay fees or other amounts that, taken as a whole, exceed the aggregate fees and other amounts contemplated to be paid under the Debt Commitment Letter as in effect on the date of this Agreement (including after giving effect to any “flex provisions” in the Debt Commitment Letter that are reasonably expected to be incorporated as definitive and final terms of the applicable debt) and with terms (including after giving effect to any “flex provisions” in the Debt Commitment Letter that are reasonably expected to be incorporated as definitive and final terms of the applicable debt) that are materially less favorable, in the aggregate, to Parent and Merger Sub than those set forth in the Debt Commitment Letter as of the date of this Agreement.  In the event any New Debt Commitment Letter is obtained, (A) any reference in this Agreement to the “Debt Financing” shall mean, with respect to the Debt Financing, the debt financing contemplated by the Debt Commitment Letter (as the meaning of such term is modified pursuant to clause (B) below) and (B) any reference in this Agreement to the “Debt Commitment Letter” shall be deemed to include the Debt Commitment Letter to the extent not superseded by the New Debt Commitment Letter at the time in question and the New Debt Commitment Letter to the extent then in effect.  In furtherance of and not in limitation of the foregoing, in the event that (1) the Marketing Period has been completed and any portion of the Debt Financing structured as permanent financing is unavailable, regardless of the reason therefor, (2) all conditions contained in Section 7.1 and Section 7.2 have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at the Closing, but subject to the substantially concurrent satisfaction or waiver of such conditions at the Closing, and (y) those conditions the failure of which to be satisfied is attributable to a breach by Parent of its representations, warranties, covenants or agreements contained in this Agreement) and (3) the bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge facilities obtained in accordance with this Section 6.13(c)) are available on the terms and conditions described in the Debt Commitment Letter, then Parent shall cause the proceeds of such bridge financing to be used at the Closing in lieu of such affected portion of the permanent financing.  Parent or Merger Sub, as applicable, shall provide the Company with prompt written notice of any actual or threatened breach, default, termination or repudiation by any party to any of the Commitment Letters or any Definitive Agreement with respect to which Parent or Merger Sub, as applicable, is aware, and a copy of any written notice or other written communication from any Debt Financing Source, the Equity Investors or other financing source with respect to any actual or threatened breach, default, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of any provision thereof.  Each of Parent and Merger Sub shall, upon request, keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing.  The foregoing notwithstanding, compliance by Parent and Merger Sub with this Section 6.13 shall not relieve Parent or Merger Sub of its obligations to consummate the transactions contemplated by this Agreement whether or not the Financing is available, and each of Parent and Merger Sub acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon or contingent on the availability or consummation of the Debt Financing, the availability of any Alternate Debt Financing or receipt of the proceeds therefrom.

6.14.      Other Actions by the Company.

(a)          Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall use reasonable best efforts to, to the extent permitted by applicable Law, grant such approvals and take such actions as are necessary so that the Merger or such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to eliminate or minimize the effects of such Takeover Statute on such transactions.

(b)          Section 16 Matters.  The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

(c)          Resignations.  At or prior to the Closing, the Company shall use commercially reasonable efforts to deliver to Parent the resignation of each member of the Company Board, in each case, effective as of (and conditioned upon) the Closing.

6.15.      Obligations of Parent.

(a)          Parent shall cause Merger Sub and, after the Closing, the Surviving Corporation, to comply with, duly perform, satisfy and discharge on a timely basis, all of their respective covenants, obligations and liabilities under this Agreement and the Guarantees, as applicable and, in each case, any failure by any of them to comply with such obligations shall be deemed for all purposes of this Agreement to be a breach of this Agreement by Parent.

(b)          Parent, in its capacity as the sole stockholder of Merger Sub, shall, in accordance with applicable Law and its certificate of incorporation and bylaws, approve and adopt this Agreement by written consent immediately following its execution.

(c)          From the date of this Agreement until the earlier of (i) the expiration of the waiting period applicable to the Merger under the HSR Act and the receipt of CFIUS Approval and all required governmental approvals with respect to the Required Jurisdictions and (ii) the termination of this Agreement in accordance with its terms, Parent shall not permit or agree to permit any Person to obtain any equity interests (or rights to obtain any equity interests) in Parent or any Person of which Merger Sub is a direct or indirect Subsidiary to the extent such action would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of the expiration of the waiting period applicable to the Merger under the HSR Act, CFIUS Approval or the receipt of all required governmental approvals with respect to the Required Jurisdictions or (B) result in the failure of the condition set forth in Section 7.1(e).

6.16.       Financing Cooperation.

(a)          Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause its Subsidiaries and their respective Representatives to use reasonable best efforts, to provide customary cooperation for debt financings similar to the Debt Financing, to the extent reasonably requested by Parent in writing and at Parent’s sole expense, in connection with the arrangement of the Debt Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries), including using reasonable best efforts to:

(i)           cooperate with the Debt Financing Sources’ due diligence, to the extent customary and reasonably requested;

(ii)          assist in the preparation for and participate in a reasonable number of customary investor and lender meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies and accountants, at reasonable times and with reasonable advance notice, and in each case which shall be virtual unless otherwise agreed to by the Company;

(iii)         to the extent required by the Debt Financing, to facilitate the pledging and the granting and perfection of security interests in collateral of the Company, effective no earlier than the Closing;

(iv)         provide at least three (3) Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations and beneficial ownership rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, relating to the Company or any of its Subsidiaries to the extent they are intended, immediately following the Closing, to be obligors in respect of the Debt Financing, in each case as reasonably requested by Parent at least eight (8) Business Days prior to the Closing Date;

(v)          to the extent reasonably requested by Parent, provide reasonable and customary assistance to Parent in obtaining private corporate and facilities credit ratings with respect to the Debt Financing;

(vi)         assist in the preparation of, and facilitating the execution and delivery at the Closing of, Definitive Agreements, including schedules, guarantee and collateral documents and customary closing certificates to the extent required by the Debt Commitment Letter (including a solvency certificate in the form set forth on Exhibit E of the Debt Commitment Letter);

(vii)        facilitate in the taking of all corporate and other similar actions, subject to and contingent upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing on the Closing Date; it being understood that (A) no such corporate or other action will occur or take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Company and its Subsidiaries who retain (or are appointed to) their respective positions as of and following the Closing;

(viii)      provide reasonable and customary assistance to Parent and the Debt Financing Source in the preparation of customary offering documents, lender presentations, private placement memoranda, bank information memoranda, syndication memoranda, confidential information memoranda and ratings agency presentations ((A) including if reasonably necessary and requested by the Debt Financing Sources, furnishing (x) records, data or other information reasonably available and necessary to support any statistical information or claims relating to the Company appearing in such materials and (y) customary executed certificates of the chief financial officer (or other comparable officer) of the Company with respect to historical financial information (but not, for the avoidance of doubt, pro forma financial information) included in the materials and (B) providing customary authorization and representation letters authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors and containing representations with respect to presence of or absence of material non-public information relating to the Company and its Subsidiaries and the accuracy of the information relating to the Company and its Subsidiaries contained therein) and other customary marketing materials for the Debt Financing;

(ix)         obtain and deliver to Parent at Closing a customary payoff letter executed by the lenders (or their duly authorized agent or representative) with respect to the Company Credit Agreement (a draft of which is to be provided by the Company to Parent at least three (3) Business Days prior to the Closing);

(x)          (A) take all actions required by Section 4.1 of the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, as applicable, with respect to the outstanding Company Notes to be performed by the Company at the Effective Time as a result of the consummation of the Merger, (B) if requested by Parent in writing and to the extent permitted by the Indenture, (i) issue on or prior to the Closing Date a notice of optional redemption conditioned on the Closing (a “Conditional Redemption Notice”) for all of the outstanding aggregate principal amount of any or all of the Company Notes pursuant to the redemption provisions of the Indenture and deliver any related officer’s certificate required by the Indenture in connection with the delivery of such notice (a “Redemption Certificate”), (ii) facilitate Parent making an offer to purchase the Company Notes pursuant to Section 4.02 of the First Supplemental Indenture and/or Second Supplemental Indenture, as applicable, which purchase shall be conditioned on the Closing and consummated at or following the Effective Time (a “Company Note Offer”); provided, that, (I) Parent will reasonably consult with the Company regarding the material terms and conditions of any Company Note Offer (which terms and conditions shall permitted by applicable Laws, including applicable SEC rules and regulations), including the timing and commencement of any Company Note Offers and any relevant tender deadlines, (II) Parent shall not be permitted to commence any Company Note Offer until Parent has provided the Company with the related offer to purchase, letter of transmittal, if any, or press release, if any, in connection therewith, and each other material document relevant to the transaction that will be distributed by Parent in the Company Note Offer (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of Parent commencing the Company Note Offer to allow the Company and its counsel to review and comment on such Debt Offer Documents, and Parent shall give reasonable and good faith consideration to any comments made or input provided by the Company and its legal counsel and (III) the information agent, depositary or other agent retained in connection with any Company Note Offer will be selected by Parent, retained by Parent, and their fees and out-of-pocket expenses will be paid directly by Parent, and/or (iii) take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of any or all of the Company Notes on the Closing Date following the Effective Time pursuant to the relevant provisions of the Indenture and (C) provide such other assistance reasonably requested by Parent in connection with the foregoing and use reasonable best efforts to obtain the execution of any instruments by the other parties required to execute such instruments; provided that notwithstanding the foregoing, none of the Company, its Subsidiaries or their respective Representatives shall be required pursuant to this Section 6.16(a)(x) to execute and deliver any document or instrument (or cause any document or instrument to be executed or delivered) that would be inaccurate in light of the facts and circumstances at the time delivered;

(xi)         deliver as promptly as reasonably practicable the Required Information and such readily available other financial information regarding the Company, in each case of this clause (xi) as is reasonably requested by Parent in connection with the Debt Financing, and solely to the extent such information is of the type customarily provided by a borrower in connection with similar debt financings to the Debt Financing and can be prepared by the Company without unreasonable effort or undue burden (it being understood and agreed that, notwithstanding anything to the contrary contained herein, the Company shall not be required to provide any Excluded Information);

(xii)       provide reasonable and customary assistance to Parent in connection with Parent’s preparation of pro forma financial statements of the Company and its Subsidiaries of the type necessary or reasonably requested by the Debt Financing Sources to be included in any marketing materials in respect of (and customary for debt financings similar to) the Debt Financing; provided, that neither the Company nor any of its Subsidiaries or Representatives shall be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt, (B) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (C) any information related to Parent or any of its Subsidiaries; and

(xiii)      cause KPMG LLP (and any other auditor of the Company to the extent financial statements audited or reviewed by such auditor are or would be included in an offering memorandum for an offering of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act) to (1) furnish to Parent and the Debt Financing Sources, consistent with customary practice, customary comfort letters (including “negative assurance” comfort and change period comfort) and consents, together with drafts of such comfort letters that such auditor of the Company is prepared to deliver upon “pricing” and “closing” of any high-yield bonds being issued as part of the Debt Financing, and deliver such comfort letters upon the “pricing” and “closing” of any such high-yield bonds, with respect to financial information relating to the Company as reasonably requested by Parent or the Debt Financing Sources, as necessary or customary for financings similar to the Debt Financing, and (2) attend a reasonable number of virtual accounting due diligence session and drafting sessions.

(b)          The foregoing notwithstanding, none of the Company nor any of its Subsidiaries nor any of its or their respective Representatives shall be required to take or permit the taking of any action pursuant to this Section 6.16 that could (i) require the Company or its Subsidiaries or any of its or their respective Representatives (collectively, the “Company Cooperation Parties”) to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement, in each case that are not conditioned on the occurrence of the Closing (other than the execution of (A) a customary certificate of the chief financial officer (or other comparable officer) of the Company described in Section 6.16(a)(viii)(A) above that is required to be delivered upon “pricing” and “closing” of any high-yield bonds, to the extent reasonably necessary and requested by the Debt Financing Sources, (B) any Conditional Redemption Notice and any related Redemption Certificate, (C) the authorization letters set forth in Section 6.16(a)(viii) above and (D) the representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” set forth in Section 6.16(a)(xiii) above; provided that (1) in no event shall the Company or its Subsidiaries be required to assume any expense in connection with the execution of such documents and (2) with respect to actions to be taken at or about the Closing, such action will only be required of the directors, members, partners, managers or officers of the Company and its Subsidiaries who retain (or are appointed to) their respective positions as of and following the Closing), (ii) cause any representation or warranty in this Agreement to be breached by any Company Cooperation Party or require any Company Cooperation Party to make a representation, warranty or certification that, in good faith determination of such Person, is not true, (iii) require any Company Cooperation Party to (A) pay any commitment or other similar fee or incur any other expense, liability or obligation whatsoever or (B) require any Company Cooperation Party to enter into or approve any Debt Financing that is not conditioned on the occurrence of the Closing or have any obligation of any Company Cooperation Party under any agreement, certificate, document or instrument be effective until the Closing, (iv) cause any director, officer, employee or stockholder or other Representative of the Company Cooperation Parties to incur any personal liability, (v) conflict with or violate the organizational documents of the Company Cooperation Parties or any applicable Laws or any applicable Order or result in the disclosure or access to any trade secrets or competitively sensitive information to third parties and/or jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (vi) conflict or be reasonably expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which any of the Company Cooperation Parties is a party, (vii)  provide or deliver any internal or external legal opinions by the Company Cooperation Parties, (viii) require any of the Company Cooperation Parties to consent to a pre-filing of UCC-1s or any other grant of Liens or that result in any Company Cooperation Party being responsible to any third parties for any representations or warranties prior to the Closing or (ix) require any of the Company Cooperation Parties to prepare or deliver any Excluded Information.  Nothing contained in this Section 6.16 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing or other financing prior to the Closing or require any other Company Cooperation Party to be an issuer or other obligor with respect to the Debt Financing or other financing or to incur any liability or expense whatsoever.

(c)          Parent shall, promptly, and in no event later than five (5) Business Days of the Company’s written request therefor, reimburse the Company Cooperation Parties for all reasonable and documented out-of-pocket costs incurred by any of the Company Cooperation Parties in connection with fulfilling their respective obligations pursuant to this Section 6.16 (including all such reasonable and documented attorneys’ fees and expenses) or otherwise in connection with the Debt Financing or any other financing of Parent or Merger Sub (but in any event excluding costs relating to ordinary course financial statement preparation or financial reporting requirements or other costs that would have been incurred regardless of whether the Debt Financing occurred) and shall indemnify and hold harmless the Company Cooperation Parties from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable and documented attorneys’ fees and expenses), interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing or any other financing of Parent or Merger Sub, any action required or requested by Parent to be taken by them pursuant to this Section 6.16 and any information used in connection therewith or used with the cooperation by the Company Cooperation Parties, except if such liabilities or other losses are the result of the fraud, gross negligence or willful misconduct of the Company Cooperation Parties.

(d)          The parties hereto acknowledge and agree that the provisions contained in this Section 6.16 represent the sole obligations of the Company Cooperation Parties with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Parent and/or Merger Sub with respect to the transactions contemplated by this Agreement and the Commitment Letters, and no other provision of this Agreement (including the Exhibits and Schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations.  In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent or any of its Affiliates or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(e)          All non-public or otherwise confidential information regarding the Company Cooperation Parties obtained by Parent and its Representatives shall be kept confidential in accordance with the Confidentiality Agreements; provided that at the reasonable request of Parent in connection with the marketing of the Debt Financing contemplated by the Debt Commitment Letter, and subject to the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall use reasonable best efforts to file a Current Report on Form 8-K disclosing information regarding the Company or its Subsidiaries identified by Parent to be included in the materials set forth in Section 6.16(a)(viii) to the extent constituting material nonpublic information with respect to the Company (to the extent it is customary to so include such information in such materials).

(f)          Parent and its Affiliates shall have the right to use the name and logo of the Company or any of its Subsidiaries in connection with any Financing; provided, that such name and logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect in any material respect the Company, any of its Subsidiaries or any of its or their respective Affiliates or Representatives.

(g)          Notwithstanding anything to the contrary in this Agreement, the failure of the Company to comply with this Section 6.16 shall not give rise to the failure of a condition precedent set forth in Section 7.2(b) or a right to terminate this Agreement pursuant to Section 8.1(e) unless such failure is the result of a knowing and intentional breach by the Company of any provision of this Section 6.16 and is the primary cause of Parent being unable to obtain the proceeds of the Debt Financing at the Closing Date.

6.17.       Tender Offer.  If the Parties mutually and reasonably determine that it is necessary or advisable to effectuate the transactions contemplated by this Agreement by means of a tender offer for all of the outstanding Shares, then the Parties shall cooperate and work in good faith and make such reasonable and customary amendments to this Agreement and the Debt Financing as the Parties mutually agree are necessary or advisable to implement and reflect such structure.

ARTICLE VII

Conditions

7.1.         Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a)          Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)          HSR Clearance.  The waiting period (or any extensions thereof) applicable to the Merger under the HSR Act, and any mutually agreed agreements with any U.S. Governmental Authority to delay or otherwise not consummate as soon as practicable the Merger, in each case, relating to the Merger, shall have expired, been terminated or waived.

(c)          CFIUS Approval.  CFIUS Approval shall have been obtained.

(d)          Other Governmental Approvals.  The governmental approvals required under the Regulatory Laws of the jurisdictions listed in Section 7.1(d) of the Company Disclosure Schedule (the “Required Jurisdictions”) shall have been obtained or waived or any waiting or other time periods in relation to such approvals shall have lapsed, been waived or otherwise terminated.

(e)          Laws or Orders.  No court or other Governmental Authority of competent jurisdiction in the U.S. or any of the jurisdictions as listed in Section 7.1(d)(i) of the Company Disclosure Schedule shall have enacted, issued, promulgated, enforced or entered after the date of this Agreement any Law (whether temporary, preliminary or permanent) or Order, that is in effect that enjoins or otherwise prohibits the consummation of the Merger.

7.2.         Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a)          Representations and Warranties.  (i) The representation and warranty of the Company set forth in Section 5.1(g)(ii) (Absence of Material Adverse Effect) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date; (ii) each of the representations and warranties of the Company set forth in Section 5.1(b)(i) (Capital Structure) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), (iii) each of the representations and warranties of the Company set forth in Section 5.1(b) (Capital Structure) (other than (x) Section 5.1(b)(i) and (y) Section 5.1(b)(vi)), the first sentence of Section 5.1(a)(i) (Organization, Good Standing and Qualification), Section 5.1(c) (Corporate Authority; Approval and Fairness), Section 5.1(m) (Takeover Statutes) and Section 5.1(u) (Brokers and Finders) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)          Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

(d)          Company Closing Certificate.  Parent and Merger Sub shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied.

7.3.        Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the Merger and deliver the Merger Consideration in accordance with ARTICLE IV.

(b)          Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)          Parent Closing Certificate.  The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) are satisfied.

ARTICLE VIII

Termination

8.1.         Termination.  This Agreement may be terminated and the Merger and any other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:

(a)          by mutual written consent of the Company and Parent;

(b)          by either Parent or the Company, if the Merger shall not have been consummated on or before September 28, 2026 (as may be extended pursuant to the following provisos, the “Outside Date”), provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose action or failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of the Closing to occur on or prior to such date; provided, further, that (A) if on the third (3rd) Business Day prior to September 28, 2026, all the conditions to Closing, other than the conditions set forth in Section 7.1(b), Section 7.1(c), Section 7.1(d) or Section 7.1(e) (to the extent relating to a Regulatory Law), shall have been satisfied or shall be capable of being satisfied at such time, then the Outside Date shall automatically be extended to December 28, 2026 and such date shall be the new Outside Date, and (B) if the Marketing Period has commenced but not yet been completed as of the close of business on the third (3rd) Business Day immediately prior to the Outside Date, the Outside Date shall be automatically extended (or further extended) to the date that is three (3) Business Days after the then-scheduled expiration of the Marketing Period and such date shall be the new Outside Date and (C) if (x) on the Outside Date all of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived or are capable of being satisfied at such time but the Marketing Period has not been completed or (y) the Marketing Period would have commenced on or prior to the Outside Date but is deemed not to have commenced under clause (vi)(D) of the first proviso to the first sentence of the definition thereof, in either case the Outside Date may be extended (or further extended) by either the Company or Parent for a period of up to forty-five (45) days by written notice to the other at least one (1) Business Day prior to the Outside Date; provided, further, notwithstanding the foregoing provisions of this Section 8.1(b), Parent and the Company may mutually agree in writing to amend the Outside Date to any other date as agreed.

(c)          by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained if a vote shall have been taken thereon at the Company Stockholders Meeting or at any postponement, recess or adjournment thereof taken in accordance with this Agreement (and the Company Stockholders Meeting shall have concluded);

(d)          by either Parent or the Company, if any court or other Governmental Authority of competent jurisdiction in the U.S. or in any of the jurisdictions listed in Section 7.1(d)(i) shall have enacted, issued, promulgated or entered any Order that permanently enjoins or otherwise permanently prohibits the consummation of the Merger and such Order shall become final and non-appealable;

(e)          by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company was or shall have become untrue, in either case such that any condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) sixty (60) days after the giving of notice thereof by Parent to the Company describing such breach or failure in reasonable detail and stating Parent’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement pursuant to this Section 8.1(e) shall not be available to Parent if Parent or Merger Sub is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement that would give rise to the failure of any condition set forth in Section 7.3(a) or Section 7.3(b);

(f)          by the Company, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that any condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) sixty (60) days after the giving of notice thereof by the Company to the breaching Party describing such breach or failure in reasonable detail and stating the Company’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement pursuant to this Section 8.1(f) shall not be available to the Company if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement that would give rise to the failure of any condition set forth in Section 7.2(a) or Section 7.2(b);

(g)          by Parent, prior to the time the Company Stockholder Approval is obtained, if a Change of Recommendation shall have been made or occurred;

(h)          by the Company, prior to the time the Company Stockholder Approval is obtained, in order to enter into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.2(e); provided that prior to or concurrently with such termination, the Company pays or causes to be paid the Company Termination Fee due to Parent; or

(i)           by the Company, at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been and remain satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing), (ii) Parent and Merger Sub have failed to effect the Closing by the date on which the Closing was required to occur pursuant to Section 1.2, (iii) following such failure by Parent and Merger Sub to effect the Closing and at least three (3) Business Days prior to such termination, the Company shall have confirmed in writing (and not withdrawn such confirmation) that the Company is (and remains throughout such three (3)-Business Day period) ready, willing and able to effect the Closing and (iv) Parent and Merger Sub fail to effect the Closing on or prior to the date that is three (3) Business Days after the delivery of such written confirmation from the Company referred to in the foregoing clause (iii).

8.2.         Effect of Termination and Abandonment.

(a)          Except to the extent provided in Sections 8.2(b), 8.2(c), 8.2(d), 8.2(e) and 8.2(f), in the event of termination of this Agreement and the abandonment of the Merger and any other transactions contemplated by this Agreement in accordance with Section 8.1, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided that (x) subject to the applicable Liability Limitation and Sections 8.2(e) and 8.2(f), no such termination shall relieve any Party of any liability or damages to the other Party resulting from any fraud or Willful and Material Breach of its obligations set forth in this Agreement prior to such termination and (y) the provisions set forth in Section 6.10, Section 6.16(c), this Section 8.2 and ARTICLE IX (and the relevant definitions therein) shall survive the termination of this Agreement.  In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Guarantees, which rights, obligations and agreements (including the limitations and caps set forth therein) will survive the termination of this Agreement in accordance with their respective terms.

(b)          Subject to Section 8.2(e) and Section 8.2(f), in the event that this Agreement is terminated:

(i)          (A)          by either the Company or Parent pursuant to Section 8.1(c) (Company Stockholder Approval Not Obtained);

(B)          an Acquisition Proposal shall have been made publicly or announced by the Company or the Company Board which Acquisition Proposal has not been publicly withdrawn at least three (3) Business Days prior to the Company Stockholders Meeting; and

(C)          within twelve (12) months of such termination, the Company shall have (I) entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal (regardless of whether the transaction contemplated by such Alternative Acquisition Agreement occurs within the 12-month period) or (II) consummated a transaction that constitutes an Acquisition Proposal;

provided that, for purposes of Section 8.2(b)(C), the references to “25% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than 50%”;

(ii)          by Parent pursuant to Section 8.1(g) (Change of Recommendation); or

(iii)          by the Company pursuant to Section 8.1(h) (Superior Proposal);

then, (1) in the case of Section 8.2(b)(i), within three (3) Business Days after the entry into an Alternative Acquisition Agreement, (2) in the case of Section 8.2(b)(ii), within three (3) Business Days after termination of this Agreement and (3) in the case of Section 8.2(b)(iii), concurrently with or prior to termination of this Agreement, in the case of each of the foregoing clauses (1), (2) and (3) the Company shall pay or cause to be paid the Company Termination Fee to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.

(c)          Subject to Section 8.2(e) and Section 8.2(f), if this Agreement is terminated:

(i)          (A) by Parent or the Company pursuant to Section 8.1(d) (Illegality) (solely with respect to any such Law or Order relating to a Regulatory Law) or (B) by the Company or Parent pursuant to Section 8.1(b) (Outside Date) and, in the case of this clause (B), at the time of such termination, one or more of the conditions set forth in Section 7.1(b), Section 7.1(c), Section 7.1(d) or Section 7.1(e) has not been satisfied (in the case of Section 7.1(e), solely with respect to any such Law or Order relating to a Regulatory Law) but the conditions set forth in Section 7.1(a) and Section 7.2 shall have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing) or waived, and, in each case of the foregoing clauses (A) and (B), no breach by the Company of its obligations under Section 6.5 has been the primary cause of (x) the failure to be satisfied of all or any of the conditions set forth in Section 7.1(b), Section 7.1(c), Section 7.1(d) or Section 7.1(e) or (y) the Law or Order giving rise to such termination pursuant to Section 8.1(d); or

(ii)          by the Company pursuant to Section 8.1(f) (Parent Breach) as a result of a Willful and Material Breach by Parent or Merger Sub or Section 8.1(i) (Parent Failure to Close) (or by Parent pursuant to Section 8.1(b) (Outside Date) if the Company could have validly terminated this Agreement pursuant to Section 8.1(f) (Parent Breach) as a result of a Willful and Material Breach by Parent or Merger Sub or Section 8.1(i) (Parent Failure to Close) within three (3) Business Days of such termination by Parent pursuant to Section 8.1(b) (Outside Date));

then, in each case, within three (3) Business Days after termination of this Agreement, Parent shall pay or cause to be paid a termination fee of $1,000,000,000 (the “Parent Termination Fee”) to the Company by wire transfer of immediately available funds to an account designated in writing by the Company.

(d)          Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement; accordingly, if the Company or Parent fails to timely pay Parent or the Company any amount when due pursuant to Section 8.2(b) or Section 8.2(c), as applicable (any such amount due, a “Termination Payment”), and, to obtain such Termination Payment, the Party owed a Termination Payment commences a suit that results in a judgment against the Party owing the applicable Termination Payment requiring such Party to pay such applicable Termination Payment, the owing Party shall pay to the owed Party (i) its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the owed Party in connection with such suit and (ii) interest on the Termination Payment from and including the date such Termination Payment was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal (or if not reported therein, as reported in another authoritative source reasonably selected by the owed Party) in effect on the date such payment was required to be made (the “Interests and Expenses”); provided that, in no event shall the aggregate Interests and Expenses payable by the Company exceed $20,000,000 in the aggregate (such amount, the “Interest and Expenses Cap”) and in no event shall the aggregate Interests and Expenses payable by Parent exceed an amount equal to the Interest and Expenses Cap; provided that if such suit does not result in a judgment against the Party who was alleged to owe the Termination Payment, the other Party shall pay to such Party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by such Party in connection with such suit (not to exceed an amount equal to the Interest and Expenses Cap).

(e)          (A) Notwithstanding anything to the contrary in this Agreement (but, for the avoidance of doubt, without limiting the Parties’ rights under Section 8.2(f)(ii) and subject to the last sentence of this Section 8.2(e) and to Section 9.15), (i) under no circumstances will (x) the maximum aggregate liability for monetary damages (including any payment of the Parent Termination Fee to the extent payable pursuant to Section 8.2(c), any additional amounts payable pursuant to Section 8.2(d) (subject to the Interests and Expenses Cap) and reimbursement to the extent payable under Section 6.10 and Section 6.16(c) (the “Reimbursement Obligations”)), whether based on a claim at law or in equity, in contract, tort or otherwise, of Parent, Merger Sub, the Equity Investors, the Guarantors or any of their respective Related Parties for breaches in connection with, relating to or arising out of this Agreement, the Equity Commitment Letters, the Guarantees, the Voting Agreements or the transactions contemplated hereby or thereby, the termination of this Agreement, the failure to consummate the Closing or any claims or actions under applicable Law arising out of any such breach, termination or failure or any matter forming the basis thereof, collectively exceed an aggregate amount for all such breaches (including with respect to monetary damages for fraud or Willful and Material Breach) equal to the sum of (1) the Parent Termination Fee plus (2) any additional amounts payable pursuant to Section 8.2(d) (subject to the Interests and Expenses Cap) plus (3) any Reimbursement Obligations (such sum, the “Liability Limitation”) or (y) the maximum aggregate liability for monetary damages (including any payment of the Company Termination Fee to the extent payable pursuant to Section 8.2(b) and any additional amounts payable pursuant to Section 8.2(d) (subject to the Interests and Expenses Cap)), whether based on a claim at law or in equity, in contract, tort or otherwise, of the Company or any of its Related Parties for breaches in connection with, relating to or arising out of this Agreement, the Equity Commitment Letters, the Guarantees, the Voting Agreements or the transactions contemplated hereby or thereby, the termination of this Agreement, the failure to consummate the Closing or any claims or actions under applicable Law arising out of any such breach, termination or failure or any matter forming the basis thereof, collectively exceed an aggregate amount for all such breaches (including with respect to monetary damages for fraud or Willful and Material Breach) equal to the Liability Limitation, (ii) in no event will any of (x) the Company or any of its Related Parties nor any other Person be entitled to seek or obtain, any monetary recovery or monetary award for breaches (including fraud or Willful and Material Breach) in connection with, relating to or arising out of this Agreement, the Equity Commitment Letters, the Guarantees, the Voting Agreements or the transactions contemplated hereby or thereby, the termination of this Agreement, the failure to consummate the Closing or any claims or actions under applicable Law arising out of any such breach, termination or failure or any matter forming the basis thereof in excess of the Liability Limitation against (I) Parent, Merger Sub, the Equity Investors or the Guarantors, or (II) the Related Parties of each of Parent, Merger Sub, the Equity Investors or the Guarantors and (y) Parent, Merger Sub, the Equity Investors, the Guarantors or any of their respective Related Parties seek or obtain, nor will any other Person be entitled to seek or obtain, any monetary recovery or monetary award for breaches (including fraud or Willful and Material Breach) in connection with, relating to or arising out of this Agreement, the Equity Commitment Letters, the Guarantees, the Voting Agreements or the transactions contemplated hereby or thereby, the termination of this Agreement, the failure to consummate the Closing or any claims or actions under applicable Law arising out of any such breach, termination or failure or any matter forming the basis thereof in excess of the Liability Limitation against (I) the Company or (II) the Related Parties of the Company.  For the purposes of this Section 8.2, a “Related Party” of a Person shall mean such Person’s former, current, or future general or limited partners, direct or indirect equityholders or stockholders, directors, officers, employees, managers, members, Affiliates, assignees, agents and other Representatives and any former, current, or future general or limited partners, direct or indirect equityholders or stockholders, directors, officers, employees, managers, members, Affiliates, assignees, agents and other Representatives of any of the foregoing.  In no event shall the Company be required to pay the Company Termination Fee on more than one occasion and in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to one or more provisions of this Agreement at the same or at different times and upon the occurrence of different events.  Notwithstanding anything to the contrary herein, for the avoidance of doubt, the foregoing shall not limit (1) Parent’s or Merger Sub’s, on the one hand, or the Company’s, on the other hand, right to seek an order of specific performance against the Company, on the one hand, or Parent and Merger Sub, on the other hand, as permitted by and subject to the requirements of Section 9.5(b) and Section 9.5(c), (2) the Company’s right to enforce the Equity Commitment Letters against the applicable Equity Investors pursuant to the terms thereof or (3) the Company’s right to specific performance of PIF’s obligations under the PIF Voting and Rollover Agreement or other equitable relief to enforce the Company’s rights under the PIF Voting and Rollover Agreement; provided, however, that in no event will (i) Parent and Merger Sub be entitled to receive (I) both (x) an order for specific performance or any other equitable remedy, in each case, to cause the consummation of the Closing and (y) if (and only if) the Closing has actually occurred following such order of specific performance or other equitable remedy, the Company Termination Fee and any additional amounts payable pursuant to Section 8.2(d) (subject to the Interests and Expenses Cap) or (II) payment of both (x) any monetary damages (including in connection with fraud or Willful and Material Breach) and (y) the Company Termination Fee and any additional amounts payable pursuant to Section 8.2(d) (subject to the Interests and Expenses Cap) or (ii) the Company be entitled to receive (I) both (x) an order for specific performance or any other equitable remedy, in each case, to cause the consummation of the Closing and (y) if (and only if) the Closing has actually occurred following such order of specific performance or other equitable remedy, the Parent Termination Fee, any additional amounts payable pursuant to Section 8.2(d) (subject to the Interests and Expenses Cap) and payment of any Reimbursement Obligations or (II) payment of both (x) any monetary damages (including in connection with fraud or Willful and Material Breach) and (y) the Parent Termination Fee, any additional amounts payable pursuant to Section 8.2(d) (subject to the Interests and Expenses Cap) and payment of any Reimbursement Obligations. Each Party acknowledges and agrees that the other Parties hereto are agreeing to enter into this Agreement in reliance on the provisions set forth in this Section 8.2(e) and that this Section 8.2(e) shall survive the termination of this Agreement.

(f)          Notwithstanding anything to the contrary herein but subject to Section 9.15, (i) a Party’s right to monetary damages (subject to the Liability Limitation and the other limitations set forth in Section 8.2(e) and Section 8.2(a)) from the other Party following the termination of this Agreement pursuant to Section 8.1 in the event of fraud or Willful and Material Breach by such other Party occurring prior to such termination in a circumstance in which the Company Termination Fee is not payable pursuant to Section 8.2(b) or the Parent Termination Fee is not payable pursuant to Section 8.2(c), as applicable, (ii) a Party’s right in connection with claims against the parties to the Confidentiality Agreements, (iii) the Company’s right to enforce the Guarantees against the applicable Guarantors in accordance with the terms and subject to the limitations thereof, (iv) if this Agreement is terminated pursuant to Section 8.1 in circumstances in which the Company Termination Fee is payable pursuant to Section 8.2(b), Parent’s right to receive the Company Termination Fee and any additional amounts pursuant to Section 8.2(d) (subject to the Interests and Expenses Cap), (v) if this Agreement is terminated pursuant to Section 8.1 in circumstances in which the Parent Termination Fee is payable pursuant to Section 8.2(c), the Company’s right to receive the Parent Termination Fee and any additional amounts pursuant to Section 8.2(d) (subject to the Interests and Expenses Cap), (vi) Parent’s right to seek an order of specific performance against the Company as permitted by and subject to the requirements of Section 9.5, (vii) the Company’s right to seek an order of specific performance as permitted by and subject to the requirements of Section 9.5 (including Section 9.5(c)) to enforce this Agreement against Parent and Merger Sub and the Company’s right to enforce the Equity Commitment Letters against the applicable Equity Investors, (viii) the Company’s right to the Reimbursement Obligations and (ix) the Company’s right to specific performance of PIF’s obligations under the PIF Voting and Rollover Agreement or other equitable relief to enforce the Company’s rights under the PIF Voting and Rollover Agreement, shall, with respect to the foregoing clauses (i) through (ix), be the sole and exclusive remedies of (A) the Company and its Related Parties against Parent, Merger Sub, the Equity Investors, the Guarantors, the Debt Financing Sources and their respective Related Parties and (B) Parent and Merger Sub and their respective Related Parties against the Company and its Related Parties, in each case of clauses (A) and (B), for, or with respect to, this Agreement, the Equity Commitment Letters, the Guarantees, the Voting Agreements, the Confidentiality Agreements, the Financing or the transactions contemplated hereby or thereby (including, any breach thereof by any party thereto), the termination of this Agreement, the failure to consummate the Closing or any claims or actions under applicable Law arising out of any such breach, termination or failure or any matter forming the basis thereof, and none of the Company’s Related Parties or Parent’s Related Parties shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any of the foregoing (including in respect of any oral representation made or alleged to be made in connection herewith).  Each of the Parties acknowledges and agrees that the Termination Payments are not intended to be penalties, but rather are liquidated damages in a reasonable amount that will compensate Parent or the Company, as the case may be, in the circumstances in which such Termination Payment is due and payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and any other transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.  For the avoidance of doubt, each Party acknowledges and agrees that the other Parties hereto are agreeing to enter into this Agreement in reliance on the provisions set forth in this Section 8.2(f) and that this Section 8.2(f) shall survive the termination of this Agreement.

ARTICLE IX

Miscellaneous and General

9.1.        Survival Following Consummation of the Merger.  This ARTICLE IX and the agreements of the Company, Parent and Merger Sub contained in ARTICLE IV, Section 6.9 (Employee Benefits) and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger in accordance with their respective terms.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger.

9.2.        Modification or Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification by Parent, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that after the receipt of the Company Stockholder Approval, no amendment shall be made that by applicable Law requires further approval by the Company’s stockholders without obtaining such further approval.

9.3.        Waiver.  The conditions to each of the respective Parties’ obligations to consummate the Merger and any other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in a written instrument duly executed and delivered by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 8.2).

9.4.        Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

9.5.        Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)          This Agreement and any action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  In addition, each of the Parties (a) expressly submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court of the United States of America within the State of Delaware) (the “Chosen Courts”), in the event any dispute between the Parties (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other Parties relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts.  Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 9.6, such service to become effective ten (10) days after such mailing.  EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(b)          The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with their specific terms or otherwise breaches or threatens to breach any such provisions.  It is accordingly agreed that, at any time prior to the termination of this Agreement pursuant to ARTICLE VIII, subject to the limitations set forth therein and in this Section 9.5(b), the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement in any court referred to in Section 9.5(a) without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable or not appropriate for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.  The Parties hereto agree that, notwithstanding any other provision of this Agreement to the contrary, but subject to Section 9.5(c), the Company shall be entitled to specific performance (or any other equitable relief) to cause Parent and Merger Sub to consummate the Closing on the terms set forth herein.

(c)          Notwithstanding Section 9.5(b) or anything else to the contrary in this Agreement, it is explicitly agreed that the Company shall be entitled to obtain specific performance (or any other equitable relief) of Parent’s and Merger Sub’s obligation to cause the Equity Financing to be funded and consummate the Closing if, and only if:

(i)          Parent and Merger Sub have failed to effect the Closing in accordance with Section 1.2;

(ii)          all of the conditions set forth in Section 7.1 and Section 7.2 have been and remain satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but which are capable of being satisfied at the Closing);

(iii)          the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing (it being understood and agreed that if for any reason the Debt Financing has not been funded (or will not be funded at the Closing even if the Equity Financing is funded at the Closing), then the Company shall not be entitled to enforce Parent’s and Merger Sub’s and the Equity Investors’ obligation to cause the Equity Financing to be funded and consummate the Closing); and

(iv)          the Company has confirmed in writing (and not withdrawn such confirmation) that the Company is ready, willing and able to effect the Closing if specific performance is granted and the Debt Financing is funded;

(d)          Notwithstanding any other provision of this Agreement to the contrary but without limiting anything set forth in Sections 8.2(e) and 8.2(f), under no circumstances will the Company or any Related Party of the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages; provided that, each Party expressly acknowledges and agrees that the election to pursue an injunction, specific performance or other equitable relief prior to the termination of this Agreement shall not restrict, impair or otherwise limit either Party from seeking in the alternative from the Chosen Court monetary damages up to the Liability Limitation.  Subject to the preceding sentence, the Parties further agree that by seeking the remedies provided for in Section 9.5(b), a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party under this Agreement, any Equity Commitment Letter, any Guarantee or any Voting Agreement.

9.6.          Notices.  All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties to this Agreement shall be in writing and (a) served by personal delivery upon the Party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the Party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email:

If to Parent or Merger Sub:

c/o The Public Investment Fund
The Public Investment Fund Tower
King Abdullah Financial District (KAFD), Building 1.16
Al Aqiq district, Riyadh 13519, The Kingdom of Saudi Arabia
Attention:	Turqi A. Alnowaiser
Email:	[***]

c/o Silver Lake
55 Hudson Yards
40th Floor
New York, NY 10001
Attention:	Justin Hamill
Email:	[***]

c/o Affinity Partners
16690 Collins Avenue, Suite 901
Sunny Isles Beach FL 33160
Attention:	Ian Brekke
Email:	[***]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Sarkis Jebejian, P.C.
Maggie D. Flores, P.C.
Jonathan L. Davis, P.C.
Lee M. Blum
Email:	sarkis.jebejian@kirkland.com
maggie.flores@kirkland.com
jonathan.davis@kirkland.com
lee.blum@kirkland.com

Kirkland & Ellis International Law Firm
King Abdullah Financial District (KAFD),
Level 7, Building 4.07
7229 Innovation Boulevard
Riyadh 13519
Kingdom of Saudi Arabia
Attention:	Kamran S. Bajwa
Noor M. Al-Fawzan
Email:	kamran.bajwa@kirkland.com
noor.alfawzan@kirkland.com

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:	Charles Ruck
Michael Anastasio
Ian Nussbaum
Email:	charles.ruck@lw.com
michael.anastasio@lw.com
ian.nussbaum@lw.com

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention:	Perry J. Shwachman
William R. Levi
Jonathan Blackburn
Email:	pshwachman@sidley.com;
illiam.levi@sidley.com;
jblackburn@sidley.com

If to the Company:

Electronic Arts Inc.
209 Redwood Shores Parkway
Redwood City, CA  94065
Attention:	Jake Schatz, EVP, Chief Legal Officer
Email:	[***]

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Attention:	Edward D. Herlihy, Esq.
David K. Lam, Esq.
Eric M. Feinstein, Esq.
Email:	EDHerlihy@wlrk.com
DKLam@wlrk.com
EMFeinstein@wlrk.com

or to such other Person or addressees as has or have been designated in writing by the Party to receive such notice provided above.  Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving Party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon transmission if sent by email  (so long as there is no return error message or notification of non-delivery).  Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 9.6.

9.7.        Entire Agreement.

(a)          This Agreement (including any exhibits, annexes and schedules hereto) and the documents and other agreements among the Parties, or any of them, as contemplated by or referred to herein, including the Voting Agreements, the Guarantees and the Commitment Letters, together with each other agreement entered into by or among any of the Parties as of the date of this Agreement that makes reference to this Section 9.7, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof.

(b)          The Company Disclosure Schedule and the Parent Disclosure Schedule are “facts ascertainable” as that term is used in Section 251(b) of the DGCL and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.

9.8.        No Third-Party Beneficiaries.  Except as provided in this Section 9.8, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies of any nature hereunder, including the right to rely upon the representations and warranties set forth herein; provided that, (a) if, and only if, the Effective Time occurs, the Company’s stockholders shall be third-party beneficiaries of, and entitled to rely on, the right to receive the Merger Consideration pursuant to Section 4.1 (Effect on Capital Stock) and Section 4.2 (Exchange of Share Certificates), (b) if, and only if, the Effective Time occurs, the holders of Company Equity Awards shall be third-party beneficiaries of, and entitled to rely on, Section 4.3 (Treatment of Company Equity Awards), (c) the Company Cooperation Parties shall be third-party beneficiaries of, and entitled to rely on Section 6.16(c) (Financing Cooperation), (d) if, and only if, the Effective Time occurs, the Indemnified Parties shall be third-party beneficiaries of, and entitled to rely on, Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and (e) the parties to the Confidentiality Agreements shall be third-party beneficiaries of, and entitled to rely on, the proviso to the last sentence of Section 6.6(b); provided, further, that at all times from the date hereof, the Company shall have the right, on behalf of the Company’s stockholders and holders of Company Equity Awards (each of which are third-party beneficiaries of this Agreement solely to the extent required for this provision to be enforceable), to pursue specific performance as set forth in Section 9.5(b) or, if specific performance is not sought or granted as a remedy, damages in accordance with this Agreement (including, for the avoidance of doubt, damages based on the loss of the premium offered to each such holder) in the event of a breach by Parent or Merger Sub of Section 4.1 or Section 4.3 of this Agreement, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such holders.

9.9.        Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.       Definitions.  Capitalized terms used but not defined in this Agreement have the meanings specified in Annex A.

9.11.       Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.12.      Interpretation; Construction.

(a)          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.

(b)          If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  The words “includes” or “including” shall mean “including without limitation”; the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear; the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if;” the word “or” is not exclusive; the word “will” shall be construed to have the same meaning and effect as the word “shall”; any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented.  Currency amounts referenced herein are in U.S. Dollars.  Each reference to a “wholly owned Subsidiary” or “wholly owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).  The phrase “date hereof” shall be deemed to refer to the date of this Agreement.  The terms “provided to” or “made available to” with respect to documents required to be provided by the Company to Parent or Merger Sub shall only include documents filed or furnished by the Company (i) with the SEC and that are publicly available at least one (1) Business Day prior to the date hereof or (ii) in the virtual data room established by or on behalf of the Company in connection with the transactions contemplated by this Agreement (and which Parent or its Representatives can access).  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is to be excluded.  Unless otherwise specified in this Agreement, all references in this Agreement to any Contract, other agreement, document or instrument (excluding this Agreement) mean such Contract, other agreement, document or instrument as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto or incorporated therein by reference.

(c)          The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.13.      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns.  No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, except that Parent or Merger Sub may transfer or assign their rights and obligations under this Agreement, by written notice to the Company, (a) to one of their Affiliates that is a United States person for U.S. federal income Tax purposes, in which event all references to Merger Sub or Parent, as applicable, in this Agreement shall be deemed references to such Affiliate, except that all representations and warranties made in this Agreement with respect to Merger Sub or Parent, as applicable, as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Affiliate as of the date of such designation or (b) to any Debt Financing Source for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; provided that (i) no assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement or consummating the Merger and any other transactions contemplated by this Agreement, (ii) no assignment shall relieve Parent of any of its obligations pursuant to this Agreement and (iii) no assignment shall relieve Merger Sub of its obligations that are unperformed by its assignee.  Any purported assignment in violation of this Agreement is void.

9.14.      Debt Financing Provisions.  Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries and controlled Affiliates, hereby (a) agrees that any Action of any kind or description whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to this Agreement, any Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by, construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (d) agrees that service of process upon it in any such Action shall be effective if notice is given in accordance with this Agreement, (e) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable Law, trial by jury in any such Action brought against the Debt Financing Parties in any way arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that none of the Debt Financing Parties shall have any liability to the Company or any of its Subsidiaries, controlled Affiliates or Representatives (in each case, other than Parent, the Equity Investors and their respective Subsidiaries) relating to or arising out of this Agreement, the Debt Financing (subject to the last sentence of this Section 9.14), or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and the Company (on behalf of itself and its Subsidiaries and controlled Affiliates) waives any and all rights or claims against the Debt Financing Parties and agrees not to commence (and if commenced, agrees to dismiss or otherwise terminate) any Action against any Debt Financing Party with respect to the foregoing and (g) agrees that the Debt Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.14 and that such provisions (or any of the defined terms used herein or any other provision of this Agreement to the extent a modification, waiver or termination of such defined term or provision would modify the substance of this Section 9.14) may not be amended in a manner adverse to any of the Debt Financing Parties without the written consent of the Debt Financing Sources.  Notwithstanding the foregoing, nothing in this Section 9.14 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement or any Debt Financing Party’s obligations to Parent or Merger Sub under the Debt Commitment Letter or the rights of the Company and its Subsidiaries against the Debt Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Effective Time.

9.15.      Non-Recourse. Each party agrees, on behalf of itself and its Related Parties, that all Proceedings (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, any other document executed or delivered in connection herewith or the Merger or any other transactions contemplated hereunder or thereunder (including the Financing); (b) the negotiation, execution or performance of this Agreement or any other document executed or delivered in connection herewith (including any representation or warranty made in connection with, or as an inducement to, this Agreement or any of the other documents executed or delivered in connection herewith); (c) any breach or violation of this Agreement or any other document executed or delivered in connection herewith; or (d) any failure of the Merger or any other transactions contemplated under this Agreement or any other document executed or delivered in connection herewith (including the Financing) to be consummated, in each case of clauses (a) through (d), may be made only against the Persons that are, in the case of this Agreement, expressly identified as parties to this Agreement, and in the case of any other document executed or delivered in connection herewith, Persons expressly identified as parties thereto, and their respective successors and assigns, and in accordance with, and subject to the terms and conditions of, this Agreement or such other document executed or delivered in connection herewith, as applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

OAK-EAGLE ACQUIRECO, INC.

By:	/s/ Turqi A. Alnowaiser
Name: Turqi A. Alnowaiser
Title: President, Vice President and Secretary

OAK-EAGLE MERGERCO, INC.

By:	/s/ Turqi A. Alnowaiser
Name: Turqi A. Alnowaiser
Title: President, Vice President and Secretary

ELECTRONIC ARTS INC.

By:	/s/ Andrew Wilson
Name: Andrew Wilson
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINED TERMS

“Acceptable Confidentiality Agreement” means a confidentiality agreement with the Company that is either (i) in effect as of the date of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case, with customary provisions that are not less restrictive to such person than the provisions of the Confidentiality Agreements.

“Acquisition Proposal” means any proposal or offer by any Person or Group with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, license, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or assets, in each case, representing twenty-five percent (25%) or more of the consolidated net revenues, net income or total assets (including equity securities of the Subsidiaries of the Company) of the Company; (ii) any direct or indirect acquisition by any Person or Group resulting in, or proposal or offer, which if consummated would result in, any Person or Group becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of twenty-five percent (25%) or more of the total voting power of any class of equity securities of the Company, or those of any of its Subsidiaries or assets, in each case, representing twenty-five  percent (25%) or more of the consolidated net revenues or total assets (including equity securities of its Subsidiaries or any other entity) of the Company; or (iii) any combination of the foregoing, in each case, other than with Parent, Merger Sub or one or more of their Affiliates.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person, provided that (w) prior to the Effective Time, none of Parent or Merger Sub shall be deemed to be Affiliates of the Company or any Subsidiaries of the Company, (x) prior to the Effective Time, the Company and Subsidiaries of the Company shall not be deemed to be Affiliates of Parent or Merger Sub, in each case, for any purpose hereunder, and (y) the Guarantors, the Equity Investors and their respective Affiliates shall be deemed to be Affiliates of Parent and Merger Sub. Notwithstanding the foregoing, each of the Equity Investor’s respective affiliated investment funds and vehicles and portfolio companies (as such term is commonly understood in the private equity industry) shall not be deemed to be Affiliates of Parent, Merger Sub, Equity Investors, Guarantors, the Company or any Subsidiaries of the Company, except (i) in the case of the definition of Related Parties (with respect to Parent and Merger Sub), (ii) for purposes of the proviso to Section 6.5(d), (iii) for purposes of Section 9.15 and (iv) in the case of the definition of “Representatives.”

“AI Input” means any materials of any nature (including data, text, numbers, images, photos, graphics, video, audio, or computer codes) collected and used to develop, train, pre-train, refine, fine tune, distill, validate, test, or improve any AI Technology.

“AI Technologies” means any and all machine learning or other artificial intelligence technologies.

          “Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which banks in the County of New York, New York are required or authorized to close.

“CFIUS” means the interagency Committee on Foreign Investment in the United States, including any successor or replacement thereof, and each member agency thereof acting in such capacity.

“CFIUS Approval” means the Parties shall have received any of the following: (i) a written determination from CFIUS stating it has concluded that none of the transactions contemplated hereby, nor any portion thereof, constitutes a “covered transaction” subject to review under the DPA; (ii) a written determination from CFIUS to the effect that it has completed its review of the notification provided to CFIUS pursuant to the DPA with respect to the transactions contemplated hereby and has concluded all action under the DPA with respect to the transactions contemplated hereby; or (iii) CFIUS shall have sent a report to the President of the United States (the “President”) requesting the President’s decision and either (A) the President makes a decision to not suspend or prohibit the transactions contemplated hereby, or any portion thereof, or (B) the President has not taken any action after 15 days from the earlier of the date the President received such report from CFIUS or the end of the investigation period related to the notification provided to CFIUS pursuant to the DPA with respect to the transactions contemplated hereby or any portion thereof.

“Commitment Letters” means, collectively, the Debt Commitment Letter and the Equity Commitment Letters.

“Company Credit Agreement” means the Credit Agreement, dated as of March 22, 2023, by and among the Company, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, refinanced or replaced from time to time.

“Company Equity Plans” means, collectively, the Company’s 2000 Equity Incentive Plan, as amended, and the Company’s 2019 Equity Incentive Plan, as amended.

“Company ESPP” means the Company’s Employee Stock Purchase Plan, as amended.

“Company Notes” means the Company’s 4.80% Senior Notes due 2026, 1.85% Senior Notes due 2031 and 2.95% Senior Notes due 2051.

“Company Stockholder Approval” means the adoption of this Agreement by the affirmative vote of the holders representing a majority of the aggregate voting power of the outstanding Shares entitled to vote thereon.

“Company Termination Fee” means (a) if payable in connection with a valid termination of this Agreement (i) by the Company at or prior to the end of the Window Shop Period pursuant to Section 8.1(h) in order for the Company to enter into a definitive agreement at or prior to the end of the Window Shop Period with respect to a Superior Proposal made by a Qualified Bidder or (ii) by Parent pursuant to Section 8.1(g) in response to a Change of Recommendation with respect to a Superior Proposal made by a Qualified Bidder effected at or prior to the end of the Window Shop Period, an amount equal to $540,000,000 and (b) if payable in any other circumstance, an amount equal to $1,000,000,000.

“Compliant” means, with respect to the Required Information, that: (a) such Required Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that would be applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (b) the financial statements and other financial information included in such Required Information (i) would not be deemed stale or otherwise be unusable under customary practices for offerings of non-convertible, high yield debt securities issued under Rule 144A promulgated under the Securities Act and (ii) are sufficient to permit the Company’s independent auditors to issue customary comfort letters to the Debt Financing Parties to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any Business Day during the Marketing Period (and such auditors have confirmed that they are prepared to issue a comfort letter subject to their completion of customary procedures, with it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities).

“Confidential Data” means all data for which (i) the Company is required by Law, Contract or privacy policy to keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company and (ii) confidential data or other trade secrets included in Owned Intellectual Property or processed by the Company or any of its Subsidiaries.

“Debt Commitment Letter” means the executed debt commitment letter, dated as of the date hereof, addressed to Parent from JPMorgan Chase Bank, N.A., together with all exhibits, annexes and schedules thereto, together with the fee letter referred to therein (with pricing terms, “market flex” provisions and any other economic terms in such fee letters that are customarily redacted in connection with transactions of the type contemplated by the Debt Commitment Letter, in each case, not relating to or impacting conditionality, termination, enforceability, gross amount or availability of the Debt Financing on the Closing Date, being redacted).

“Debt Financing” the debt financing contemplated by the Debt Commitment Letter.

“Debt Financing Parties” means the Debt Financing Sources, together with their respective Affiliates and their and their respective Affiliates’ former, current or future officers, directors, employees, partners, controlling persons, advisors, attorneys, agents and representatives and their respective successors and assigns, in their capacities as such; provided that neither Parent nor any of its Affiliates shall be a Debt Financing Party.

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or any replacement financing, or to purchase securities from or place securities or arrange or provide loans for Parent or Merger Sub in lieu of the Debt Financing under the Debt Commitment Letter, in connection with the Transactions contemplated hereby, including the parties to any commitment letters, joinder agreements, indentures, purchase agreements or credit agreements entered pursuant thereto or relating thereto and their successors and permitted assigns.

“Dissenting Shares” means Shares that are owned by stockholders of the Company who did not vote in favor of this Agreement or the Merger (or consent thereto in writing) and who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL.

“DOJ DSP Rule” mean 28 CFR Part 202, “Preventing Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons,” including any amendments thereto and guidance provided thereunder.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, and all rules and regulations implemented and effective thereunder.

“Environmental Law” means any Law relating to the pollution, protection of the environment or human health and safety as it relates to any Hazardous Substance.

“Equity Commitment Letters” means, the executed equity commitment letters, dated as of the date hereof, addressed to OAK-EAGLE ACQUIRECO, INC. from the Equity Investors.

“Equity Investors” means PIF, Silver Lake and Affinity.

“Excluded Shares” means, collectively, Shares that are to be cancelled or converted in accordance with Section 4.1(b) or Section 4.1(c) and Dissenting Shares.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Financing” means, collectively, the Debt Financing and the Equity Financing.

“Group” shall have the meaning given to such term under Section 13 of the Exchange Act.

“Hazardous Substance” means any material that is presently listed, regulated, classified or defined as hazardous, toxic or as a pollutant under any Environmental Law, including, without limitation, any petroleum compounds, asbestos, or polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, means (i) all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees), (ii) any contingent liability for or guaranty by a Person of any such obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person or such Person’s Subsidiaries in any property as security for any such liability, guaranty or obligation) or (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case to the extent drawn), in the case of (i) through (iii), whether or not any of the foregoing is evidenced by any note, indenture, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.

“Indenture” means that certain Indenture, dated as of February 24, 2016 (the “Base Indenture”), by and between the Company and the Trustee relating to the Company Notes, as amended or supplemented from time to time, including, as applicable, by the (i) First Supplemental Indenture dated as of February 24, 2016 (the “First Supplemental Indenture”) and (ii) Second Supplemental Indenture dated as of February 11, 2021 (the “Second Supplemental Indenture”).

“Industry Standards” means, to the extent applicable to the Company or its Subsidiaries, the standards of the Entertainment Software Ratings Board, the International Game Developers Association and the Games Rating Authority, in each case, as in effect as of the date hereof.

“Intellectual Property” means all intellectual property rights or equivalent proprietary rights arising in any jurisdiction throughout the world, including those arising under, provided by, or associated with any of the following:  (i) patents and patent applications, including any renewals, reissuances, modifications, continuations, continuations-in-part, revisions, divisionals, reexaminations, extensions and foreign counterparts thereof; (ii) trademarks, service marks, trade dress, logos, trade names and other designations of source or origin, and all goodwill associated therewith; (iii) internet domain names, social media accounts, uniform resource locators (URLs), and other identifiers and locators associated with Internet addresses and sites; (iv) copyrights, copyrightable works and corresponding rights of authors in works of authorship (including in software as a work of authorship); (v) trade secrets and industrial secret rights, and intellectual property rights in inventions, know-how, algorithms, data, databases, software, technologies, processes, and confidential or proprietary business, financial, or technical information and (vi) any registration of or applications for any of the foregoing.

“IT Systems” means the software, mobile applications, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, in each case, owned or controlled by the Company or any of its Subsidiaries for use in the conduct of its business as it is currently conducted.

“Knowledge” means, when used with respect to the Company, the actual knowledge of the Persons listed on Section A.1 of the Company Disclosure Schedule and, with respect to Parent, the actual knowledge of the persons listed on Section A.1 of the Parent Disclosure Schedule.

“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

“Lien” means any mortgage, lien, license (other than licenses, covenants not to assert and similar rights granted under Intellectual Property other than as a security interest), pledge, charge, security interest, deed of trust, U.S. Uniform Commercial Code lien, easement, or similar encumbrance in respect of any property or asset, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, other than restrictions on transfer arising under applicable securities Laws.

“Marketing Period” means the first period of seventeen (17) consecutive Business Days after the date of this Agreement commencing on the date that (a) Parent has been provided the Required Information and the Required Information is Compliant and (b) all of the conditions set forth in Section 7.1 have been satisfied or, to the extent permitted by applicable Law, waived and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 to fail to be satisfied assuming the Closing were to be scheduled for any time during such seventeen (17) consecutive Business Day period; provided that (i) if the Marketing Period has not been completed on or prior to December 19, 2025, the Marketing Period shall not commence earlier than January 5, 2026, (ii) if the Marketing Period has not been completed on or prior to August 21, 2026, the Marketing Period shall not commence earlier than September 8, 2026, (iii) if the Marketing Period has not been completed on or prior to December 18, 2026, the Marketing Period shall not commence earlier than January 4, 2027, (iv) November 27, 2025, November 28, 2025, May 25, 2026, July 3, 2026, November 26, 2026 and November 27, 2026 shall not count as Business Days for such seventeen (17) consecutive Business Day period (provided, however, that such exclusion shall not restart such period pursuant to this clause (iv)), (v) the Marketing Period shall be deemed to have been completed and automatically end on any earlier date on which the Debt Financing is consummated and Parent or its Affiliate shall have obtained the net proceeds contemplated thereby (including as a result of the issuance of debt into escrow) and (vi) the Marketing Period shall be deemed not to have commenced if, after the date of this Agreement and prior to the completion of such seventeen (17) consecutive Business Day period, (A) the Company’s auditor shall have withdrawn its audit opinion with respect to any annual audited financial statements constituting Required Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods (or for financial statements for such other periods as may then constitute Required Information) by such auditor or another independent public accounting firm of recognized national standing, (B) the Company, the board of directors of the Company or the auditors of the Company shall have determined that a restatement of any historical financial information constituting Required Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended to reflect such restatement (or such financial statements no longer constitute Required Information) or Parent, the Company or the board of directors of Company subsequently concludes that no restatement shall be required in accordance with U.S. GAAP, (C) the Required Information, when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained in the Required Information, taken as a whole, not materially misleading in light of the circumstances under which such statements are made, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information has been updated or supplemented so that there is no longer, when taken as a whole, any such untrue statement of material fact or omission to state any material fact necessary in order to make the statements contained therein not materially misleading, when taken as a whole, in light of the circumstances under which such statements are made (provided that any supplemental disclosure that would typically be included in a customary pricing supplement (and that would not typically require circulating updated disclosure to potential investors prior to pricing of any related securities offering) shall not be construed to be a material misstatement or omission) or (D) the financial statements and other financial information included in the Required Information that are available to Parent on the first day of the Marketing Period would be deemed stale on any day during the Marketing Period or otherwise be unusable under customary practices for offerings of non-convertible, high yield debt securities issued under Rule 144A promulgated under the Securities Act. If at any time the Company shall in good faith believe that it has provided the Required Information and that the Required Information is Compliant and that the Marketing Period has commenced, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery and when it believes such period has commenced), in which case the Required Information will be deemed to have been delivered (and be Compliant) and the Marketing Period will be deemed to have commenced on the date of such notice, unless Parent in good faith reasonably believes the Marketing Period has not commenced (including as a result of clauses (A) through (D) above) and, within two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity why Parent believes the Marketing Period has not commenced and what Required Information is required to be delivered to commence the Marketing Period or why the Required Information is not Compliant), following which the Required Information shall be deemed to have been received by Parent as soon as the Company delivers to Parent such specified portion of the Required Information (and the Marketing Period shall be deemed to have commenced at such time provided the Required Information is then Compliant); provided that (a) notwithstanding the foregoing, the delivery of the Required Information shall be satisfied at any time which (and so long as) Parent shall have actually received the Required Information, regardless of whether or when any such notice is delivered by the Company and (b) it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information has in fact been delivered, that such Required Information is Compliant and that the Marketing Period has commenced.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or taken together, is materially adverse to the business financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that, no change, effect, event, occurrence, state of facts or development resulting from the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur:  (A) changes in the economy or financial, debt, credit or securities markets generally in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (B) changes generally affecting the industries or geographic regions in the United States or elsewhere in which the Company and its Subsidiaries operate; (C) changes or proposed changes in U.S. GAAP or other accounting standards or interpretations thereof; (D) changes in any political or geopolitical, regulatory, legislative or social conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing; (E) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, epidemics or other outbreaks of disease, quarantine restrictions, floods, droughts or other natural disasters and force majeure events) (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s)); (F) any capital market conditions, in each case in the United States or any other country or region in the world in which the Company and its Subsidiaries operate; (G) changes or proposed changes in Laws (or the enforcement or interpretation thereof); (H) any computer hacking, data breaches, ransomware or cyberattacks, or other outages or terminations of web hosting platforms; (I) a decline in the price or trading volume of the Shares on Nasdaq or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries; provided that the underlying causes may be taken into account to the extent not otherwise excluded by other clauses of this definition; (J) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided that the underlying causes may be taken into account to the extent not otherwise excluded by other clauses of this definition; (K)(x) the impact of the identity of Parent or Merger Sub or any of their Affiliates or (y) the announcement, pendency or consummation of this Agreement or the Merger, including, in each case the impact thereof on the Company’s or its Subsidiaries’ relationships with employees, customers, suppliers, distributors, partners, vendors or other Persons (provided that no effect shall be given to this clause (K) for purposes of any representation or warranty in Sections 5.1(d) or 5.1(i)(v) to the extent the purpose of such representation or warranty is to address the consequences of the execution of this Agreement or the consummation of the transactions contemplated hereby); (L) any action or claim made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees to the extent arising out of this Agreement or the Merger or any other transactions contemplated by this Agreement (provided no effect shall be given to this clause (L) for purposes of any representation or warranty in Sections 5.1(d) or 5.1(i)(v) to the extent the purpose of such representation or warranty is to address the consequences of the execution of this Agreement or the consummation of the transactions contemplated hereby); (M) any action or inaction by the Company or its Subsidiaries taken or omitted to be taken at the written request of Parent or Merger Sub or with the written consent of Parent or Merger Sub or expressly contemplated by this Agreement (other than Section 6.1(b)); (N) any matter described or disclosed in the Company Disclosure Schedule; or (O) the availability or cost of equity, debt or other financing to Parent or Merger Sub; except, in the case of clauses (A) through (H), if the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected by such changes, effects, events, occurrences or developments, compared to other companies in the industry in which the Company and its Subsidiaries operate and then solely to the extent of any such disproportionality.

“Nasdaq” means the NASDAQ Stock Market LLC.

“Owned Intellectual Property” means all Intellectual Property (whether registered or unregistered) owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” means each parcel of real property owned by the Company or any of its Subsidiaries.

“Owned Source Code” means source code embodied by copyrights (whether registered or unregistered) included in the Owned Intellectual Property.

“Permitted Liens” means:  (I) Liens for Taxes or assessments that are (x) not yet due or delinquent or (y) the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP prior to the date of this Agreement; (II) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, workmen’s, materialmen’s or repairmen’s liens or other like Liens arising or incurred in the ordinary course of business; (III) with respect to the Leased Real Property and Owned Real Property, (w) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions that do not materially impair the use, occupancy or value of such Leased Real Property or Owned Real Property, including any other agreements, conditions or restrictions that are shown by a current title report or other similar report or listing or implied by law, including easements for streets, alleys, highways, telephone lines, power lines, and railways, and all matters of public record, (x) any conditions that would be apparent or revealed by a current survey or physical inspection, (y) zoning, building, subdivision or other similar requirements or restrictions and (z) Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the present use and operation of such property; (IV) as to any Leased Real Property or Owned Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder that does not materially impair the use, occupancy or value of such Leased Real Property or Owned Real Property; (V) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws, social security, retirement or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (VI) Liens to the extent specifically disclosed or reflected on the consolidated balance sheet of the Company for the quarterly period ended June 30, 2025 (including any notes thereto) and/or securing Indebtedness or other obligations reflected on such balance sheet and disclosed on the Company Disclosure Schedule, (VII) Liens to be released at or prior to Closing; and (VIII) Liens relating to intercompany borrowings among a Person and its wholly owned Subsidiaries.

“Person” means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Personal Information” means any information that (i) specifically identifies, is reasonably capable of being associated with, or could reasonably be linked with a particular individual or household, or (ii) is otherwise defined as “personal information,” “personal data,” or “personally identifiable information” under any applicable privacy Laws.

“Privacy and Security Requirements” means, to the extent applicable to the Company and its Subsidiaries and to the extent pertaining to the privacy, data security, use, disclosure, interoperability, or processing of Personal Information, all: (a) Laws; (b) publicly posted policies or notices issued by and binding on the Company; (c) contractual obligations of the Company; and (d) public policies issued by any Governmental Authority binding on the Company.

“Qualified Bidder” means any Person or Group that includes any Person from whom the Company or any of its Representatives has received a written Acquisition Proposal after the date of this Agreement and prior to the end of the Window Shop Period, that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, prior to the end of the Window Shop Period is a Superior Proposal; provided, however, that notwithstanding the satisfaction of the foregoing criteria set forth in this sentence with respect to any Person or Group, such Person or Group shall not be deemed to be a “Qualified Bidder” unless the Company shall have notified Parent that such Person has satisfied such criteria by no later than 11:59 p.m. (New York time) on the first Business Day following the end of the Window Shop Period; provided, further, that any such Person (or Group) shall cease to be a Qualified Bidder if, at any time, (x) the Acquisition Proposal submitted by such Person (or Group) is withdrawn or terminated in writing (it being understood that any amendment, modification or replacement of such Acquisition Proposal shall not be deemed a withdrawal of such Acquisition Proposal) or (y) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the Acquisition Proposal submitted by such Person (or Group) is no longer a Superior Proposal.

“Real Property Leases” means the leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property.

“Registered Intellectual Property” means all Owned Intellectual Property that is issued by, registered with or the subject of a pending application before any Governmental Authority or (in the case of domain name registrations) any domain name registrar.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, consultants, investment bankers, attorneys, accountants and other advisors or representatives.

“Required Information” means (a) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type customarily included in offering memoranda for offering(s) of non-convertible, high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act as contemplated by the Debt Commitment Letter, assuming that such offering(s) were consummated at the same time during the Company’s fiscal year as such offering(s) of debt securities will be made (including all audited financial statements and all unaudited financial statements (which will have been reviewed by the Company’s independent auditors as provided in Statement on Auditing Standards 100)) and (b) such other pertinent and customary information regarding the Company and its Subsidiaries (including their assets) (i) requested by Parent to the extent that such information is required in connection with the Debt Commitment Letter or the Debt Financing or of the type and form customarily included in offering memoranda for an offering of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act as contemplated by the Debt Commitment Letter or marketing documents used in connection with the Debt Financing including (A) the historical financial, business and other information of the Company and its Subsidiaries that is requested by Parent to the extent necessary to permit Parent to prepare (x) pro forma financial statements (provided, however, that the Company and its Subsidiaries shall have no obligation to prepare any pro forma financial statements), (y) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (z) to the extent reasonably requested by Parent for disclosure and reasonably reliable and readily available without unreasonable effort, “flash” or “recent developments” financial information, in each case of (x), (y) and (z), in all material respects in compliance with the requirements of Regulation S-X under the Securities Act for registered offerings of securities on Form S-1 (or any successor form thereto) under the Securities Act (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities), and for the periods (including for the twelve (12)-month period ending on the last day of the most recently completed fiscal quarter) customarily included in such offering memoranda and (B) all cost savings initiatives initiated or implemented by the Company or any of its Subsidiaries and any realized synergies or (ii) as otherwise necessary to receive from the Company’s independent auditors (and any other auditor to the extent that financial statements audited or reviewed by such auditors are or would be included in such offering memorandum) customary “comfort” (including “negative assurance” comfort and change period comfort), together with drafts of customary comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, with respect to the financial information to be included in such offering memorandum. Notwithstanding anything to the contrary in this Agreement, nothing herein will require the Company or any of its Affiliates to provide (or be deemed to require any of them to prepare) any (A) pro forma financial information or pro forma financial statements, (B) description of all or any portion of the Debt Financing, including any “description of notes,” “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in preparation of an offering memorandum for private placements of non-convertible, high-yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, (C) risk factors relating to all or any component of the Debt Financing, (D) (1) historical financial statements or other information required by Rule 3-05, Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X under the Securities Act, (2) any compensation discussion and analysis or other information required by Item 10, Item 402, Item 404 or Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or (3) separate Subsidiary financial statements, (E) projections, (F) information regarding any post-Closing or pro-forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (G) information not reasonably available to the Company or its Affiliates under their respective current reporting systems. The information described in clauses (A)-(G) of this definition is collectively referred to as the “Excluded Information.” The parties hereto agree that the filing by the Company with the SEC of an annual report on Form 10-K or a quarterly report on Form 10-Q that includes any annual audited financial statements or quarterly interim financial statements of the Company included in the Required Information will be deemed to satisfy any requirement to deliver such financial statements to the Parent so long as such financial statements otherwise comply with the requirements set forth in “Required Information” with respect thereto.

“Sanctioned Country” means any country or region or government thereof that is, or has been since April 24, 2019, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” means (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Sanctions” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“Security Incident” means any (a) unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other Processing of Personal Information and/or Confidential Data; or (b) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“Solvent” means, with respect to any Person, that (a) the fair saleable value (determined on a going concern basis) of the assets of such Person is greater than the total amount of such Person’s liabilities (including all liabilities, whether or not reflected on a balance sheet prepared in accordance with U.S. GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (b) such Person is able to pay its debts and obligations in the ordinary course of business as they become due; and (c) such Person has adequate capital to carry on its businesses and all businesses in which it is about to engage.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal (with references therein to “twenty-five percent (25%) or more” being deemed to be replaced with references to “more than fifty percent (50%)”), by a Person or Group that either the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel and after taking into account such legal, financial, regulatory and other aspects of such proposal and the Person or Group making such proposal, as the Company Board deems relevant, to be more favorable from a financial point of view to the Company’s stockholders (in their capacity as such) than the Merger (taking into account, as the Company Board deems relevant, all legal, regulatory, financial, financing and other aspects of such proposal and, if applicable, any revisions committed to in writing by Parent pursuant to Section 6.2(d)(i))

“Tax” or “Taxes.” means all U.S. federal, state, local, provincial or foreign income, windfall or other profits, franchise, gross receipts, capital, capital stock, payroll, sales, employment, social security, unemployment, use, ad valorem, property, estimated, withholding, excise, severance, stamp, occupation, value added, inventory, license or transfer taxes, customs duties, tariff, and any other charge in the nature of tax imposed by any Governmental Authority, together with all interest, penalties and additions to tax imposed with respect to such amounts, whether disputed or not.

“Tax Return” means any returns, reports, declarations, elections, claims for refunds, estimated tax filings, information returns or similar filings filed or required to be filed with any Governmental Authority with respect to Taxes, including any attachments thereto and any amendments thereof.

“Tax Sharing Agreement” means any Tax sharing, Tax allocation, Tax indemnity or similar agreement (other than (x) any commercial, lease, or acquisition agreement, the principal purpose of which is not related to Taxes or (y) any agreement exclusively between or among the Company and/or its Subsidiaries).

“Trustee” means U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association).

“U.S. GAAP” means United States generally accepted accounting principles.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar Laws.

“Willful and Material Breach” means a material breach of this Agreement that results from a willful or deliberate act or failure to act by a Party that knows, or could reasonably be expected to have known, that the taking of such act or failure could result in such a material breach.

“Window Shop Period” means the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on the date that is forty-five (45) days after the date of this Agreement; provided, that if the Company has determined in good faith that an Acquisition Proposal received from a Qualified Bidder is a Superior Proposal prior to the end of such 45-day period, then the Window Shop Period shall be extended until 11:59 p.m. (New York time) on the date that is seventy-five (75) days after the date of this Agreement.

Action	5.1(h)
Affinity	Recitals
Agreement	Preamble
Alternate Debt Financing	6.13(c)
Alternative Acquisition Agreement	6.2(c)(v)
AP Guarantee	Recitals
Applicable Date	5.1
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(i)(i)
Book-Entry Shares	4.1(a)
Bylaws	2.2
Certificate of Merger	1.3
CFIUS Notice	6.5(a)
Change of Recommendation	6.2(c)(iv)
Charter	2.1
Chosen Courts	9.5(a)

Closing	1.2
Closing Date	1.2
Code	4.2(h)
Company	Preamble
Company Board	Recitals
Company Cooperation Parties	6.16(b)
Company Disclosure Schedule	5.1
Company Equity Awards	4.3(d)
Company Financial Statements	5.1(e)(iii)
Company Note Offer	6.16(a)(x)
Company Option	4.3(a)
Company Permits	5.1(j)(ii)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company RSU Award	4.3(a)
Company Stockholders Meeting	6.4(a)
Conditional Redemption Notice	6.16(a)(x)
Contract	5.1(d)(ii)
D&O Insurance	6.11(c)
Debt Financing	5.2(f)(i)
Debt Offer Documents	6.16(a)(x)
Definitive Agreements	6.3(a)
DGCL	Recitals
DOJ	6.5(b)
DTC	4.2(c)(i)
Effective Time	1.3
Equity Financing	5.2(f)(ii)
ERISA	5.1(i)(i)
Exchange Act	5.1(d)(i)
Final Exercise Date	4.3(c)
Financing Amounts	5.2(f)(v)
FTC	6.5(b)
Governmental Authority	5.1(d)(i)
Guarantees	Recitals
Guarantors	Recitals
Indemnified Parties	6.11(a)
Insurance Policy	5.1(r)
Insurance Premium Cap	6.11(c)
Interest and Expenses Cap	8.2(d)
Interests and Expenses	8.2(c)
Intervening Event	6.2(d)(ii)
IRS	5.1(i)(ii)
Labor Agreement	5.1(p)(i)
Laws	5.1(j)(i)
Letter of Transmittal	4.2(c)(i)
Liability Limitation	8.2(e)

Material Contract	5.1(k)(i)
material weakness	5.1(e)(ii)
Measurement Date	5.1(b)(i)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
Multiemployer Plan	5.1(i)(i)
New Debt Commitment Letter	6.13(c)
Non-U.S. Benefit Plan	5.1(i)(i)
Order	5.1(h)
Parent	Preamble
Parent Disclosure Schedule	5.2
Parent Termination Fee	8.2(c)
Parties	Preamble
Party	Preamble
Paying Agent	4.2(a)
Payment Fund	4.2(b)
PIF	Recitals
PIF Guarantee	Recitals
Prohibited Modification	6.13(b)
Proxy Statement	6.3(a)
Redemption Certificate	6.16(a)(x)
Regulatory Law	6.5(e)
Reimbursement Obligations	8.2(e)
Related Party	8.2(e)
Required Jurisdictions	7.1(d)
SEC	5.1(e)(i)
Securities Act	5.1(d)(i)
Share Certificate	4.1(a)
Shares	4.1(a)
significant deficiency	5.1(e)(ii)
Silver Lake	Recitals
Silver Lake Guarantee	Recitals
Surviving Corporation	1.1
Tail Period	6.11(c)
Takeover Statute	5.1(m)
Termination Payment	8.2(d)
Trade Controls	5.1(w)(i)
Transaction Litigation	6.12
U.S. Benefit Plan	5.1(i)(i)

Exhibit 10.1

Execution Version

VOTING, SUPPORT AND ROLLOVER AGREEMENT

This Voting, Support and Rollover Agreement (this “Agreement”) is made and entered into as of September 28, 2025, by and among Oak-Eagle AcquireCo, Inc., a Delaware corporation (“Parent”), Electronic Arts Inc. a Delaware corporation (the “Company”) and the Public Investment Fund (the “Stockholder”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Oak-Eagle MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;

WHEREAS, as of the date hereof, the Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d‑3 under the Securities Exchange Act of 1934 (the “Exchange Act”, as amended), which meaning will apply for all purposes of this Agreement; provided, that all warrants, and other convertible securities are included even if not exercisable within sixty (60) days of the date hereof) of the number of shares of common stock, par value $0.01 per share, of the Company (the “Company Stock”) as set forth next to the Stockholder’s name on Schedule A hereto, being all of the shares of Company Stock owned of record or beneficially by the Stockholder as of the date hereof (the “Owned Shares” and, the Owned Shares together with the Additional Shares (as defined herein), the “Covered Shares”);

WHEREAS, the Company Board has, by unanimous vote of the directors voting, (a) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the Merger Agreement, (c) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained herein, (d) resolved to recommend that the stockholders of the Company vote to adopt the Merger Agreement, in each case on the terms and subject to the conditions set forth in the Merger Agreement and (e) directed that the Merger Agreement be submitted to the Company’s stockholders for their adoption;

WHEREAS, concurrently with and contingent upon the Closing in accordance with the Merger Agreement, the Stockholder desires to transfer, contribute and deliver to a newly formed holding entity that wholly owns (directly or indirectly) Parent (the “Parent Entity”) the Rollover Shares (as defined below) in exchange for the issuance by the Parent Entity to the Stockholder of a number of shares of equity interests of the Parent Entity with aggregate value equal to the Rolled Value (“Parent Entity Interests”); and

WHEREAS, as an inducement and condition for the Company, Parent and Merger Sub to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement with respect to its Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Additional Shares” means, with respect to the Stockholder, any additional shares of Company Stock or other voting securities of the Company that the Stockholder may acquire record and/or beneficial ownership of after the date hereof (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or issued upon the exercise or conversion of any convertible securities).

“Expiration Time” means the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof and (c) with respect to Section 3 only, receipt by the Company of the Company Stockholder Approval.

“Lien” means any lien, encumbrance, hypothecation, adverse claim, charge, mortgage, security interest, pledge or option, proxy, right of first refusal or first offer, preemptive right, deed of trust, servitude, voting agreement, voting trust, transfer restriction or any other similar restriction.

“Permitted Lien” means (a) any Lien arising under this Agreement and (b) any applicable restrictions on transfer under the Securities Act.

“Rolled Value” means, with respect to any Rollover Shares the aggregate amount of Merger Consideration that the holder of such Rollover Shares would have received as of the Effective Time if such Rollover Shares were converted into the right to receive the Merger Consideration in accordance with the Merger Agreement.

“Rollover Shares” means, such number of Covered Shares owned by the Stockholder (or any controlled Affiliate thereof) immediately prior to the Rollover Closing.

2

“Transfer” means (a) any direct or indirect offer, tender, sale, assignment, exchange, encumbrance, pledge, hypothecation, dividend, distribution, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, consolidation, statutory conversion, statutory domestication, transfer or continuance, share exchange, business combination, testamentary disposition, gift, operation of applicable Law or otherwise), or entry into any option or other Contract, swap, arrangement, agreement or understanding with respect to any offer, tender, sale, assignment, exchange, encumbrance, pledge, hypothecation, dividend, distribution, disposition, loan or other transfer (whether voluntary or involuntary and including by merger, consolidation, statutory conversion, statutory domestication, transfer or continuance, share exchange, business combination, testamentary disposition, gift, operation of applicable Law or otherwise), of any Covered Shares or any interest (including legal or beneficial) in any Covered Shares (in each case other than this Agreement), (b) the deposit of any Covered Shares into a voting trust, the entry into a voting agreement, arrangement, understanding or commitment (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney with respect to such Covered Shares, (c) the creation of any Lien, or the entry into any Contract, swap, arrangement, agreement or understanding creating any Lien, with respect to any Covered Shares (other than Permitted Liens), (d) the entry into any derivative or hedging arrangement with respect to any Covered Shares or any interest therein or (e) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d) above; provided, that Liens on Covered Shares in favor of a bank or broker-dealer, in each case holding custody of Covered Shares in the ordinary course of business, shall not be considered a Transfer hereunder, provided that any transfer as a result of the exercise of remedies under such liens shall be deemed to be a Transfer.

2.           Agreement to Not Transfer the Covered Shares. From the execution and delivery hereof until the Expiration Time, the Stockholder agrees not to, and agrees to cause its Representatives (on the Stockholder’s behalf) not to, directly or indirectly, Transfer or cause or permit the Transfer of any of the Stockholder’s Covered Shares (except as provided in this Section 2 or in connection with the Rollover Closing), other than with the prior written consent of the Company; provided, however, that the Stockholder may, Transfer any such Covered Shares to any Affiliate of the Stockholder controlled by, or under common control with, the Stockholder, only if such transferee of such Covered Shares, as a condition to such Transfer, evidences in writing in a form reasonably satisfactory to the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the transferring Stockholder. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2 shall be null and void ab initio and of no effect whatsoever. If any involuntary Transfer of any of the Stockholder’s Covered Shares shall occur (including a sale by Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, the Stockholder hereby authorizes the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of such Covered Shares). To the extent requested by the Company, the Stockholder shall promptly surrender or cause to be surrendered the certificate(s), if any, representing any Covered Shares owned beneficially or of record from time to time by the Stockholder so that the transfer agent of such Covered Shares may affix onto such certificate(s) an appropriate legend referencing the restrictions on transfer and ownership set forth in this Agreement. The Stockholder further acknowledges and agrees that, with respect to any Covered Shares owned beneficially or of record by the Stockholder that are uncertificated, this Agreement shall constitute notice to the Stockholder of any legend that would be set forth on any certificate representing such Covered Shares if such Covered Shares were represented by a certificate. The Stockholder agrees that it shall not, and shall cause its Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the Merger Agreement. For the avoidance of doubt, the fact that Stockholder’s Covered Shares may be loaned by Stockholder as part of customary securities lending arrangements shall not constitute a Transfer and actions taken in connection therewith shall constitute a Permitted Lien, so long as Stockholder is entitled to vote any such loaned Covered Shares at any stockholder meeting of the Company (and at every adjournment or postponement or recess thereof), and in any other circumstance, however called, including in connection with any request for an action by consent of the Company’s stockholders in lieu of a meeting, in each case, prior to the Expiration Time (including by recalling such loaned Shares prior to the record date for such meeting or action by consent as necessary, following which record date the Stockholder may again loan any or all of Stockholder’s Covered Shares as part of customary securities lending arrangements).

3

3.           Agreement to Vote the Covered Shares.

3.1        From the execution and delivery of this Agreement until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement or recess thereof), and in any other circumstance, however called, including in connection with any request for an action by consent of the Company’s stockholders in lieu of a meeting, the Stockholder shall vote (including by providing proxy) or execute and deliver a consent with respect to, all of the Stockholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including by providing proxy) or execute and deliver a consent with respect to all of the Stockholder’s Covered Shares):

(a)        in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement;

(b)        in favor of the adoption of any amended and restated Merger Agreement or amendment to the Merger Agreement that is agreed to by Parent;

(c)        in favor of the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes present for there to be a quorum or for the adoption of the Merger Agreement (or any amendment thereto) on the date on which such meeting is held, or if the Company or Parent proposes or requests such adjournment or proposal, in each case, in accordance with the Merger Agreement; and

(d)        against (i) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company, under the Merger Agreement or of the Stockholder under this Agreement, (ii) any Acquisition Proposal or any action or proposal in furtherance of any Acquisition Proposal, including, in each case, any Superior Proposal, without regard to the terms thereof, (iii) any action, proposal, transaction or agreement that would change in any manner the voting rights of any shares of the Company (including, without limitation, any extraordinary corporate transaction, such as a merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, division, statutory conversion, statutory transfer, domestication or continuance or similar transaction, any amendment, modification, supplement and/or restatement of the Company’s certificate of incorporation, bylaws or other organizational or governing documents, any sale, lease, sublease, exchange, license, sub-license, or other disposition of all or a material portion of the assets of the Company or any of its subsidiaries) and (iv) any other action or proposal which would reasonably be expected to prevent or materially impede or materially delay the consummation of the Merger.

4

4.           Rollover Transaction.

4.1        Rollover. At the Rollover Closing (as defined below), upon the terms and subject to the conditions of this Agreement, the Stockholder and Parent hereby agree to take the following actions:

(a)       The Stockholder shall transfer, contribute and deliver to the Parent Entity the Rollover Shares held by the Stockholder (or by any controlled Affiliate thereof), free and clear of any Liens (other than restrictions under applicable securities Laws and the organizational documents of the Parent Entity), and in exchange therefor the Parent Entity shall issue to the Stockholder (or such controlled Affiliates thereof) the Parent Entity Interests, free and clear of any Liens (other than restrictions under the Securities Act and applicable state and federal securities Laws) (the “Rollover Contribution”).

(b)        Immediately after the Rollover Contribution, the Parent Entity shall transfer, contribute and deliver (or cause to be transferred, contributed and delivered) such Rollover Shares to Parent (including by way of successive contributions down the chain through any intermediate entities between the Parent Entity and Parent) (the “Successive Contributions”).

4.2        The Stockholder acknowledges and agrees that neither it, nor any of its Affiliates (including Parent, the Parent Entity or any intermediate entities party to the Successive Contributions) shall receive any cash payments under the Merger Agreement (including the Merger Consideration or any payments under Section 4.3 of the Merger Agreement) for the Rollover Shares delivered pursuant to the Rollover Contribution or delivered by the Parent Entity or any intermediate entities party to Parent or intermediate entity pursuant to the Successive Contributions.

4.3        The Stockholder and Parent intend, for U.S. federal and applicable state and local income Tax purposes, to treat (i) the Rollover Contribution, together with the contribution of cash or other property to the Parent Entity by the other member(s) of the Parent Entity, as a transaction described in Section 351(a) of the Code, (ii) any transfer of the Parent Entity Interests, immediately after the Rollover Contribution, by the Stockholder to a newly formed holding entity (to be treated as a partnership for U.S. federal income Tax purposes and that directly owns all of the remaining interests in the Parent Entity), in exchange for interests in such newly formed holding entity, as a transaction described in 721(a) of the Code, and (iii) the Successive Contributions, together with the contribution of cash or other property, as transactions described in Section 351(a) of the Code. The Stockholder and Parent, as applicable, shall report such transfers for U.S. federal and applicable state and local income Tax purposes in accordance therewith, and no party shall take any position inconsistent therewith unless required by applicable Law.

5

4.4        Rollover Closing. Subject to the satisfaction (or waiver by the parties entitled to the benefit thereof) of the conditions set forth in Section 4.5, the closing of the transactions contemplated by this Section 4 (the “Rollover Closing”) will take place immediately prior to, but subject to the substantially simultaneous occurrence of, the Closing, unless otherwise agreed by Parent and Stockholder.

4.5        Conditions to Obligations. The obligations of Parent and the Stockholder to consummate the Rollover Closing shall be subject to the satisfaction (or waiver pursuant to the Merger Agreement) of all of the conditions to the consummation of the Merger as set forth in the Merger Agreement.

5.           Waiver of Appraisal Rights and Certain Other Actions. The Stockholder hereby irrevocably and unconditionally waives and agrees not to exercise any and all appraisal rights under Section 262 of the DGCL with respect to all of the Stockholder’s Covered Shares owned (beneficially or of record) by the Stockholder. In addition, the Stockholder hereby agrees not to commence or participate in (x) any class action with respect to Parent, Merger Sub, the Company or any of their respective Subsidiaries or successors, or (y) any legal action, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Subsidiaries or successors, in each case: (a) relating to the execution, negotiation or delivery of this Agreement or the Merger Agreement, (b) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (c) to the fullest extent permitted under Applicable Law, alleging a breach of any duty of the Company Board, Parent or Merger Sub in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby. Notwithstanding the foregoing, this Section 5 shall not apply to limit in any respect (x) any rights or remedies of any party hereto (or any Affiliate of any such party) under, or the right or ability of any party hereto (or any Affiliate of any such party) to enforce, the provisions of this Agreement or the Merger Agreement or any document contemplated thereby or (y) Stockholder from participating as a defendant, or asserting counterclaims or defenses, in any action or proceeding brought or claims asserted against Stockholder or any of its Representatives or Affiliates relating to this Agreement, the Merger Agreement or the transactions contemplated thereby.

6.           [Reserved].

7.           Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and the Company that:

6

7.1       Due Authority. the Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement and the other definitive documentations contemplated hereby. The Stockholder is duly organized, validly existing and in good standing (to the extent such concept exists) in accordance with the laws of its jurisdiction of formation, as applicable. The execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been (or, in case of the other definitive documentations contemplated hereby, will at the Rollover Closing be) validly authorized, and, assuming the accuracy of the representations and warranties set forth in Section 8.2(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and this Agreement constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar applicable Laws affecting or relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

7.2       Ownership of the Covered Shares. (a) The Stockholder is, as of the date hereof, the beneficial and/or record owner of the Stockholder’s Covered Shares, all of which are free and clear of any Liens, other than Permitted Liens, and (b) the Stockholder has sole voting power over all of the Covered Shares and prior to the Rollover Closing no person (other than the Stockholder and any person under common control with the Stockholder) has a right to acquire any of the Covered Shares held by the Stockholder. Other than as contemplated by the Rollover Closing, the Stockholder has not entered into any agreement to Transfer any Covered Shares (other than this Agreement). As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares, except as set forth on Schedule A.

7.3        No Conflict: Consents.

(a)        The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement does not and will not: (i) violate any Laws applicable to the Stockholder or (ii) result in any breach of or constitute a default under any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject or (iii)  violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of the Stockholder, in each case of clauses (i) through (iii), except for such violations, breaches or defaults as would not materially delay or impair in any material respect the ability of the Stockholder to perform its obligations under this Agreement.

(b)        Other than as set forth in Section 5.1(d)(i) of the Merger Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

7.4        Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to prevent, delay or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

7

8.           Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

8.1       Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement and the other definitive documentations contemplated hereby. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement and the other definitive documentations contemplated hereby, the performance of Parent’s obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereunder has been (or, in case of the other definitive documentations contemplated hereby, will at the Rollover Closing be) validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 7.3(b), no other consents or authorizations are required to give effect to this Agreement or the other definitive documentations contemplated hereby or the transactions contemplated by this Agreement or the other definitive documentations contemplated hereby. This Agreement has been, and the other definitive documentations contemplated hereby will at the Rollover Closing be, duly and validly executed and delivered by Parent, and this Agreement constitutes, and the other definitive documentations contemplated hereby will at the Rollover Closing constitute, a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar applicable Laws affecting creditors’ rights and remedies generally.

8.2        No Conflict: Consents.

(a)        The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement does not and will not: (i) violate any applicable Laws applicable to it, or (ii) result in any breach of or constitute a default under any Contract or obligation to which Parent is a party or by which Parent is subject, or (iii) violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of Parent, in the case of each of clauses (i) through (iii), except for such violations, breaches or defaults as would not prevent, materially delay or materially impair the ability of Parent to perform its obligations under this Agreement.

(b)        No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act or in compliance with any applicable requirements of any other Regulatory Laws (including CFIUS), any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

8.3        Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of each of Parent, threatened against or affecting Parent, as applicable, that would reasonably be expected to prevent, materially delay or materially impair the ability of Parent, as applicable, to perform its obligations under this Agreement.

8

8.4        Business Activities. Parent was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Merger Agreement, has engaged in no other business activities or operations other than (i) as contemplated by this Agreement, the Merger Agreement and matters ancillary thereto or related to the Merger contemplated by this Agreement and the Merger Agreement or (ii) such activities or operations that would not materially delay or materially impair the consummation of the transactions contemplated hereby.

9.           Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder that:

9.1       Due Authority. The Company has the full power and capacity to make, enter into and carry out the terms of this Agreement. The Company is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of the Company’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 7.3(b), no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company, and this Agreement constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar applicable Laws affecting creditors’ rights and remedies generally.

10.         [Reserved].

11.         Miscellaneous.

11.1      No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct, indirect or beneficial ownership or incidence of ownership of or with respect to the Covered Shares. Without limiting this Agreement in any manner, rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and the Company shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as expressly provided herein.

11.2      Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

9

11.3      Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto, other than Section 4.1 and Sections 4.3-4.5, each of which may be modified, amended, altered or supplemented by Stockholder and Parent without consent of the Company. No waiver by any party of its rights hereunder shall be effective against such party unless the same shall be in writing. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

11.4      Expenses. Except as otherwise provided, all costs and expenses incurred in connection with this Agreement shall be paid by the party hereto incurring such cost or expense.

11.5      Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other party to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email:

(i)          if to the Stockholder, to:

The Public Investment Fund
Attention:	Turqi A. Alnowaiser, Deputy Governor and
Head of International Investments Division
Email:	[***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Sarkis Jebejian, P.C.
Maggie D. Flores, P.C.
Jonathan L. Davis, P.C.
Lee M. Blum
Email:	sarkis.jebejian@kirkland.com
maggie.flores@kirkland.com
Jonathan L. Davis, P.C.
lee.blum@kirkland.com

(ii)          if to Parent, to:

The Public Investment Fund
Attention:    Turqi A. Alnowaiser, Deputy Governor and
Head of International Investments Division
Email:	[***]

10

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Sarkis Jebejian, P.C.
Maggie D. Flores, P.C.
Jonathan L. Davis, P.C.
Lee M. Blum
Email:	sarkis.jebejian@kirkland.com
maggie.flores@kirkland.com
jonathan.davis@kirkland.com
lee.blum@kirkland.com

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:	Charles Ruck
Michael Anastasio
Ian Nussbaum
Email:	charles.ruck@lw.com
michael.anastasio@lw.com
ian.nussbaum@lw.com

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention:	Perry J. Shwachman
William R. Levi
Jonathan Blackburn
Email:	pshwachman@sidley.com
William.levi@sidley.com
jblackburn@sidley.com

(iii)        if to Company, to:

Electronic Arts Inc.
209 Redwood Shores Parkway
Redwood City, CA 94065
Attention:	Jacob J. Schatz, Executive Vice President,
Global Affairs and Chief Legal Officer
Email:	[***]

with a copy (which shall not constitute notice) to:

11

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019

Attention:	Edward D. Herlihy, Esq.
David K. Lam, Esq.
Eric M. Feinstein, Esq.
Email:	EDHerlihy@wlrk.com
DKLam@wlrk.com
EMFeinstein@wlrk.com

or to such other Person or addressees as has or have been designated in writing by the party to receive such notice provided above.  Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon transmission if sent by email (so long as there is no return error message or notification of non-delivery).  Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 11.5.

11.6      Enforcement; Governing Law and Venue.

(a)          The rights and remedies of the parties hereto shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)       This Agreement and any action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  In addition, each of the parties (i) expressly submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court of the United States of America within the State of Delaware) (the “Chosen Courts”), in the event any dispute between the parties (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (ii) agrees that it shall not bring any claim, action or proceeding against any other parties relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts.  Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 11.5, such service to become effective ten (10) days after such mailing.

12

11.7      Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

11.8     Documentation and Information. The Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of the Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), and any other information that Parent or the Company reasonably determines is required to be disclosed by applicable Law, in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, subject to providing the Stockholder with a reasonable opportunity to review and comment thereon (which comments shall be considered in good faith). The Stockholder acknowledges that Parent, Merger Sub and the Company, in Parent’s or the Company’s sole discretion, as applicable, may file this Agreement or a form hereof with the U.S. Securities and Exchange Commission (the “SEC”) or any other Governmental Authority.

11.9     Further Assurances. The Stockholder agrees, from time to time, at the reasonable request of the Company and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

11.10    Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement or that certain Interim Investors Agreement, dated as of the date hereof by and among Parent, Merger Sub, the Stockholder and the other Persons party thereto.

13

11.11    Reliance. The Stockholder has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and the Stockholder’s Representatives have had the full right and opportunity to consult with the Stockholder’s attorney, to the extent, if any, desired, they availed themselves of this right and opportunity, they have carefully read and fully understand this Agreement in its entirety and have had it fully explained to it by its counsel, is fully aware of the contents thereof and its meaning, intent and legal effect, that the Stockholder’s signatory hereto is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

11.12    Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

11.13    Assignment: Third Party Beneficiary. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Applicable Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void; provided, that the Stockholder is permitted to transfer or assign any of its rights or obligations under Section 4 in whole or in part to any of its Affiliates to whom any Covered Shares are transferred in accordance with Section 2 without the consent of any other party. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

14

11.14    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

11.15   Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

11.16   Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 11.16 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

11.17    No Recourse. All claims, obligations, liabilities and causes of action based upon, in respect of, arising under, by reason of, in connection with, or relating in any manner to this Agreement may be made only against (and are those solely of) the Persons that are expressly identified as parties in the preamble and signatories to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative, financing source, heir or assignee of, or any financial advisor or lender to, or successor to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative, financing source, heir or assignee of, or any financial advisor or lender to, or successor to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability, obligations, claims or causes of action based upon, in respect of, arising under, by reason of, in connection with, or relating in any manner to this Agreement, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any party hereto or otherwise, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made by a Nonparty Affiliate in, in connection with, or as an inducement to this Agreement.

15

11.18    Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the earlier to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof; provided that the provisions of this Article 11 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination; provided, however, that in no event shall any Stockholder have any liability for any monetary damages resulting from a breach of this Agreement other than in connection with a Willful and Material Breach of this Agreement by the Stockholder. For purposes hereof, “Willful and Material Breach” means a material breach of this Agreement that results from a willful or deliberate act or failure to act by a party that knows, or could reasonably be expected to have known, that the taking of such act or failure could result in such a material breach.

11.19    No Agreement until Executed. This Agreement shall not be effective unless and until (a) the Company Board has approved, for purposes of any applicable takeover Laws, and any applicable provision of the certification of incorporation or bylaws of the Company, the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby, including the Merger, and following such approval, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed and delivered by all parties hereto.

[Signature page follows]

16

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

OAK-EAGLE ACQUIRECO, INC.

By:	/s/ Turqi A. Alnowaiser
Name:	Turqi A. Alnowaiser
Title:	President, Vice President and Secretary

STOCKHOLDER:

THE PUBLIC INVESTMENT FUND

By:	/s/ Turqi A. Alnowaiser
Name: Turqi A. Alnowaiser
Title: Deputy Governor and Head of International Investments Division

COMPANY:

ELECTRONIC ARTS INC.

By:	/s/ Andrew Wilson
Name:	Andrew Wilson
Title:	Chief Executive Officer

Schedule A

Stockholder	Shares of Company Common Stock
The Public Investment Fund	24,807,932

Schedule A-1

Exhibit 10.2

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of September 28, 2025, by and among Electronic Arts Inc., a Delaware corporation (the “Company”), and the stockholders of the Company listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Oak-Eagle Acquireco, Inc., a Delaware corporation (“Parent”), Oak-Eagle Mergerco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;

WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d‑3 under the Securities Exchange Act of 1934 (the “Exchange Act”, as amended), which meaning will apply for all purposes of this Agreement; provided, that all options, warrants, restricted stock units and other convertible securities are included even if not exercisable within sixty (60) days of the date hereof) of the number of shares of common stock, par value $0.01 per share, of the Company (the “Company Stock”) as set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Company Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares” and, the Owned Shares together with such Stockholder’s Additional Shares (as defined herein), such Stockholder’s “Covered Shares”);

WHEREAS, the Company Board has, by unanimous vote of the directors voting, (a) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the Merger Agreement, (c) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby upon the terms and subject to the conditions contained therein, (d) resolved to recommend that the stockholders of the Company vote to adopt the Merger Agreement, in each case on the terms and subject to the conditions set forth in the Merger Agreement and (e) directed that the Merger Agreement be submitted to the Company’s stockholders for their adoption; and

WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Additional Shares” means, with respect to a Stockholder, any additional shares of Company Stock or other voting securities of the Company that such Stockholder may acquire record and/or beneficial ownership of after the date hereof (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or issued upon the exercise of any options, the settlement of any restricted stock or other conversion of any convertible securities).

“Expiration Time” means the earlier to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article VIII thereof, (c) the Company Board effecting a Change of Recommendation, or (d) with respect to Section 2 only, receipt by the Company of the Company Stockholder Approval.

“Lien” means any lien, encumbrance, hypothecation, adverse claim, charge, mortgage, security interest, pledge or option, proxy, right of first refusal or first offer, preemptive right, deed of trust, servitude, voting agreement, voting trust, transfer restriction or any other similar restriction.

“Permitted Lien” means (a) any Lien arising under this Agreement, (b) any applicable restrictions on transfer under the Securities Act and (c) with respect to Company Options or Company RSU Awards, any Lien created by the terms of any applicable Company Stock Plan or award agreement thereunder.

2.            Agreement to Vote the Covered Shares.

2.1         From the execution and delivery of this Agreement until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement or recess thereof),  and in any other circumstance, however called, including in connection with any request for an action by consent of the Company’s stockholders in lieu of a meeting, each Stockholder shall vote (including by providing proxy) or execute and deliver a consent with respect to, all of such Stockholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including by providing proxy) or execute and deliver a consent with respect to all of such Stockholder’s Covered Shares):

(a)           in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement;

(b)           in favor of the adoption of any amended and restated Merger Agreement or amendment to the Merger Agreement;

2

(c)          in favor of the approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes present for there to be a quorum or for the adoption of the Merger Agreement (or any amendment thereto) on the date on which such meeting is held, or if the Company or Parent proposes or requests such adjournment or proposal, in each case, in accordance with the Merger Agreement; and

(d)           against any Acquisition Proposal or any action or proposal in furtherance of any Acquisition Proposal, including, in each case, any Superior Proposal, without regard to the terms thereof.

2.2          From the execution and delivery of this Agreement until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement or recess thereof), each Stockholder shall appear in person at such meeting or shall cause such Stockholder’s Covered Shares to be represented by proxy and shall otherwise cause all of such Stockholder’s Covered Shares to be counted for the purposes of establishing a quorum at such meeting (or, with respect to any such Covered Shares that such Stockholder owns beneficially but not of record, such Stockholder shall cause the holder(s) of record of such shares as of any applicable record date for determining such stockholders entitled to vote at the meeting to be represented in person or by such proxy at such meeting as provided herein and to be counted as present for purposes of establishing a quorum). Each Stockholder hereby appoints the Company and any designee of the Company, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), as its proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote or act by written consent during the term of this Agreement with respect to the Covered Shares in accordance with Section 2.1 hereof in the event the Stockholder fails to comply with its obligation under this Agreement or attempts or purports to vote (or provide consent with respect to), or cause any other Person to vote or provide consent with respect to, the Stockholder’s Covered Shares in a manner inconsistent with the terms of this Agreement. This proxy and power of attorney is given to secure the performance of the duties of the Stockholders under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by such Stockholder with respect to the Covered Shares. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

3.           Waiver of Appraisal Rights and Certain Other Actions. Each Stockholder hereby irrevocably and unconditionally waives and agrees not to exercise any and all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder with respect to the Merger.

3

4.           Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder and/or beneficial owner of such Stockholder’s Covered Shares. Without limiting the terms of the Merger Agreement in any respect, nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any Stockholder or its Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board (in any such director’s capacity as such) or any such Stockholder, in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations to the extent acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. Without limiting the terms of the Merger Agreement in any respect, no action taken (or omitted to be taken), including but not limited to any action contemplated by Section 3 hereof, by any such designee, beneficial owner or Stockholder taken (or omitted to be taken) by such person in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, shall be deemed to constitute a breach of this Agreement.

5.           Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to the Company that:

5.1          Due Authority. Such Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement and the other definitive documentations contemplated hereby. If an entity, such Stockholder is duly organized, validly existing and in good standing (to the extent such concept exists) in accordance with the laws of its jurisdiction of formation, as applicable. The execution and delivery of this Agreement, the performance of such Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder, and this Agreement constitutes a valid and binding obligation of such Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar applicable Laws affecting or relating to creditors’ rights generally and equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.2         Ownership of the Covered Shares. (a) Such Stockholder is, as of the date hereof, the beneficial and/or record owner of such Stockholder’s Covered Shares, all of which are free and clear of any Liens, other than Permitted Liens, and (b) subject only to community property laws, if applicable, such Stockholder has sole voting power over all of such Stockholder’s Covered Shares and no person (other than such Stockholder and any person under common control with such Stockholder) has a right to acquire any of the Covered Shares held by such Stockholder. Such Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, such Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares, except as set forth on Schedule A.

4

5.3          No Conflict: Consents.

(a)          The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement does not and will not: (i) violate any  Laws applicable to such Stockholder or (ii) result in any breach of or constitute a default under any Contract or obligation to which such Stockholder is a party or by which such Stockholder is subject or (iii)  if an entity, violate the certificate of incorporation, bylaws, operating agreement, limited partnership agreement or any equivalent organizational or governing documents of such Stockholder, in each case of clauses (i) through (iii), except for such violations, breaches or defaults as would not materially delay or materially impair the ability of such Stockholder to perform its obligations under this Agreement.

(b)          No consent, approval, order or authorization of, or registration, declaration or, except as required under the HSR Act or in compliance with any applicable requirements of any other Regulatory Laws, any competition, antitrust and investment laws or regulations of any jurisdiction or by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the performance by such Stockholder of its obligations under this Agreement.

5.4          Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder that would reasonably be expected to prevent, materially delay or materially impair the ability of such Stockholder to perform its obligations under this Agreement.

5.5          Brokers. No broker, finder, financial advisor, investment banker or other agent is entitled to any brokerage, finder’s, financial advisor’s, investment banking or other similar fee or commission payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby based upon arrangements made by or, to the knowledge of such Stockholder, on behalf of such Stockholder.

6.          Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder that the Company has the full power and capacity to make, enter into and carry out the terms of this Agreement. The Company is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder have been validly authorized, and assuming the accuracy of the representations and warranties set forth in Section 5.3(b), no other consents or authorizations are required to give effect to this Agreement. This Agreement has been duly and validly executed and delivered by the Company, and this Agreement constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar applicable Laws affecting creditors’ rights and remedies generally.

7.           Miscellaneous.

7.1         No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct, indirect or beneficial ownership or incidence of ownership of or with respect to the Covered Shares. Without limiting this Agreement in any manner, rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and the Company shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as expressly provided herein.

5

7.2         Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

7.3          Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto. No waiver by any party of its rights hereunder shall be effective against such party unless the same shall be in writing. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

7.4          Expenses. Except as otherwise provided, all costs and expenses incurred in connection with this Agreement shall be paid by the party hereto incurring such cost or expense.

7.5          Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other party to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email:

(i)           if to the Company or the Stockholder, to:

Electronic Arts Inc.
209 Redwood Shores Parkway
Redwood City, CA 94065
Attention:	Jacob J. Schatz, Executive Vice President,
Global Affairs and Chief Legal Officer
Email:	[***]

with a copy (which shall not constitute notice) to:

6

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Attention:	Edward D. Herlihy, Esq.
David K. Lam, Esq.
Eric M. Feinstein, Esq.
Email:	EDHerlihy@wlrk.com
DKLam@wlrk.com
EMFeinstein@wlrk.com

or to such other Person or addressees as has or have been designated in writing by the party to receive such notice provided above.  Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon transmission if sent by email (so long as there is no return error message or notification of non-delivery).  Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 7.5.

7.6          Enforcement; Governing Law and Venue.

(a)          The rights and remedies of the parties hereto shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)          This Agreement and any action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.  In addition, each of the parties (i) expressly submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court of the United States of America within the State of Delaware) (the “Chosen Courts”), in the event any dispute between the parties (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (ii) agrees that it shall not bring any claim, action or proceeding against any other parties relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts.  Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 7.5, such service to become effective ten (10) days after such mailing.

7

7.7         Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.7.

7.8          Documentation and Information.  Each Stockholder consents to and authorizes the publication and disclosure by the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), and any other information that the Company reasonably determines is required to be disclosed by applicable Law, in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Each Stockholder acknowledges that the Company, in its sole discretion, may file this Agreement or a form hereof with the U.S. Securities and Exchange Commission (the “SEC”) or any other Governmental Authority. Such Stockholder agrees to promptly give the Company any information it may reasonably request for the preparation of any such disclosure documents.

7.9          Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of the Company and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

7.10        Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

8

7.11        Reliance. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

7.12       Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

7.13        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Applicable Law or otherwise) without the prior written consent of the other parties, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

7.14        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9

7.15       Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

7.16       Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 7.16 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

7.17       No Recourse. All claims, obligations, liabilities and causes of action based upon, in respect of, arising under, by reason of, in connection with, or relating in any manner to this Agreement may be made only against (and are those solely of) the Persons that are expressly identified as parties in the preamble and signatories to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative, financing source, heir or assignee of, or any financial advisor or lender to, or successor to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, equityholder, Affiliate, agent, attorney, representative, financing source, heir or assignee of, or any financial advisor or lender to, or successor to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any liability, obligations, claims or causes of action based upon, in respect of, arising under, by reason of, in connection with, or relating in any manner to this Agreement, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any party hereto or otherwise, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made by a Nonparty Affiliate in, in connection with, or as an inducement to this Agreement.

10

7.18       Termination. This Agreement shall automatically terminate without further action by any of the parties hereto and shall have no further force or effect as of the Expiration Time; provided that the provisions of this Article 7 shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party hereto from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination; provided, however, that in no event shall any Stockholder have any liability for any monetary damages resulting from a breach of this Agreement other than in connection with a Willful and Material Breach of this Agreement by such Stockholder. For purposes hereof, “Willful and Material Breach” means a material breach of this Agreement that results from a willful or deliberate act or failure to act by a Party that knows, or could reasonably be expected to have known, that the taking of such act or failure could result in such a material breach.

7.19       No Agreement until Executed. This Agreement shall not be effective unless and until (i) the Company Board has approved, for purposes of any applicable takeover Laws, and any applicable provision of the certification of incorporation or bylaws of the Company, the Merger Agreement, this Agreement and the transactions contemplated hereby and thereby, including the Merger, and following such approval, (ii) the Merger Agreement is executed by all parties thereto and (iii) this Agreement is executed and delivered by all parties hereto.

[Signature page follows]

11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY:

ELECTRONIC ARTS INC.

By:
Name: Andrew Wilson
Title: Chief Executive Officer

STOCKHOLDER:

[●]

By:
Name:

Schedule A

Stockholder	Shares of Company Common Stock
[●]	[●]

Exhibit 99.1

EA Announces Agreement to be Acquired by PIF, Silver Lake, and Affinity Partners
for $55 Billion

Accelerates EA’s Strategic Vision to Advance the Future of Entertainment

Stockholders to Receive $210 Per Share in Cash Representing 25% Premium to Unaffected Share Price

Transaction Represents Largest All-Cash Sponsor Take-Private Investment in History

REDWOOD CITY, Calif. – September 29, 2025 – Electronic Arts Inc. (NASDAQ: EA) (“EA” or the “Company”), a global leader in interactive entertainment, today announced that it has entered into a definitive agreement to be acquired by an investor consortium (“the Consortium”) comprised of PIF, Silver Lake, and Affinity Partners in an all-cash transaction that values EA at an enterprise value of approximately $55 billion. The transaction positions EA to accelerate innovation and growth to build the future of entertainment.

Under the terms of the agreement, the Consortium will acquire 100% of EA, with PIF rolling over its existing 9.9% stake in the Company. EA stockholders will receive $210 per share in cash. The per share purchase price represents a 25% premium to EA’s unaffected share price of $168.32 at market close on September 25, 2025, the last fully unaffected trading day, and a premium to EA’s unaffected all-time high of $179.01 at market close on August 14, 2025.

PIF, Silver Lake, and Affinity Partners bring deep sector experience, committed capital, and global portfolios with networks across gaming, entertainment, and sports that offer unique possibilities for EA to blend physical and digital experiences, enhance fan engagement, and create new growth opportunities. The transaction represents the largest all-cash sponsor take-private investment in history, with the Consortium partnering closely with EA to enable the Company to move faster and unlock new opportunities on a global stage.

“Our creative and passionate teams at EA have delivered extraordinary experiences for hundreds of millions of fans, built some of the world’s most iconic IP, and created significant value for our business. This moment is a powerful recognition of their remarkable work,” said Andrew Wilson, Chairman & CEO of Electronic Arts. “Looking ahead, we will continue to push the boundaries of entertainment, sports, and technology, unlocking new opportunities. Together with our partners, we will create transformative experiences to inspire generations to come. I am more energized than ever about the future we are building.”

“PIF is uniquely positioned in the global gaming and esports sectors, building and supporting ecosystems that connect fans, developers, and IP creators,” said Turqi Alnowaiser, Deputy Governor and Head of International Investments at PIF. “PIF has demonstrated a strong commitment to these sectors, and this partnership will help further drive EA’s long-term growth, while fueling innovation within the industry on a global scale.”

“This investment embodies Silver Lake’s mission to partner with exceptional management teams at the highest quality companies. EA is a special company: a global leader in interactive entertainment, anchored by its premier sports franchise, with accelerating revenue growth and strong and scaling free cash flow. We are honored to invest and partner with Andrew – an extraordinary CEO who has doubled revenue, nearly tripled EBITDA, and driven a fivefold increase in market cap during his tenure,” said Egon Durban, Co-CEO and Managing Partner of Silver Lake. “The future for EA is bright, we are going to invest heavily to grow the business and we are excited to support Andrew and the EA team as the company accelerates innovation, expands its reach worldwide, and continues to deliver incredible experiences to players and fans across generations.”

“Electronic Arts is an extraordinary company with a world-class management team and a bold vision for the future. I've admired their ability to create iconic, lasting experiences, and as someone who grew up playing their games -- and now enjoys them with his kids -- I couldn't be more excited about what's ahead,” said Jared Kushner, Chief Executive Officer of Affinity Partners.

“The Board carefully evaluated this opportunity and concluded it delivers compelling value for stockholders and is in the best interests of all stakeholders,” said Luis A. Ubiñas, Lead Independent Director of EA’s Board of Directors. “We are pleased that this transaction delivers immediate and certain cash value to our stockholders while strengthening EA’s ability to continue building the communities and experiences that define the future of entertainment.”

Transaction Details

The transaction was approved by EA’s Board of Directors, is expected to close in Q1 FY27 and is subject to customary closing conditions, including receipt of required regulatory approvals and approval by EA stockholders. Following the close of the transaction, EA’s common stock will no longer be listed on any public market.

The transaction will be funded by a combination of cash from each of PIF, Silver Lake, and Affinity Partners as well as roll-over of PIF’s existing stake in EA, constituting an equity investment of approximately $36 billion, and $20 billion of debt financing fully and solely committed by JPMorgan Chase Bank, N.A., $18 billion of which is expected to be funded at close. Each of PIF, Silver Lake, and Affinity Partners plan to fund the equity component of the financing entirely from capital under their respective control.

Upon completion of the transaction, EA will remain headquartered in Redwood City, California and continue to be led by Andrew Wilson as CEO.

Advisors

Goldman Sachs & Co. LLC is serving as EA’s financial advisor and Wachtell, Lipton, Rosen & Katz is serving as EA’s legal advisor.

Kirkland & Ellis LLP is serving as legal counsel to the Consortium. Kirkland & Ellis LLP is serving as lead legal counsel for PIF with specialized counsel from Gibson, Dunn & Crutcher LLP. Latham & Watkins LLP and Simpson Thacher & Bartlett LLP are serving as Silver Lake’s legal counsel. Sidley Austin LLP is serving as Affinity Partners’ legal counsel.

J.P. Morgan Securities LLC is serving as financial advisor to the Consortium.

As a result of this announcement, for its Q2 FY26 earnings release scheduled for October 28, 2025, EA will release financial and operational results through a press release and will not hold a conference call or webcast.

About Electronic Arts

Electronic Arts (NASDAQ: EA) is a global leader in digital interactive entertainment. The Company develops and delivers games, content and online services for Internet-connected consoles, mobile devices and personal computers.

In fiscal year 2025, EA posted GAAP net revenue of approximately $7.5 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality brands such as EA SPORTS FC™, Battlefield™, Apex Legends™, The Sims™, EA SPORTS™ Madden NFL, EA SPORTS™ College Football, Need for Speed™, Dragon Age™, Titanfall™, Plants vs. Zombies™ and EA SPORTS F1®. More information about EA is available at www.ea.com/news.

EA, EA SPORTS, EA SPORTS FC, Battlefield, Need for Speed, Apex Legends, The Sims, Dragon Age, Titanfall, and Plants vs. Zombies are trademarks of Electronic Arts Inc. John Madden, NFL, FIFA and F1 are the property of their respective owners and used with permission.

About PIF

PIF is one of the world’s most impactful investors, enabling the creation of key sectors and opportunities that help shape the global economy, deliver returns and drive the economic transformation of Saudi Arabia. The gaming and esports industry is one of its priority sectors, contributing to the diversification of the local economy, while at the same time driving investment returns.

About Silver Lake

Silver Lake is a global technology investment firm, with more than $110 billion in combined assets under management and committed capital and a team of professionals based in North America, Europe and Asia. Silver Lake’s portfolio companies collectively generate approximately $260 billion of revenue annually and employ approximately 448,000 people globally.

About Affinity Partners

Affinity Partners is a Miami-based investment firm founded in 2021 by Jared Kushner. With over $5.4B under management and a team of 30+ professionals, Affinity focuses on growth equity, financial services, and technology investments at scale, with a flexible mandate across industries and geographies.

Cautionary Statement Regarding Forward-Looking Statements

Some statements set forth in this release contain forward-looking statements that are subject to change.  Statements including words such as “anticipate,” “believe,” “expect,” “intend,” “estimate,” “plan,” “predict,” “seek,” “goal,” “will,” “may,” “likely,” “should,” “could” (and the negative of any of these terms), “future” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters may identify forward-looking statements.  These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the transaction. These forward-looking statements are based on various assumptions, whether or not identified in this press release, are not guarantees of future performance and reflect management’s current expectations.  Our actual performance could differ materially from those discussed in the forward-looking statements.  Some of the factors which could cause the Company’s results to differ materially from its expectations include the following: the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction or cause the parties to abandon the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed transaction; the possibility that the Company’s stockholders may not approve the proposed transaction; the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of the Company’s business resulting from the transaction, including disruption of management time from ongoing business operations due to the proposed transaction; risks relating to certain restrictions during the pendency of the proposed transaction that may impact the ability of the Company to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock, including if the proposed transaction is not consummated; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally; and the risks and uncertainties that will be described in the proxy statement available from sources indicated below. Further information on factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements is described in Part I, Item 1A of Electronic Arts’ latest Annual Report on Form 10-K under the heading “Risk Factors”, as well as in Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents we have filed with the Securities and Exchange Commission (the “SEC”).  These filings are available on the investor relations section of the Company’s website at https://ir.ea.com or on the SEC’s website at https://www.sec.gov.  The forward-looking statements made in this press release are current only as of the date hereof.  Electronic Arts assumes no obligation to revise or update any forward-looking statement, except as required by law.

Additional Information and Where to Find It

In connection with the proposed transaction between the Investor Group and the Company, the Company will file with the SEC a preliminary Proxy Statement of the Company (the “Proxy Statement”). The Company plans to mail to its stockholders a definitive Proxy Statement in connection with the proposed transaction. THE COMPANY URGES YOU TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE INVESTOR GROUP, THE PROPOSED TRANSACTION AND RELATED MATTERS. You will be able to obtain a free copy of the Proxy Statement and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at https://www.sec.gov. You also will be able to obtain a free copy of the Proxy Statement and other documents (when available) filed by the Company with the SEC by accessing the investor relations section of the Company’s website at https://ir.ea.com or by contacting the Company’s investor relations department at ir@ea.com or calling (650) 628-0406.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the merger.

Information regarding the directors and executive officers of the Company is set forth (i) in the Company’s definitive proxy statement for its 2025 Annual Meeting of Stockholders, including under the headings “Proposal 1: Election of Directors,” “Compensation Discussion and Analysis,” “Executive Compensation Tables,” “Security Ownership of Certain Beneficial Owners and Management” and “Related Persons Transactions,” which was filed with the SEC on June 24, 2025 and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0000712515/000130817925000556/ea014143-def14a.htm, and (ii) to the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in the Company’s definitive proxy statement for its 2025 Annual Meeting of Stockholders, such changes have been or will be reflected on Initial Statement of Beneficial Ownership of Securities on Form 3, Statement of Changes in Beneficial Ownership on Form 4, or Annual Statement of Changes in Beneficial Ownership on Form 5 filed with the SEC, which are available at EDGAR Search Results https://www.sec.gov/edgar/browse/?CIK=712515&owner=only.

Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. You may obtain free copies of these documents through the website maintained by the SEC at https://www.sec.gov.

CONTACTS

For EA:

Investors
Andrew Uerkwitz
Vice President, Investor Relations
650-674-7191
auerkwitz@ea.com

Media
Justin Higgs
Vice President, Corporate Communications
925-502-9253
jhiggs@ea.com

Jenny Gore/Hannah Dunning/Chloe Clifford
ea@fgsglobal.com

For the Consortium:

Media
Danya Al-Qattan/Kate Gorgi/Monique Sidhom
psa@fgsglobal.com